As filed with the Securities and Exchange Commission on June 23, 2014

Registration No. 333-196288

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Brixmor Property Group Inc.

(Exact name of registrant as specified in governing instruments)

Brixmor Property Group Inc.

420 Lexington Avenue

New York, New York 10170

Tel: (212) 869-3000

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Steven F. Siegel

Executive Vice President and General Counsel

Brixmor Property Group Inc.

420 Lexington Avenue

New York, New York 10170

Tel: (212) 869-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Joshua Ford Bonnie Edgar J. Lewandowski Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017-3954 Telephone: (212) 455-2000 Facsimile: (212) 455-2502	David J. Goldschmidt Phyllis G. Korff Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Telephone: (212) 735-3000 Facsimile: (212) 735-2000

Approximate date of commencement of proposed sale to the public: As soon as is practicable after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders many not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale thereof is not permitted.

Subject to Completion

Preliminary Prospectus dated June 23, 2014

PRELIMINARY PROSPECTUS

25,000,000 Shares

Brixmor Property Group Inc.

Common Stock

The selling stockholders named in this prospectus are offering 25,000,000 shares of our common stock. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

Our common stock is listed on The New York Stock Exchange (the “NYSE”) under the symbol “BRX.” On June 20, 2014 the last sale price of our common stock as reported on the NYSE was $22.34 per share.

We have elected to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. Shares of our common stock are subject to limitations on ownership and transfer that are primarily intended to assist us in maintaining our qualification as a REIT. Our charter contains certain restrictions relating to the ownership and transfer of our common stock, including, subject to certain exceptions, a 9.8% limit, in value or by number of shares, whichever is more restrictive, on the ownership of outstanding shares of our common stock and a 9.8% limit, in value, on the ownership of shares of our outstanding stock. See “Description of Stock—Restrictions on Ownership and Transfer.”

See “Risk Factors” beginning on page 20 to read about factors you should consider before buying shares of common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$

Underwriting discount (1)	$	$

Proceeds, before expenses, to selling stockholders	$	$

(1)	Please see the section entitled “Underwriting” for a complete description of the compensation payable to the underwriters.

To the extent that the underwriters sell more than 25,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 3,750,000 shares from the selling stockholders at the public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on                     , 2014.

BofA Merrill Lynch	Citigroup	J.P. Morgan	Wells Fargo Securities

Barclays	Deutsche Bank Securities	RBC Capital Markets	UBS Investment Bank

PNC Capital Markets LLC	Mitsubishi UFJ Securities	SunTrust Robinson Humphrey	Baird

Piper Jaffray	KeyBanc Capital Markets	Evercore	Telsey Advisory Group

Prospectus dated                     , 2014.

Kroger
Food & Drug

Walmart

T·J·maxx
home

publix
FOOD & PHARMACY
ENTRANCE

BRIXMOR™

Property Group

You should rely only on the information contained or incorporated by reference in this prospectus or in any free writing prospectus we may authorize to be delivered to you. None of us, the selling stockholders, or the underwriters have authorized anyone to provide you with additional or different information. The selling stockholders and the underwriters are offering to sell, and seeking offers to buy, our shares only in jurisdictions where offers and sales thereof are permitted. The information contained in or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our shares.

Except where the context requires otherwise, references in this prospectus to “Brixmor,” “we,” “our,” “us” and the “company” refer to Brixmor Property Group Inc., together with its consolidated subsidiaries. References to our “common stock” refer to the common stock, $0.01 par value per share, of Brixmor Property Group Inc.

In connection with our November 2013 initial public offering (the “IPO”), certain investment funds affiliated with The Blackstone Group L.P. (together with such affiliates, “Blackstone” or our “Sponsor”) contributed interests in 43 properties (the “Acquired Properties”) to us in exchange for OP Units (as defined below) having a value equivalent to the value of the Acquired Properties, and we transferred to our Sponsor or otherwise disposed on behalf of our Sponsor interests in 47 properties that were historically held in our portfolio (the “Non-Core Properties”). We refer to these contributions and transfers or disposals as the “IPO Property Transfers” and to the properties we owned after giving effect to the IPO Property Transfers as our “IPO Portfolio.” Unless the context requires otherwise, when describing our portfolio of properties throughout this prospectus, we are referring to our IPO Portfolio. Throughout this prospectus, “Same Property Portfolio” refers to all properties in the IPO Portfolio that we owned on February 28, 2011, when our Sponsor agreed to acquire us (the “Sponsor Contract Date”), and that we continue to own as of the date of this prospectus. The Same Property Portfolio does not include any of the Acquired Properties or the Non-Core Properties.

We refer to shares of our common stock, shares (“BPG Subsidiary Shares”) of common stock of BPG Subsidiary Inc. (“BPG Subsidiary”) and common units of partnership interest (“OP Units”) in Brixmor Operating Partnership LP (our “Operating Partnership”), collectively, as “Brixmor Interests.” We use the term “Outstanding

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BPG Subsidiary Shares” to refer to the BPG Subsidiary Shares held by persons other than Brixmor Property Group Inc. and to the term “Outstanding OP Units” to refer to the OP Units not held by Brixmor Property Group Inc., BPG Subsidiary or its wholly-owned subsidiary. We use the term “Outstanding Brixmor Interests” to refer, collectively, to the outstanding shares of our common stock, the Outstanding BPG Subsidiary Shares and the Outstanding OP Units.

In this prospectus:

•

“annualized base rent,” or “ABR,” as of a specified date means monthly base rent as of such date, under leases which have been signed or commenced as of the specified date multiplied by 12. Annualized base rent (i) excludes tenant reimbursements or expenses borne by the tenants, such as the expenses for real estate taxes and insurance and common area and other operating expenses, (ii) does not reflect amounts due per percentage rent lease terms, (iii) is calculated on a cash basis and differs from how rent is calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for purposes of financial statements and (iv) does not include any ancillary income at a property;

•	“ABR per sq. ft.,” or “ABR/SF,” is calculated as ABR divided by leased GLA, excluding ground leases;

•	“blended lease spreads” means combined spreads for new and renewal leases (including exercised options) on comparable leases;

•

“community shopping center” means a shopping center that meets the International Council of Shopping Centers’ (“ICSC”) definition of community center. ICSC generally defines a community center as a shopping center with general merchandise or convenience-oriented merchandise. Although similar to a neighborhood center (as defined below), a community shopping center offers a wider range of apparel and other soft goods than a neighborhood center. Community centers range from 125,000 to 400,000 sq. ft. in GLA and are usually configured in a straight line as a strip and are commonly anchored by discount stores, supermarkets, drugstores and large specialty discount stores;

•	“comparable leases” include only those spaces that were occupied within the prior 12 months;

•	“gross leasable area,” or “GLA,” represents the total amount of property square footage that can generate income by being leased to tenants;

•

“leased GLA” includes the aggregate GLA of all leases in effect on a given date, including those that are fully executed but as to which the tenant has not yet opened for business and/or not yet commenced the payment of rent;

•	“LIBOR” means London Interbank Offered Rate;

•

“Metropolitan Statistical Area,” or “MSA,” is defined by the United States Office of Management and Budget (“OMB”) as a region associated with at least one urbanized area that has a population of at least 50,000 and comprises the central county or counties containing the core, plus adjacent outlying counties having a high degree of social and economic integration with the central county or counties as measured through commuting;

•

“neighborhood shopping center” means a shopping center that meets ICSC’s definition of neighborhood center. ICSC generally defines a neighborhood center as a shopping center with offerings that are convenience-oriented. Neighborhood centers range from 30,000 to 125,000 sq. ft. in GLA and are generally anchored by a supermarket;

•

“net operating income,” or “NOI,” is calculated as total property revenues (minimum rent, percentage rents, and recoveries from tenants and other income) less direct property operating expenses (operating and maintenance and real estate taxes) from the properties owned by us. NOI excludes corporate level income (including management, transaction, and other fees). NOI is a supplemental, non-GAAP measure utilized to evaluate the operating performance of real estate companies and is frequently used by securities analysts, investors and other interested parties in understanding business and operating results regarding the underlying economics of our business operations. NOI is not intended to be a

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performance measure that should be regarded as an alternative to, or more meaningful than, net income (determined in accordance with GAAP) or other GAAP financial measures. Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Computation of NOI may differ in certain respects from the methodology utilized by other REITs and, therefore, may not be comparable to such other REITs. See “Summary—Summary Financial and Other Data” for additional information;

•	“new lease spreads” mean spreads on only those spaces that were occupied within the prior 12 months;

•	“NOI yield” is calculated as projected NOI over incremental cost of a given anchor space repositioning / redevelopment project;

•	“occupancy” or “percent leased,” in reference to percentage of GLA that is leased, includes lease agreements that have been signed but not yet commenced;

•	“PSF” means per square foot (“sq. ft.”) of GLA;

•

“redevelopment properties” are larger scale projects that typically involve substantial demolition of a portion of a shopping center to accommodate one or more new retailers. These projects typically involve new construction and site infrastructure costs;

•	“renewal leases” includes expiring leases renewed with the same tenant or the exercise of options by tenants to extend the term of expiring leases. All other leases are categorized as new;

•	“renewal lease spreads” mean spreads on leases rolling over with the same tenant in the same location;

•

“rent growth” is calculated as ABR in the final year of the lease compared to ABR in the first year of the new lease, and includes all leases in effect, including those that have been signed but not yet commenced;

•

“same property net operating income,” or “same property NOI,” is calculated (using properties owned as of the end of both reporting periods and for the entirety of both periods excluding properties classified as discontinued operations), as rental income (minimum rent, percentage rents, tenant recoveries and other property income) less rental operating expenses (property operating expenses, real estate taxes and bad debt expense) of the properties owned by us. Same property NOI excludes corporate level income (including transaction and other fees), lease termination income, straight-line rent and amortization of above and below-market leases of the same property pool from the prior year reporting period to the current year reporting period. Same property NOI is a supplemental, non-GAAP financial measure utilized to evaluate the operating performance of real estate companies and is frequently used by securities analysts, investors and other interested parties in understanding business and operating results regarding the underlying economics of our business operations. It includes only the net operating income of properties owned for the full period presented, which eliminates disparities in net income due to the acquisition or disposition of properties during the period presented, and therefore, provides a more consistent metric for comparing the performance of properties. Management uses same property NOI to review operating results for comparative purposes with respect to previous periods or forecasts, and also to evaluate future prospects. Same property NOI is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, net income (determined in accordance with GAAP) or other GAAP financial measures. Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and, accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Computation of same property NOI may differ in certain respects from the methodology utilized by other REITs and, therefore, may not be comparable to such other REITs. See “Summary—Summary Financial and Other Data” for more information regarding our use of same property NOI; and

•	“small shop space” means space of less than 10,000 sq. ft. of GLA.

The sums or percentages, as applicable, of certain tables and charts included in this prospectus may not foot due to rounding.

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SUMMARY

This summary does not contain all of the information that you should consider before investing in shares of our common stock. You should read this entire prospectus and the documents incorporated by reference herein carefully before making an investment decision, especially the risks discussed under “Risk Factors” and our financial statements and the related notes which are incorporated by reference herein, before you decide to invest in shares of our common stock.

Brixmor

Brixmor is an internally-managed REIT that owns and operates the largest wholly-owned portfolio of grocery-anchored community and neighborhood shopping centers in the United States. Our IPO Portfolio is comprised of 522 shopping centers totaling approximately 87 million sq. ft. of gross leasable area (“GLA”). 521 of these shopping centers are 100% owned. Our high quality national portfolio is well diversified by geography, tenancy and retail format, with 70% of our shopping centers anchored by market-leading grocers. Our four largest tenants by annualized base rent (“ABR”) are The Kroger Co. (“Kroger”), The TJX Companies, Inc. (“TJX Companies”), Wal-Mart Stores, Inc. (“Walmart”) and Publix Super Markets, Inc. (“Publix”). Our community and neighborhood shopping centers provide a mix of necessity and value-oriented retailers and are primarily located in the top 50 Metropolitan Statistical Areas (“MSAs”), surrounded by dense populations in established trade areas. Our company is led by a proven management team that is supported by a fully-integrated, scalable retail real estate operating platform.

A number of trends and factors have driven, and we believe will continue to drive, our internal growth. Since February 28, 2011, when our Sponsor agreed to acquire us (the “Sponsor Contract Date”), for our Same Property Portfolio we have:

•	increased occupancy for 13 consecutive quarters on a year-over-year basis to 92.4% at March 31, 2014;

•	increased our total ABR for 31 consecutive months through March 2014;

•	executed 2,180 new leases for approximately 10.8 million sq. ft. of GLA;

•

achieved positive new and renewal lease spreads over each of the past 13 quarters, including 30% and 8%, respectively, in the twelve months ended March 31, 2014, and three consecutive quarters of blended spreads of 10.5% or better; and

•

realized same property net operating income (“NOI”) growth for our Same Property Portfolio of 4.0% for the year ended December 31, 2013 and 3.8% for the three months ended March 31, 2014, in each case in comparison to the corresponding prior year period. Additional information regarding same property NOI of our Same Property Portfolio, including a reconciliation of same property NOI of our Same Property Portfolio to net income (loss), is included below in “—Summary Financial and Other Data.”

We believe that our IPO Portfolio provides us with further opportunity for meaningful NOI growth over the coming years and that the key drivers of this growth will be a combination of occupancy increases across both our “anchor” (spaces of greater than or equal to 10,000 sq. ft. of GLA) and “small shop” (spaces of less than 10,000 sq. ft. of GLA) space, positive rent spreads from below-market in-place rents and significant near-term lease rollover, through annual contractual rent increases across the portfolio and the realization of embedded anchor space repositioning / redevelopment opportunities.

Our Shopping Centers

Since the Sponsor Contract Date, we have improved the overall operating performance of our portfolio and have also significantly enhanced the quality of our shopping center portfolio through the IPO Property Transfers, other divestitures of other non-core assets, proactive leasing strategies and anchor space repositioning / redevelopment.

The following table provides summary information regarding our IPO Portfolio as of March 31, 2014.

Summary of IPO Portfolio

Number of shopping centers	522
Gross leasable area (sq. ft.)	86.7 million
Percent grocery-anchored shopping centers (1)	70%
Average shopping center GLA (sq. ft.)	166,100
Occupancy	92%
Average ABR/SF	$ 12.01
Percent of ABR in top 50 U.S. MSAs	65%
Percent of grocer anchors that are #1 or #2 in their respective markets (2)	77%
Average sales per square foot of GLA (“PSF”) of reporting grocers (3)	$ 525
Average population density (4)	183,000
Average household income (4)	$ 79,000

(1)	Based on total number of shopping centers.
(2)	References in this prospectus or in documents incorporated by reference to grocer anchors that are #1 or #2 are based on a combination of industry sources and management estimates of market share in these grocers’ respective markets and include all grocers identified by management as “specialty” grocers. Of the 292 of 377 total grocer anchors that we have identified as #1 or #2, 170 (58%) are identified as having #1 or #2 market share by industry sources, 100 (34%) are specialty grocers and the remaining 22 (8%) are identified as having #1 or #2 market share based on management estimates where the industry sources utilized did not cover the relevant markets. Grocers that operate within a market under a shared banner but are owned by different parent companies and grocers that operate within a market under different banners but share a parent company are grouped as a single grocer.
(3)	Based on the most recent tenant reported information available as of May 27, 2014. Reporting grocers represent 75% (282 of 377) of total grocers. We believe average sales PSF of reporting grocers is representative of the average sales PSF of total grocers, which include 25% (95 of 377) of total grocers that are not required by the terms of their leases to report sales data to us.
(4)	Demographics based on five-mile radius and weighted by ABR. Based on U.S. Census data.

Developments Since Our Initial Public Offering

Since completing our IPO on November 4, 2013, we continued to take steps to strengthen and reposition our balance sheet, including extending our debt duration and continuing our transition from a secured to unsecured debt financing model. By unencumbering properties, we are increasing our operational efficiency and enabling additional asset management flexibility. In January 2014, we repurchased $57.7 million aggregate principal amount of senior unsecured notes issued by one of our subsidiaries pursuant to a put repurchase right. In March 2014, we entered into a new $600.0 million unsecured term loan facility (the “Term Loan Facility”). Net proceeds from the Term Loan Facility were used to pay down $597.0 million of the outstanding balance under our $2.75 billion unsecured credit facility (the “Unsecured Credit Facility”). By March 31, 2014, we had increased our unencumbered asset pool to 48.5% of our properties from 39.5% at December 31, 2013. As a result of these actions, as well as additional transactions during 2013, including our IPO, on May 13, 2014, our Operating Partnership received an investment grade credit rating from one of the major credit rating agencies. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Competitive Strengths

We believe the following strengths of our company differentiate us from other owners and operators of shopping centers in the United States and position us to execute on our business plan and growth strategies:

Pure Play, Wholly-Owned Portfolio Without Legacy Issues. We constructed our IPO Portfolio through sales of shopping centers and the distribution of non-core assets, as well as the strategic selection of the Acquired

Properties, with the goal of creating a portfolio that is (1) wholly-owned, (2) domestic only and (3) comprised of a single asset class of community and neighborhood shopping centers. Assets were selected for our IPO Portfolio based on growth potential, trade area and overall operating synergies.

In connection with our IPO, our Sponsor contributed 43 shopping centers to our IPO Portfolio, which have been managed by us since being acquired by our Sponsor in 2011 and 2012. These properties are located in markets where we already have a significant presence. The Acquired Properties are characterized by high average occupancies and high ABR/SF and are 86% grocery-anchored, including 20 Publix-anchored shopping centers. The following chart provides summary statistics of our IPO Portfolio and the portfolios that comprise it: (1) the Same Property Portfolio and (2) the Acquired Properties:

	Same Property Portfolio (1)	+	Acquired Properties (1)	=	IPO Portfolio (1)
Number of shopping centers	479		43		522
Occupancy	92%		91%		92%
Average ABR/SF	$11.90		$13.90		$12.01
Percent grocery-anchored (2)	69%		86%		70%
Average sales PSF of reporting grocers (3)	$528		$501		$525

(1)	As of March 31, 2014, except that average sales of reporting grocers reflect sales are based on the most recent tenant reported information available as of May 27, 2014.
(2)	Based on total number of shopping centers owned.
(3)	Average sales PSF of reporting grocers is derived from sales data provided to us by the relevant grocer. In the Same Property Portfolio, Acquired Properties and IPO Portfolio, reporting grocers represented 73% (247 of 340), 95% (35 of 37) and 75% (282 of 377), respectively, of total grocers.

We currently do not expect to execute a meaningful number of property sales in the foreseeable future, with future single asset or small portfolio dispositions dictated by changes in market or property conditions. As such, our management will be able to focus on optimizing returns from our IPO Portfolio without the distraction that would otherwise accompany the execution of major property dispositions.

In addition, we believe we took advantage of our time as a private company by optimizing our IPO Portfolio and positioning ourselves with an efficient operating and management infrastructure to support it. As a publicly traded company, we believe we do not face the legacy issues that many of our peers face as a result of the global financial crisis and strategic plan modifications, such as significant non-core asset sales, unresolved land owned and being held for potential future development (“land banks”), stalled new development and resolving of joint ventures.

Embedded Internal Growth Opportunity. Our Same Property Portfolio delivered same property NOI growth of 4.0% and 3.8% during the year ended December 31, 2013 and the three months ended March 31, 2014, respectively, in each case in comparison to the corresponding prior year period. We believe that we are well-positioned to continue to deliver meaningful same property NOI growth over the next several years. We expect such growth to be driven by a combination of occupancy increases across both our anchor and small shop space, the capture of positive rent spreads from below-market in-place rents and significant near-term lease rollover, through contractual rent increases and anchor space repositioning / redevelopment efforts.

Since the Sponsor Contract Date, we have grown occupancy at our Same Property Portfolio from 90.1% to 92.4% at March 31, 2014. We continue to experience strong leasing momentum and, as of March 31, 2014, our IPO Portfolio contained 273 anchor and small shop leases that were signed but not yet commenced, representing approximately $24 million of contractually obligated ABR, which we expect to predominantly realize by the second half of 2014.

Since the Sponsor Contract Date, we have executed over 242 new anchor leases for spaces of at least 10,000 sq. ft., including 116 new leases for spaces of at least 20,000 sq. ft., increasing overall anchor occupancy to 97% as of March 31, 2014. We believe that the commencement of anchor space leases drives strong new and renewal lease spreads and, because it enables us to lease additional small shop space, is instrumental to long-term small shop occupancy gains and NOI growth. Occupancy improved 2.5% during the 18 months ended March 31, 2014 for small shop spaces in shopping centers with at least one anchor commencement in the prior 18 months.

We believe our above-average lease expiration schedule, as compared to our historic annual expirations, with below-market expiring rents will enable us to renew leases or sign new leases at higher rates. During the 12 months ended March 31, 2014, we signed new and renewal leases in our IPO Portfolio at an average ABR/SF of $12.37. As we move forward in the balance of 2014 and through 2016, expiring rents will be lower on average than the average rents of our portfolio of $12.01 per sq. ft. as of March 31, 2014. Six percent of our leased GLA will expire during the remainder of 2014, 15% will expire in 2015 and 15% will expire in 2016, with an average expiring rent of $11.15 per sq. ft. This represents a significant near-term opportunity to mark a substantial percentage of the IPO Portfolio to market. We would expect leasing spreads to widen over time as market rents continue to grow.

Finally, our leases generally provide for contractual rent increases which average 1.1% annually across the portfolio. In addition, our leases generally include tenant reimbursements for common area costs, insurance and real estate taxes. Certain leases also provide for additional rental payments based on a percentage of tenant sales.

High Quality, Grocery-Anchored Asset Base Primarily Located in Top 50 MSAs. Our shopping centers are predominantly located in in-fill locations within established trade areas across the top 50 MSAs in the United States by population, with 65% of the ABR of our IPO Portfolio as of March 31, 2014 derived from these MSAs. Key areas of geographic concentration include the major MSAs of New York (6.6% of ABR); Philadelphia (5.9% of ABR); Houston (5.2% of ABR); Chicago (4.9% of ABR); and Dallas (4.4% of ABR). We believe that such geographic concentration allows for economies of scale and provides market leverage. The shopping centers in our IPO Portfolio were initially built an average of 31 years ago (although the average effective age based on the year of the most recent redevelopment of the shopping center or year built is 15 years), which reflects the in-fill nature of our shopping centers in established trade areas with the appropriate ratio of anchor to small shop GLA. MSAs in which our shopping centers are located have characteristics that result in premium rents and high occupancy levels compared to other real estate markets in the United States. In particular, we believe these trade areas have, and will maintain over time, significant barriers to entry, such as limited opportunities and high costs for new development. Additionally, these markets have diversified and established tenant bases and are characterized by strong economic fundamentals.

Seventy percent of our portfolio is anchored by market-leading grocers, providing resilient consumer traffic to our shopping centers, with additional anchors being national and regional discount and general merchandise retailers. The top five grocers leasing space from us accounted for 10% of the total ABR of our IPO Portfolio as of March 31, 2014 and overall, grocers are the largest of all our tenant category types. During 2013, based on data provided to us by our tenants, our reporting grocer tenants had average sales of $525 PSF, which is 39% above the average U.S. grocer sales PSF. Additionally, 77% of our grocer anchors ranked as the #1 or #2 grocer based on a combination of industry sources and management estimates of market share in their respective markets.

In addition, we believe that our shopping centers located outside of the top 50 MSAs are among the strongest centers in their respective markets based on their locations in prominent retail corridors, merchandise mix and physical condition. These properties were on average 92% occupied and 72% grocery-anchored at March 31, 2014. Eighty percent of these grocery-anchored centers located outside of the top 50 MSAs were anchored by the #1 or #2 grocer, based on a combination of industry sources and management estimates of market share in their respective markets, with strong sales of $515 PSF, according to the most recent tenant-reported data.

Anchor Space Repositioning / Redevelopment Expertise. We have been a top redeveloper over the past decade, according to Chain Store Age magazine, having completed anchor space repositioning / redevelopment projects totaling approximately $1 billion since January 1, 2003. Since the Sponsor Contract Date, we have completed 58 projects consisting primarily of anchor re-tenanting or repositioning, for a total cost of $181 million with a targeted NOI yield of approximately 17%. The average cost per project completed since the Sponsor Contract Date is approximately $3 million, with an average time to completion of 12 months. We currently have 20 active projects, with an expected aggregate cost of $90 million and a targeted NOI yield of 14%. Given the continual evolution of retailer concepts and store prototypes, as well as the lack of significant new development in the United States, we expect to maintain our current pace of anchor related projects over the foreseeable future. We believe anchor space repositioning / redevelopment is critical to the success of our company, as it provides incremental growth in NOI, drives small shop leasing, improves the value and quality of our shopping centers and increases consumer traffic. At shopping centers in our IPO Portfolio where we have completed an anchor space repositioning / redevelopment during the three year period ended March 31, 2014, occupancy has increased on average 1.6% over that period.

Expansive Retailer Relationships. We own and operate the largest wholly-owned portfolio of community and neighborhood shopping centers in the United States. We believe that, given the scale of our asset base and our nationwide footprint, we have a competitive advantage in supporting the growth plans of the nation’s largest retailers. We are committed to helping our retailers meet their real estate needs through creative leasing strategies, property management capabilities and redevelopment expertise. We believe that we are the largest landlord by GLA to Kroger and TJX Companies, as well as a key landlord to all major grocers and most major retail category leaders. We believe that our strong relationships with leading retailers afford us insight into their strategies and priority access to their expansion plans, enabling us to efficiently provide these retailers with space in multiple locations, often pursuant to a uniform lease form. Our role as a leading landlord to these retailers makes us an important counterparty to them.

Proven Fully-Integrated Operating Platform. We operate with a fully-integrated, comprehensive platform including approximately 445 employees both leveraging our national presence and demonstrating our commitment to a regional and local presence. We provide our tenants with personalized service through our network of three regional offices in Atlanta, Chicago and Philadelphia, as well as via 12 leasing and property management satellite offices throughout the country. Each regional office is responsible for the day-to-day property-level operations and decision-making for shopping centers in its area, including leasing, property management and maintenance, as well as any related legal, construction or anchor space repositioning / redevelopment efforts. We believe that this strategy enables us to obtain critical market intelligence and to benefit from the regional and local expertise of our workforce. Through our complementary in-house disciplines, we are able to consistently maintain high standards and levels of service at the operational and property level. In addition to our network of local and regional offices, we maintain centralized corporate and accounting functions, which drive efficiency, consistency and commonality in operations and reporting.

Experienced Management with Interests Aligned with Stockholders. Senior members of our management team are proven real estate operators with deep industry expertise and retailer relationships and have an average of 26 years of experience in the real estate industry and an average tenure of 14 years with the company. The majority of our seven member executive team has a long history with our IPO Portfolio, including having managed our business through a number of economic cycles. Our management team, led by Michael Carroll and Michael Pappagallo, is familiar with market conditions and investment opportunities in the major markets in which we operate and has extensive and long-standing business relationships with tenants, brokers and vendors established through many years of transactional experience, as well as significant expertise in redevelopment, which we believe will enhance our growth prospects. We believe that the extensive operating expertise of our management team enables us to maintain focused leasing programs, active asset and property management and first-class tenant service.

Our senior management team also has extensive capital markets and balance sheet management experience. Our management team has completed a large volume of capital transactions over the last several years, including our IPO in 2013. In addition, all members of our senior management team have extensive public company experience either with a predecessor company or with another publicly traded U.S. shopping center REIT.

The interests of our senior management team are highly aligned with those of our stockholders. As described in “—Organizational Structure” our management and directors collectively own approximately 1.2% of the Outstanding Brixmor Interests as of May 27, 2014. In addition, we continue to utilize equity-based compensation as part of our compensation program.

Our Business and Growth Strategies

Our primary objective is to maximize total returns to our stockholders through a combination of growth and value-creation at the asset level supported by stable cash flows. We seek to achieve this through ownership of a large high quality, diversified portfolio of primarily grocery-anchored community and neighborhood shopping centers. We intend to pursue the following strategies to achieve this objective:

Leveraging our Operating Expertise to Proactively Lease and Manage our Assets. We proactively manage our shopping centers with an emphasis on driving high occupancy rates with a solid base of nationally and regionally recognized tenants that generate substantial daily traffic. Our expansive relationships with leading retailers afford us early access to their strategies and expansion plans, as well as to their senior management. We believe these relationships, combined with the national breadth and scale of our portfolio, give us a competitive advantage as a key landlord able to support the real estate strategies of our diverse landscape of retailers. Our operating platform, along with the corresponding regional and local market expertise, enables us to efficiently capitalize on market and retailing trends. We also seek opportunities to refurbish, renovate, and redevelop existing shopping centers, as appropriate, including expanding or repositioning existing tenants.

We direct our leasing efforts at the corporate level through our national accounts team and at the regional level through our field network. We believe this strategy enables us to provide our national and regional retailers with a centralized, single point of contact, facilitates reviews of our entire shopping center portfolio and provides for standardized lease templates that streamline the lease execution process, while also accounting for market-specific trends.

Achieving Occupancy Increases Across Both Anchor and Small Shop Space. During the twelve months ended March 31, 2014, we experienced strong leasing momentum in our IPO Portfolio and executed 852 new leases for an aggregate of approximately 3.5 million sq. ft., including 74 new anchor leases for spaces of at least 10,000 sq. ft., of which 31 were new leases for spaces of at least 20,000 sq. ft. As a result, our occupancy increased to 92.3% at March 31, 2014 from 91.2% at March 31, 2013 and the occupancy for spaces of at least 10,000 sq. ft. increased to 96.7% at March 31, 2014 from 96.1% at March 31, 2013. We believe that there are additional opportunities for further occupancy gains in our portfolio and that such improvement in anchor occupancy will drive strong new and renewal lease spreads and enable us to lease additional small shop space.

Capitalizing on Below-Market Expiring Leases. Our focus is to unlock opportunity and create value at the asset level and increase cash flow by increasing rental rates through the renewal of expiring leases or re-leasing of space to new tenants with limited downtime. As part of our targeted leasing strategy, we constantly seek to maximize rental rates and improve the tenant quality and credit profile of our portfolio. We believe our above-average lease expiration schedule, as compared to our historic annual expirations, with below-market expiring rents will enable us to renew leases or sign new leases at higher rates. During the twelve months ended March 31, 2014, we experienced new lease rent spreads for our IPO Portfolio of 29% and blended lease spreads of 11%. For the last three quarters ended March 31, 2014, blended lease spreads have been 11% or better. We believe that this performance will continue given our future expiration schedule of 6.0% of our leased GLA in the balance of

2014, 15% in 2015 and 15% in 2016, with an average expiring ABR/SF of $11.15 compared to an average ABR/SF of $12.37 for new and renewal leases signed during the twelve months ended March 31, 2014, with an average ABR/SF of $14.30 for new leases and $11.67 for renewal leases. This represents a significant near-term opportunity to mark a substantial percentage of our portfolio to market.

Pursuing Value-Creating Anchor Space Repositioning / Redevelopment Opportunities. We evaluate our IPO Portfolio on an ongoing basis to identify value-creating anchor space repositioning / redevelopment opportunities. These efforts are tenant-driven and focus on renovating, re-tenanting and repositioning assets and generally present higher risk-adjusted returns than new developments. Potential new projects include value-creation opportunities that have been previously identified within our portfolio, as well as new opportunities created by the lack of meaningful community and neighborhood shopping center development in the United States. We may occasionally seek to acquire non-owned anchor spaces and land parcels at, or adjacent, to our shopping centers in order to facilitate such projects. In addition, as we own a vast majority of our anchor spaces greater than 35,000 sq. ft., we have important operational control in the positioning of our shopping centers in the event an anchor ceases to operate and flexibility in working with new and existing anchor tenants as they seek to expand or reposition their stores.

During 2013, we completed 26 anchor space repositioning / redevelopment projects in our IPO Portfolio, with average targeted NOI yields of 18%. The aggregate cost of these projects was approximately $88.9 million. During the three months ended March 31, 2014, we completed three anchor space repositioning / redevelopment projects in our IPO Portfolio, with average targeted NOI yields of 10% and an aggregate cost of approximately $12.4 million. We expect average targeted NOI yields of 14% and an aggregate cost of $90 million for our 20 currently active anchor space repositioning / redevelopment projects.

As a result of the historically low number of new shopping center developments in the United States, anchor space repositioning / redevelopment opportunities are critical in allowing us to meet space requirements for new store growth and accommodate the evolving prototypes of our retailers. We expect to maintain our current pace of anchor space repositioning / redevelopment projects over the foreseeable future. We believe such projects are critical to the success of our company, as it provides incremental growth in NOI, drives small shop leasing, improves the value and quality of our shopping centers and increases consumer traffic. We intend to fund these efforts through cash from operations.

Preserving Portfolio Diversification. We seek to achieve diversification by the geographic distribution of our shopping centers and the breadth of our tenant base and tenant business lines. We believe this diversification serves to insulate us from macro-economic cycles and reduces our exposure to any single market or retailer.

The shopping centers in our IPO Portfolio are strategically located across 38 states and throughout more than 170 MSAs, with 65% of our ABR derived from shopping centers located in the top 50 MSAs with no one MSA accounting for more than 6.6% of our ABR, in each case as of March 31, 2014.

In total, we have approximately 5,500 diverse national, regional and local retailers with approximately 9,400 leases in our IPO Portfolio. As a result, our 10 largest tenants accounted for only 18.1% of our ABR as of March 31, 2014, and our two largest tenants, Kroger and TJX Companies, together accounted for only 6.6% of our ABR, as of March 31, 2014. Our largest shopping center represents only 1.5% of our ABR as of March 31, 2014.

Maintaining a Flexible Capital Structure Positioned for Growth. The capital structure resulting from our IPO and related transactions provides us with financial flexibility and capacity to fund our current growth capital needs, as well as future opportunities. We believe our $2.75 billion Unsecured Credit Facility and our recently completed $600.0 million Term Loan Facility, each with lending groups comprised of top-tier financial institutions, demonstrates our ability to access cost effective debt capital, provides us the opportunity to repay significant amounts of currently higher cost secured debt and gives us additional flexibility to further improve our financial position. We believe that the Unsecured Credit Facility is the largest ever debut credit facility in the REIT industry. As of March 31, 2014, we had $1.1 billion of undrawn capacity under the Unsecured Credit Facility.

We believe that we have strong access to multiple forms of capital, including follow-on offerings of our common stock, unsecured corporate level debt, preferred equity and additional credit facilities, which will provide us with a competitive advantage over smaller, more highly leveraged or privately-held shopping center companies.

We intend to continue to enhance our financial and operating flexibility through ongoing commitment to ladder and extend the duration of our debt, while further expanding our unencumbered asset pool in order to increase our operational efficiency.

Organizational Structure

The following diagram depicts our organizational structure and equity ownership immediately following this offering (assuming no exercise of the underwriters’ option to purchase additional shares of our common stock from the selling stockholders). This chart is provided for illustrative purposes only and does not show all of our legal entities or ownership percentages of such entities. In addition, this chart does not depict shares of our common stock and OP Units issuable to certain of our officers and employees in connection with equity awards outstanding under the 2013 Brixmor Property Group Inc. Omnibus Incentive Plan (“2013 Omnibus Incentive Plan”).

(1)	BPG Subsidiary owns a portion of its interest in our Operating Partnership through Brixmor OP GP LLC, a wholly-owned subsidiary of BPG Subsidiary that serves as the sole general partner of our Operating Partnership.

Summary Risk Factors

Investing in our common stock involves substantial risks, and our ability to successfully operate our business is subject to numerous risks, including those that are generally associated with operating in the real estate industry. Some of the more significant challenges and risks include the following:

•	adverse global, national and regional economic, market and real estate conditions may adversely affect our performance;

•	we face considerable competition in the leasing market and may be unable to renew leases or re-lease space as leases expire;

•	we face considerable competition for the tenancy of our leases and the business of retail shoppers;

•	our performance depends on the collection of rent from the tenants at the properties in our portfolio, those tenants’ financial condition and the ability of those tenants to maintain their leases;

•	real estate property investments are illiquid, and it may not be possible to dispose of assets when appropriate or on favorable terms;

•	we utilize a significant amount of indebtedness in the operation of our business;

•	we may be unable to obtain financing through the debt and equity markets;

•	our cash flows and operating results could be adversely affected by required payments of debt or related interest and other risks of our debt financing;

•	mortgage debt obligations expose us to the possibility of foreclosure, which could result in the loss of our investment in a property or group of properties subject to mortgage debt;

•	covenants in our debt agreements may restrict our operating activities and adversely affect our financial condition;

•	current and future redevelopment or real estate property acquisitions may not yield expected returns;

•	an uninsured loss on properties or a loss that exceeds the limits of our insurance policies could result in a loss of our investment or related revenue in our portfolio;

•	our real estate assets may be subject to impairment charges;

•	we are controlled by our Sponsor; and

•	if we do not maintain our qualification as a REIT, we will be subject to tax as a regular corporation and could face a substantial tax liability.

Before you participate in this offering, you should carefully consider all of the information in this prospectus, including matters set forth under the heading “Risk Factors.”

Distribution Policy

The Internal Revenue Code of 1986, as amended (the “Code”), generally requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains, and imposes tax on any taxable income retained by a REIT, including capital gains. To satisfy the requirements for qualification as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to holders of our common stock out of assets legally available for such purposes. Our future distributions will be at the sole discretion of our board of directors.

To the extent we are prevented by provisions of our financing arrangements or otherwise from distributing 100% of our REIT taxable income or otherwise do not distribute 100% of our REIT taxable income, we will be subject to income tax, and potentially excise tax, on the retained amounts. If our operations do not generate sufficient cash flow to allow us to satisfy the REIT distribution requirements, we may be required to fund distributions from working capital, borrow funds, sell assets or reduce such distributions. Our board of directors reviews the alternative funding sources available to us from time to time.

To date in 2014, we have paid an aggregate of $75.1 million of dividends to holders of our common stock. See “Market Price of Our Common Stock” for additional details. To date in 2014, the Operating Partnership has paid aggregate distributions of $99.5 million, of which $5.2 million were paid to holders of Outstanding OP Units and $94.3 million was paid to BPG Subsidiary (which amount includes the $75.1 million that was paid to holders of our common stock and $19.2 million that was paid by BPG Subsidiary to holders of Outstanding BPG Subsidiary Shares). During 2012 and 2013, BPG Subsidiary and the Operating Partnership paid aggregate dividends and distributions of $25.0 million and $62.5 million, respectively, to the holders of BPG Subsidiary Shares and OP Units.

REIT Qualification

We made a tax election to be treated as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2011 and expect to continue to operate so as to qualify as a REIT. So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on net taxable income that we distribute annually to our stockholders. In order to qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the real estate qualification of sources of our income, the composition and values of our assets, the amounts we distribute to our stockholders and the diversity of ownership of our stock. In order to comply with REIT requirements, we may need to forego otherwise attractive opportunities and limit our expansion opportunities and the manner in which we conduct our operations. See “Risk Factors—Risks Related to our REIT Status and Certain Other Tax Items” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated herein by reference.

Restrictions on Ownership of our Stock

Subject to certain exceptions, our charter provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (in value or by number of shares, whichever is more restrictive) of our outstanding common stock or more than 9.8% in value of our outstanding stock, which we refer to as the “ownership limit,” and imposes certain other restrictions on ownership and transfer of our stock. Our board of directors has granted an exemption from the ownership limit to our Sponsor and its affiliates.

Our charter also prohibits any person from, among other things:

•	owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT;

•	transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons; and

•

beneficially owning shares of our stock to the extent such ownership would result in our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code.

Any attempted transfer of our stock which, if effective, would result in violation of the above limitations or the ownership limit (except for a transfer that results in shares being owned by fewer than 100 persons, in which case such transfer will be void and of no force and effect and the intended transferee will acquire no rights in such shares) will cause the number of shares causing the violation, rounded up to the nearest whole share, to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries designated by us, and the intended transferee will not acquire any rights in the shares.

These restrictions are intended to assist with our REIT compliance under the Code and otherwise to promote our orderly governance, among other purposes. See “Description of Stock—Restrictions on Ownership and Transfer.”

Brixmor Property Group Inc. (formerly known as BRE Retail Parent Inc.) was incorporated in Delaware on May 27, 2011 and changed its name to Brixmor Property Group Inc. on June 17, 2013. Effective November 4, 2013, we changed our jurisdiction of incorporation to Maryland. Our principal executive offices are located at 420 Lexington Avenue, New York, New York 10170, and our telephone number is (212) 869-3000.

The Offering

Common stock offered by the selling stockholders	25,000,000 shares

Underwriters’ option to purchase additional shares of common stock	The selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 3,750,000 shares.

Common stock outstanding after this offering	242,357,906 shares

In connection with the consummation of this offering, we will issue to certain holders of BPG Subsidiary Shares and OP Units, including certain selling stockholders, an aggregate of 12,667,946 shares of our common stock (or 13,755,087 shares if the underwriters exercise in full their option to purchase additional shares) in exchange for an equivalent number of outstanding BPG Subsidiary Shares and OP Units, as the case may be, of which 7,808,559 shares (or 8,979,843 shares if the underwriters exercise in full their option to purchase additional shares) will be sold by such selling stockholders in this offering. The issuance of shares of common stock as described in this paragraph will not have an impact on the number of Outstanding Brixmor Interests.

Common stock outstanding after this offering assuming exchange of all Outstanding BPG Subsidiary Shares and all Outstanding OP Units	304,230,758 shares

Use of proceeds	We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.

Listing	Our common stock is listed on the NYSE under the symbol “BRX”.

In this prospectus, unless otherwise indicated, the number of shares to be sold by the selling stockholders, the number of shares of common stock outstanding and the other information based thereon assumes no exercise of the underwriters’ option to purchase additional shares of our common stock from the selling stockholders and does not reflect:

•

52,507,418 shares issuable upon exchange of 52,507,418 Outstanding BPG Subsidiary Shares (or, if the underwriters exercise in full their option to purchase additional shares of common stock from the selling stockholders, 51,584,080 shares of our common stock issuable upon exchange of 51,584,080 Outstanding BPG Subsidiary Shares) that will be outstanding immediately following this offering;

•

9,365,434 shares issuable upon exchange of 9,365,434 Outstanding OP Units (or, if the underwriters exercise in full their option to purchase additional shares of common stock from the selling stockholders, 9,201,631 shares of our common stock issuable upon exchange of 9,201,631 Outstanding OP Units) that will be outstanding immediately following this offering; or

•

915,968 shares of our common stock issuable in connection with equity awards outstanding under the 2013 Omnibus Incentive Plan and 14,074,032 shares of our common stock available for issuance in connection with future equity awards under the 2013 Omnibus Incentive Plan.

Summary Financial and Other Data

The summary consolidated financial and operating data set forth below as of December 31, 2013 and 2012 and for the years ended December 31, 2013 and 2012, and for the period from June 28, 2011 through December 31, 2011 and the period from January 1, 2011 through June 27, 2011 has been derived from our audited consolidated financial statements incorporated by reference in this prospectus. The summary condensed consolidated financial and operating data set forth below as of March 31, 2014 and for the three months ended March 31, 2014 has been derived from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus. Results for the three month period ended March 31, 2014 are not necessarily indicative of results that may be expected for the entire year.

The unaudited summary consolidated pro forma statement of operations data reflects our IPO Portfolio of 522 Properties, and gives pro forma effect to: (1) the completion of the IPO Property Transfers and the resulting reclassification of the results of the Non-Core Properties as discontinued operations; (2) our acquisition of the interest we did not already hold in Arapahoe Crossings, L.P.; (3) borrowings under our Unsecured Credit Facility, including the use thereof; and (4) the net proceeds from the IPO, including the use thereof. The pro forma adjustments associated with the foregoing transactions assume that each transaction was completed as of January 1, 2013 for purposes of the unaudited pro forma condensed consolidated statements of operations information. The following unaudited summary consolidated pro forma statement of operations data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the date indicated, nor is it indicative of future operating results.

Because the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes, you should read it in conjunction with “Selected Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Financial Information” and our historical consolidated financial statements, including the related notes, incorporated by reference in this prospectus.

The Successor period in the following table reflects our selected financial data for the periods following the acquisition of certain assets from Centro Properties Group on June 28, 2011 (the “Acquisition”), and the Predecessor period in the following table reflects our selected financial data for the periods prior to the Acquisition.

	Successor							Predecessor
	Pro Forma Three Months Ended March 31, 2014	Pro Forma Year Ended December 31, 2013	Three Months Ended March 31,		Year Ended December 31, 2013	Year Ended December 31, 2012	Period from June 28, 2011 through December 31, 2011	Period from January 1, 2011 through June 27, 2011
			2014	2013
(in thousands, except per share data)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue
Rental income	$237,260	$940,666	$237,260	$214,558	$887,819	$851,654	$429,365	$412,929
Expense reimbursements	68,623	256,136	68,623	59,603	242,939	225,848	112,416	114,879
Other revenues	1,813	10,103	1,813	3,157	16,135	11,233	5,331	7,588

Total revenues	307,696	1,206,905	307,696	277,318	1,146,893	1,088,735	547,112	535,396

Operating expenses
Operating costs	34,888	124,697	34,888	29,846	116,566	118,929	59,461	64,409
Real estate taxes	44,446	175,902	44,446	41,700	168,555	155,210	77,487	76,763
Depreciation and amortization	113,268	475,681	113,268	111,777	438,730	488,714	283,763	168,690
Provision for doubtful accounts	2,877	11,305	2,877	2,324	10,920	11,544	8,465	10,348
Impairment of real estate assets	—	1,531	—	—	1,531	—	—	—
Acquisition-related costs	—	—	—	—	—	541	41,362	5,647
General and administrative	19,658	83,070	19,658	23,068	121,083	88,936	49,874	57,363

Total operating expenses	215,137	872,186	215,137	208,715	857,385	863,874	520,412	383,220

Other income (expense)
Dividends and interest	108	841	108	181	832	1,138	641	815
Gain on bargain purchase	—	—	—	—	—	—	328,826	—
Interest expense	(67,966)	(290,884)	(67,966)	(91,871)	(343,311)	(376,414)	(199,221)	(189,380)
Gain on sale of real estate assets	378	921	378	—	2,223	501	—	—
Gain (loss) on extinguishment of debt, net	(2,276)	(1,655)	(2,276)	2,150	(20,063)	—	917	—
Other	(2,161)	(5,179)	(2,161)	(960)	(11,013)	(504)	1,195	(3,732)

Total other income (expense)	(71,917)	(295,956)	(71,917)	(90,500)	(371,332)	(375,279)	132,358	(192,297)

Income (loss) before equity in income (loss) of unconsolidated joint ventures and income taxes	20,642	38,763	20,642	(21,897)	(81,824)	(150,418)	159,058	(40,121)
Equity in income (loss) of unconsolidated joint ventures	78	626	65	247	1,167	687	(160)	(381)
Gain on disposal of investments in unconsolidated joint ventures	—	—	1,820	—	—	—	—	—

	Successor							Predecessor
	Pro Forma Three Months Ended March 31, 2014	Pro Forma Year Ended December 31, 2013	Three Months Ended March 31,		Year Ended December 31, 2013	Year Ended December 31, 2012	Period from June 28, 2011 through December 31, 2011	Period from January 1, 2011 through June 27, 2011
			2014	2013
(in thousands, except per share data)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Impairment of investments in unconsolidated joint ventures	—	—	—	—	—	(314)	—	—

Income (loss) from continuing operations	20,720	39,389	22,527	(21,650)	(80,657)	(150,045)	158,898	(40,502)

Discontinued operations:
Income (loss) from discontinued operations	—	—	4,787	(763)	3,504	(2,438)	(5,762)	2,019
Gain on disposition of operating properties	—	—	14,426	—	3,392	5,369	—	—
Impairment of real estate assets held for sale	—	—	—	(3,033)	(45,122)	(13,599)	—	(8,608)

Income (loss) from discontinued operations	—	—	19,213	(3,796)	(38,226)	(10,668)	(5,762)	(6,589)

Net income (loss)	20,720	39,389	41,740	(25,446)	(118,883)	(160,713)	153,136	(47,091)

Net (income) loss attributable to non-controlling interests	(5,319)	(10,675)	(26,339)	5,947	25,349	38,146	(37,785)	(752)

Net income (loss) attributable to Brixmor Property Group Inc.	15,401	28,714	15,401	(19,499)	(93,534)	(122,567)	115,351	(47,843)
Preferred stock dividends	—	—	—	—	(162)	(296)	(137)	—

Net income (loss) attributable to common stockholders	$15,401	$28,714	$15,401	$(19,499)	$(93,696)	$(122,863)	$115,214	$(47,843)

Per common share:
Income (loss) from continuing operations:
Basic	$0.07	$0.12	$0.07	$(0.09)	$(0.33)	$(0.64)	$0.66

Diluted	$0.07	$0.12	$0.07	$(0.09)	$(0.33)	$(0.64)	$0.66

Net income (loss) attributable to common stockholders:
Basic	$0.07	$0.12	$0.07	$(0.11)	$(0.50)	$(0.68)	$0.64

Diluted	$0.07	$0.12	$0.07	$(0.11)	$(0.50)	$(0.68)	$0.64

Weighted average shares:
Basic	228,113	228,113	228,113	180,675	188,993	180,675	180,675

Diluted	229,365	230,194	229,365	180,675	188,993	180,675	180,675

	Successor
	March 31, 2014	December 31,
		2013	2012	2011
(in thousands)	(unaudited)
Selected Balance Sheet Data
Real estate, net	$9,413,417	$9,647,558	$9,098,130	$9,496,903
Total assets	$9,850,809	$10,171,916	$9,603,729	$10,032,266
Debt obligations, net (1)	$5,975,891	$5,981,289	$6,499,356	$6,694,549
Total liabilities	$6,758,187	$6,865,929	$7,305,908	$7,553,277
Redeemable non-controlling interests	$21,467	$21,467	$21,467	$21,559
Total equity	$3,071,155	$3,284,520	$2,276,354	$2,457,430

	Successor							Predecessor
	Pro Forma Three Months Ended March 31, 2014	Pro Forma Year Ended December 31, 2013	Three Months Ended March 31,		Year Ended December 31, 2013	Year Ended December 31, 2012	Period from June 28, 2011 through December 31, 2011	Period from January 1, 2011 through June 27, 2011
			2014	2013
(in thousands)
Other Data
Funds from operations (2)	$133,000	$513,175	$138,234	$92,784	$369,721	$356,306	$450,395	$139,637
FFO attributable to stockholders and non-controlling interests convertible into common stock (2)	$132,678	$511,820	$132,678	$92,455	$362,566	$355,000	$449,742	$138,885
Same property NOI (3)	N/A(a)	N/A(a)	$195,638	$188,426	$766,684	$737,380	(b)	(b)
EBITDA (4)	$202,960	$809,763	$224,968	$185,560	$684,908	$741,642	$662,014	$336,151
Adjusted EBITDA (5)	$204,536	$810,673	$204,536	$186,114	$739,656	$748,896	$373,010	$349,654

(a)	Same property NOI is not impacted by the pro forma adjustments, and therefore is not presented.

(b)	Same property NOI information for the 2011 periods is not comparable to same property NOI for the years ended December 31, 2013 and 2012 and accordingly has been omitted. The information is not comparable due to the acquisition of the remaining 70% interest in Arapahoe Crossings, L.P., in which we owned a 30% interest prior to July 31, 2013. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Same Property Net Operating Income of Same Property Portfolio” of our Annual Report for the year ended December 31, 2013, as filed with our Current Report on Form 8-K, filed with the SEC on May 27, 2014 for additional information.

(1)	Debt includes mortgage and secured loans, notes payable, and credit agreements, including unamortized premium or net of unamortized discount.

(2)	Funds From Operations (“FFO”) is a supplemental non-GAAP financial measure utilized to evaluate the operating performance of real estate companies. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) in accordance with GAAP excluding (i) gain (loss) on disposition of operating properties, and (ii) extraordinary items, plus (iii) depreciation and amortization of operating properties, (iv) impairment of operating properties and real estate equity investments, and (v) after adjustments for joint ventures calculated to reflect funds from operations on the same basis.

FFO attributable to stockholders and non-controlling interests convertible into common stock is FFO as further adjusted to exclude net income (loss) attributable to non-controlling interests not convertible into common stock. We believe FFO attributable to stockholders and non-controlling interests convertible into common stock is a meaningful supplemental measure that is more reflective of our operating performance by excluding FFO attributable to non-controlling interests not convertible into common stock.

We present FFO and FFO attributable to stockholders and non-controlling interests convertible into common stock as we consider them important supplemental measures of our operating performance and we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. FFO and FFO attributable to stockholders and non-controlling interests convertible into common stock should not be considered as alternatives to net income (determined in accordance with GAAP) as indicators of financial performance and are not alternatives to cash flow from operating activities (determined in accordance with GAAP) as measures of liquidity. Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Computation of FFO and FFO attributable to stockholders and non-controlling interests convertible into common stock may differ in certain respects from the methodology utilized by other REITs and, therefore, may not be comparable to similarly titled measures presented by such other REITs. Investors are cautioned that items excluded from FFO and FFO attributable to stockholders and non-controlling interests convertible into common stock are significant components in understanding and addressing financial performance.

The following table provides a reconciliation of net income (loss) to FFO and FFO attributable to stockholders and non-controlling interests convertible into common stock for the periods presented (in thousands, except per share data):

	Successor							Predecessor
	Pro Forma Three Months Ended March 31, 2014	Pro Forma Year Ended December 31, 2013	Three Months Ended March 31,		Year Ended December 31, 2013	Year Ended December 31, 2012	Period from June 28, 2011 through December 31, 2011	Period from January 1, 2011 through June 27, 2011
			2014	2013
Net income (loss)	$20,720	$39,389	$41,740	$(25,446)	$(118,883)	$(160,713)	$153,136	$(47,091)
Gain on disposition of operating properties	(378)	—	(14,804)	—	(3,392)	(5,369)	—	—
(Gain) loss on disposal of investments in unconsolidated joint ventures	—	—	(1,820)	—	—	(24)	30	—
Depreciation and amortization—real estate related-continuing operations	112,585	473,681	112,585	111,268	436,730	485,962	281,817	166,529
Depreciation and amortization—real estate related-discontinued operations	—	—	431	3,849	11,504	21,720	14,936	10,683
Depreciation and amortization—unconsolidated joint ventures	73	105	102	80	180	817	476	908
Impairment of operating properties	—	—	—	3,033	43,582	13,599	—	8,608
Impairment of investments in unconsolidated joint ventures	—	—	—	—	—	314	—	—

FFO (2)	$133,000	$513,175	$138,234	$92,784	$369,721	$356,306	$450,395	$139,637
Adjustments attributable to non- controlling interests not convertible into common stock	(322)	(1,355)	(5,556)	(329)	(7,155)	(1,306)	(653)	(752)

FFO attributable to stockholders and non-controlling interests convertible to common stock (2)	$132,678	$511,820	$132,678	$92,455	$362,566	$355,000	$449,742	$138,885

FFO per share/OP Unit—diluted	$0.44	$1.68	$0.44	$0.38	$1.44	$1.47

Weighted average shares/OP Units outstanding—basic and diluted (a)	304,231	304,231	304,231	240,905	252,009	240,905

(a)	Basic and diluted shares/OP Units outstanding reflects an assumed conversion of certain BPG Subsidiary shares and OP Units to common stock of the Company and the vesting of certain restricted stock awards.

(3)	Same property NOI is calculated (using properties owned as of the end of both reporting periods and for the entirety of both periods excluding properties classified as discontinued operations), as rental income (minimum rent, percentage rents, tenant recoveries and other property income) less rental operating expenses (property operating expenses, real estate taxes and bad debt expense) of the properties owned by us. Same property NOI excludes corporate level income (including transaction and other fees), lease termination income, straight-line rent and amortization of above and below-market leases of the same property pool from the prior year reporting period to the current year reporting period.

Same property NOI is a supplemental, non-GAAP financial measure utilized to evaluate the operating performance of real estate companies and is frequently used by securities analysts, investors and other interested parties in understanding business and operating results regarding the underlying economics of our business operations. It includes only the net operating income of properties owned for the full period presented, which eliminates disparities in net income due to the acquisition or disposition of properties during the period presented, and therefore, provides a more consistent metric for comparing the performance of properties. Management uses same property NOI to review operating results for comparative purposes with respect to previous periods or forecasts, and also to evaluate future prospects. Same property NOI is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, net income (determined in accordance with GAAP) or other GAAP financial measures. Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Computation of same property NOI may differ in certain respects from the methodology utilized by other REITs and, therefore, may not be comparable to such other REITs.

The following table provides a reconciliation of net income (loss) attributable to Brixmor Property Group Inc. to same property NOI and same property NOI of our Same Property Portfolio for the periods presented (in thousands):

	Successor
	Three Months Ended March 31,		Year Ended December 31, 2013	Year Ended December 31, 2012
	2014	2013
Net income (loss) attributable to Brixmor Property Group Inc.	$15,401	$(19,499)	$(93,534)	$(122,567)
Adjustments:
Revenue adjustments (a)	(16,464)	(15,335)	(76,100)	(66,711)
Depreciation and amortization	113,268	111,777	438,730	488,714
Impairment of real estate assets	—	—	1,531	—
Acquisition-related costs	—	—	—	541
General and administrative	19,658	23,068	121,083	88,936
Total other (income) expense	71,917	90,500	371,332	375,279
Equity in (income) loss of unconsolidated joint ventures	(65)	(247)	(1,167)	(687)
Gain on disposal of investments in unconsolidated joint ventures	(1,820)	—	—	—
Impairment of investments in unconsolidated joint ventures	—	—	—	314
Pro rata share of same property NOI of unconsolidated joint ventures	189	182	719	617
(Income) loss from discontinued operations	(19,213)	3,796	38,226	10,668
Net income (loss) attributable to non-controlling interests	26,339	(5,947)	(25,349)	(38,146)
Non-same property NOI	(13,572)	131	(8,787)	422

Same property NOI	$195,638	$188,426	$766,684	$737,380

(a)	Includes adjustments for lease settlement income, straight-line rent, amortization of above and below market leases and fee income from unconsolidated joint ventures.

(4)	Earnings before interest, tax depreciation and amortization (“EBITDA”) is calculated as the sum of net income (loss) in accordance with GAAP before interest expense, income taxes, depreciation and amortization.

Adjusted EBITDA represents EBITDA as adjusted for (i) acquisition-related costs, (ii) gain (loss) on disposition of operating properties, (iii) impairment of real estate assets and real estate equity investments, (iv) gain (loss) on disposition of unconsolidated joint ventures and (v) after adjustments for net income (loss) attributable to non-controlling interests not convertible into common stock.

EBITDA and Adjusted EBITDA are supplemental, non-GAAP financial measures utilized in various financial ratios and are helpful to securities analysts, investors and other interested parties in the evaluation of REITs, as a measure of our operational performance because EBITDA and Adjusted EBITDA exclude various items that do not relate to or are not indicative of its operating performance. In addition, it includes the results of operations of real estate properties that have been sold or classified as real estate held for sale at the end of the reporting period. Accordingly, the use of EBITDA and Adjusted EBITDA in various ratios provides a meaningful performance measure as it relates to its ability to meet various coverage tests for the stated period.

EBITDA and Adjusted EBITDA should not be considered as alternatives to net income (determined in accordance with GAAP) as indicators of financial performance and are not alternatives to cash flow from operating activities (determined in accordance with GAAP) as a measure of liquidity. Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Computation of EBITDA and Adjusted EBITDA may differ in certain respects from the methodology utilized by other REITs and, therefore, may not be comparable to such other REITs. Investors are cautioned that items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and addressing financial performance.

The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) for the periods presented (in thousands):

	Successor							Predecessor
	Pro Forma Three Months Ended March 31, 2014	Pro Forma Year Ended December 31, 2013	Three Months Ended March 31,		Year Ended December 31, 2013	Year Ended December 31, 2012	Period from June 28, 2011 through December 31, 2011	Period from January 1, 2011 through June 27, 2011
			2014	2013
Net income (loss)	$20,720	$39,389	$41,740	$(25,446)	$(118,883)	$(160,713)	$153,136	$(47,091)
Interest expense—continuing operations	67,966	290,884	67,966	91,871	343,311	376,414	199,221	189,380
Interest expense—discontinued operations	—	—	259	2,250	6,564	10,929	6,216	2,991
Interest expense—unconsolidated joint ventures	43	178	42	225	651	1,589	852	—
Federal and state taxes	890	3,526	890	954	2,851	2,172	3,414	10,590
Depreciation and amortization—continuing operations	113,268	475,681	113,268	111,777	438,730	488,714	283,763	168,690
Depreciation and amortization—discontinued operations	—	—	431	3,849	11,504	21,720	14,936	10,683
Depreciation and amortization—unconsolidated joint ventures	73	105	102	80	180	817	476	908

EBITDA	$202,960	$809,763	$224,698	$185,560	$684,908	$741,642	$662,014	$336,151

Acquisition-related costs	—	—	—	—	—	541	41,362	5,647
Gain on bargain purchase	—	—	—	—	—	—	(328,826)	—
Gain on disposition of operating properties	(378)	—	(14,804)	—	(3,392)	(5,369)	—	—
Gain from development/land sales and acquisition of joint venture interests	—	(921)	—	—	(2,223)	(501)	—	—
(Gain) loss on disposal of investments in unconsolidated joint ventures	—	—	(1,820)	—	—	(24)	30	—
Loss (gain) on extinguishment of debt, net	2,276	1,655	(3,798)	(2,150)	17,769	—	(917)	—
Impairment of real estate assets	—	1,531	—	—	1,531	—	—	—
Impairment of real estate held for sale	—	—	—	3,033	45,122	13,599	—	8,608
Impairment of investments in unconsolidated joint ventures	—	—	—	—	—	314	—	—
Adjustments attributable to non-controlling interests not convertible into common stock	(322)	(1,355)	260	(329)	(4,059)	(1,306)	(653)	(752)

Total adjustments	1,576	910	(20,162)	554	54,748	7,254	(289,004)	13,503

Adjusted EBITDA	$204,536	$810,673	$204,536	$186,114	$739,656	$748,896	$373,010	$349,654

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risks and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference herein. You should also carefully consider the other information contained or incorporated by reference in this prospectus before acquiring any shares of our common stock. These risks could materially affect our business, results of operations or financial condition and cause the value of our common stock to decline. You could lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that reflect our current views with respect to, among other things, our operations and financial performance. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include but are not limited to those described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the Securities and Exchange Commission (the “SEC”), as well as the other information contained or incorporated by reference in this prospectus. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

MARKET AND INDUSTRY DATA

This prospectus contains or incorporates by reference market and industry data that we have derived from independent consultant reports, publicly available information, various industry publications, other published industry sources and our internal data and estimates. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable.

Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders, including from any exercise by the underwriters of their option to purchase additional shares.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2014.

You should read this table together with the section of this prospectus captioned “Summary Financial and Other Data,” as well as the information under the captions “Selected Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of our annual, quarterly and current reports and our historical consolidated financial statements, including the related notes, incorporated by reference in this prospectus.

As of March 31, 2014
(amounts in thousands, except shares and per share data)
Cash and cash equivalents	$55,696
Restricted cash	65,417

Total cash	$121,113

Debt:
Mortgage and secured loans (1)	$3,420,982
Term loans	2,100,000
Corporate bonds (2)	281,904
Revolving credit facility (3)	173,005
Financing liabilities	121,470

Total debt	6,097,361

Stockholders’ equity:
Common stock, $0.01 par value; 3,000,000,000 shares authorized; 229,689,960 shares outstanding	$2,297
Additional paid in capital	2,551,947
Accumulated other comprehensive loss	(6,608)
Distributions and accumulated losses	(227,323)

Total stockholders’ equity	2,320,313
Non-controlling interests	750,842

Total equity	3,071,155

Total capitalization	$9,168,516

(1)	Includes unamortized premium of $87.5 million.
(2)	Includes unamortized discount of $11.8 million.
(3)	As of March 31, 2014, availability under our revolving credit facility was $1,077 million.

MARKET PRICE OF OUR COMMON STOCK

Our common stock has been listed on the NYSE under the symbol “BRX” since October 30, 2013. Prior to that time, there was no public market for our common stock. The following table sets forth for the periods indicated, the high and low closing prices of our common stock and the cash dividends per share of our common stock declared during the periods indicated.

	Price Range		Dividends Declared per Share
	High	Low
Year Ended December 31, 2013:
Fourth Quarter (from October 30, 2013)	$20.94	$19.66	$0.127	(1)
Year Ending December 31, 2014:
First Quarter	$22.08	$20.13	$0.20
Second Quarter (through June 20, 2014)	$22.85	$20.95	$0.20

(1)	Our board of directors declared a dividend of $0.127 per share for the period commencing on November 4, 2013, the IPO completion date, and ending on December 31, 2013, which is equivalent to $0.20 per share for a full quarterly period (or $0.80 per annum).

On June 20, 2014, the closing price of our common stock on the NYSE was $22.34. Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock. On June 20, 2014, we had 25 holders of record of our common stock. This figure does not represent the actual number of beneficial owners of our common stock because shares of our common stock are frequently held in “street name” by securities dealers and others for the benefit of beneficial owners who may vote the shares.

MANAGEMENT

Directors and Officers

The following table sets forth the names, ages and positions of our current directors and officers.

Name	Age	Position(s)
Michael A. Carroll	45	Chief Executive Officer and Director
John G. Schreiber	67	Chairman of the Board of Directors
A.J. Agarwal	47	Director
Michael Berman	56	Director
Anthony W. Deering	69	Director
Jonathan D. Gray	44	Director
Nadeem Meghji	33	Director
William D. Rahm	35	Director
William J. Stein	52	Director
Michael V. Pappagallo	55	President and Chief Financial Officer
Timothy Bruce	57	Executive Vice President, Leasing and Redevelopment
Steven F. Siegel	54	Executive Vice President, General Counsel & Secretary
Dean Bernstein	56	Executive Vice President, Acquisitions and Dispositions
Steven A. Splain	52	Executive Vice President, Chief Accounting Officer
Carolyn Carter Singh	51	Executive Vice President, Human Resources & Administration

Michael A. Carroll has served as our Chief Executive Officer since February 2009 and has served as a Director since 2013. From April 2007 through February 2009, Mr. Carroll was our Executive Vice President and Chief Operating Officer. From March 2005 through April 2007, Mr. Carroll was Executive Vice President, Real Estate Operations of New Plan Excel Realty Trust, Inc., the Company’s predecessor, and, from March 2002 to March 2005, was its Senior Vice President, Director of Redevelopment. Between November 1992 and March 2002, Mr. Carroll held various positions of increasing seniority at New Plan Excel Realty Trust, Inc., including Vice President, Asset Management, Vice President, Leasing and Senior Vice President, Director of Redevelopment. Mr. Carroll received a B.S.B.A. from Bowling Green State University and an M.B.A. from The University of Toledo.

John G. Schreiber has served as a Director since 2013. Mr. Schreiber is the President of Centaur Capital Partners, Inc. and a Partner and Co-Founder of Blackstone Real Estate Advisors. Mr. Schreiber has overseen all of Blackstone’s real estate investments since 1992. Previously, Mr. Schreiber served as Chairman and Chief Executive Officer of JMB Urban Development Co. and Executive Vice President of JMB Realty Corp. Mr. Schreiber currently serves on the board of JMB Realty Corp., Blackstone Mortgage Trust, Inc. and Hilton Worldwide Holdings Inc., is a Trustee of a number of mutual funds managed by T. Rowe Price Associates and is a past board member of General Growth Properties, Urban Shopping Centers, Inc., Host Hotels & Resorts, Inc., The Rouse Company and AMLI Residential Properties Trust, Inc. Mr. Schreiber graduated from Loyola University of Chicago and received an M.B.A. from Harvard Business School.

A.J. Agarwal has served as a Director since 2013. Mr. Agarwal is a Senior Managing Director in Blackstone’s Real Estate Group. Mr. Agarwal oversees the global core and core plus real estate business for the Real Estate Group. Prior to joining the Real Estate Group in 2010, Mr. Agarwal was a member of Blackstone’s Financial Advisory Group, leading the firm’s advisory practice in a number of areas, including real estate and leisure/lodging. Mr. Agarwal graduated magna cum laude from Princeton University and received an M.B.A. from Stanford University Graduate School of Business. Mr. Agarwal serves on the Board of Directors of Extended Stay America, Inc.

Michael Berman has served as a Director since 2013. Mr. Berman is the Executive Vice President and Chief Financial Officer of General Growth Properties, Inc. (“GGP”) and oversees its finance, accounting, capital markets, treasury, investor relations and corporation communications functions. He joined GGP in December

2011, and has over 25 years of combined experience in the real estate and financial industries. From December 2005 until he joined GGP, Mr. Berman served as Executive Vice President and Chief Financial Officer of Equity LifeStyle Properties, Inc. (“ELS”). From September 2003 until December 2005, Mr. Berman served as Vice President, Chief Financial Officer and Treasurer of ELS. During 2003, Mr. Berman was an associate professor at the New York University Real Estate Institute. From 1997 to 2002, he was a managing director in the investment banking department at Merrill Lynch & Co. Mr. Berman holds an M.B.A. from Columbia University Graduate School of Business, a J.D. from Boston University School of Law and a bachelor’s degree from Binghamton University in New York. Mr. Berman is a member of the Columbia Business School Real Estate Advisory Board.

Anthony W. Deering has served as a Director since 2013. Mr. Deering has served as Chairman of Exeter Capital, LLC, a private investment firm, since November 2004. Prior thereto, Mr. Deering served as Chairman of the Board and Chief Executive Officer of The Rouse Company, a large publicly-traded national real estate company, from 1997 to November 2004. With The Rouse Company since 1972, Mr. Deering previously had served as Vice President and Treasurer, Senior Vice President and Chief Financial Officer and President and Chief Operating Officer. Mr. Deering serves as Lead Independent Director on the Boards of the T. Rowe Price Mutual Funds (includes 62 mutual funds), is a member of the Board of Directors of Under Armour, Inc. and is a member of the Deutsche Bank Americas Regional Client Advisory Board. Mr. Deering has served in the past as a director of Vornado Realty Trust and Mercantile Bank. He received a B.S. from Drexel University and an M.B.A. from the Wharton School, University of Pennsylvania.

Jonathan D. Gray has served as a Director since 2013. Mr. Gray is Blackstone’s global head of real estate and a member of the board of directors of Blackstone. He also sits on Blackstone’s management and executive committees. Since joining Blackstone in 1992, Mr. Gray has helped build the largest real estate platform in the world with approximately $81 billion in investor capital under management as of March 31, 2014. Mr. Gray received a B.S. in Economics from the Wharton School, as well as a B.A. in English from the College of Arts and Sciences at the University of Pennsylvania, where he graduated magna cum laude and was elected to Phi Beta Kappa. He currently serves as a board member of Hilton Worldwide Holdings Inc., La Quinta Holdings Inc., the Pension Real Estate Association and Trinity School and is Chairman of the Board of Harlem Village Academies.

Nadeem Meghji has served as a Director since 2013. Mr. Meghji is a Managing Director in Blackstone’s Real Estate Group. Since joining Blackstone, Mr. Meghji has been involved in various transactions, including the recapitalization of General Growth Properties and the acquisition of the Centro portfolio. Before joining Blackstone in 2008, Mr. Meghji worked as an associate at the Lionstone Group, a real estate fund focused on opportunistic investments across the United States. Mr. Meghji received a B.S. in Electrical Engineering from Columbia University, where he graduated summa cum laude. He received a J.D. from Harvard Law School and an M.B.A. from Harvard Business School.

William D. Rahm has served as a Director since 2013. Mr. Rahm is a Senior Managing Director of Centerbridge Partners, L.P., which he joined at its inception in 2006. He currently focuses on investments in the real estate, gaming and lodging sectors. Prior to joining Centerbridge, Mr. Rahm was a member of Blackstone’s real estate private equity group, where he completed investments in lodging businesses and real estate assets. Mr. Rahm graduated cum laude from Yale College. He received his J.D. cum laude from Harvard Law School and his M.B.A. with distinction from Harvard Business School. Mr. Rahm serves on the Board of Directors of Extended Stay America, Inc. and the Board of Directors for Carefree Communities, Inc.

William J. Stein has served as a Director since 2011. Mr. Stein is a Senior Managing Director and Global Head of Asset Management in Blackstone’s Real Estate Group. Since joining Blackstone in 1997, Mr. Stein has been involved in the direct asset management and asset management oversight of Blackstone’s global real estate assets. Before joining Blackstone, Mr. Stein was a Vice President at Heitman Real Estate Advisors and JMB Realty Corp. Mr. Stein received a B.B.A. from the University of Michigan and an M.B.A. from the University of Chicago. Mr. Stein serves on the board of directors of Hilton Worldwide Holdings Inc. and La Quinta Holdings Inc.

Michael V. Pappagallo has served as our President and Chief Financial Officer since May 2013. From April 2010 to May 2013, Mr. Pappagallo was Chief Operating Officer of Kimco Realty Corporation (“Kimco”). From May 1997 to April 2010, Mr. Pappagallo served as Chief Financial Officer of Kimco. Prior to joining Kimco in 1997, Mr. Pappagallo was the Chief Financial Officer of G.E. Capital’s commercial real estate financing business, and held various other financial and business development positions. Mr. Pappagallo’s background also includes nine years at the accounting firm KPMG LLP, where he served as Senior Manager in the audit group, responsible for serving a variety of clients in industries ranging from financial services to manufacturing. Mr. Pappagallo received a B.B.A. in Accounting from Iona College. Mr. Pappagallo serves on the Board of Directors of Signature Bank.

Timothy Bruce has served as our Executive Vice President, Leasing and Redevelopment since August 2011. From January 2011 to July 2011, Mr. Bruce was employed by Westfield Holdings Limited as Senior Vice President, Regional Leader of the Northeast and, from November 2009 to December 2010, consulted for U.S. Land Acquisition, LLC. From September 2002 to August 2009, Mr. Bruce was employed by DDR Corp. as Executive Vice President of Development and, from December 1998 to August 2002, was employed by Acadia Realty Trust as Senior Vice President of Leasing. Mr. Bruce received a B.A. from the School of Architecture at the University of Illinois at Chicago and a Masters of Management degree from the J.L. Kellogg Graduate School of Business at Northwestern University.

Steven F. Siegel has served as our Executive Vice President, General Counsel since April 2007 and, in May 2007, was also appointed Secretary. From March 2002 to April 2007, Mr. Siegel was Executive Vice President of New Plan Excel Realty Trust, Inc. and was its General Counsel since 1991. Mr. Siegel joined New Plan Excel Realty Trust, Inc. in 1991 and was a Senior Vice President from September 1998 to March 2002. Mr. Siegel received a B.S. and a J.D. from St. John’s University.

Dean Bernstein has served as our Executive Vice President, Acquisitions and Dispositions since April 2007. From 2005 to April 2007, Mr. Bernstein was Executive Vice President, Acquisitions/Dispositions of New Plan Excel Realty Trust, Inc. Mr. Bernstein joined New Plan Excel Realty Trust, Inc. in 1991 and was its Senior Vice President, Acquisitions/Dispositions from January 2001 to February 2005 and its Senior Vice President, Finance from September 1998 to January 2001. Mr. Bernstein received a B.S. from the Syracuse University School of Management and an M.B.A. from New York University.

Steven A. Splain has served as our Chief Accounting Officer since April 2007 and, in July 2008, was also named an Executive Vice President. Prior thereto, Mr. Splain served as Senior Vice President, Chief Accounting Officer of New Plan Excel Realty Trust, Inc. Prior to his joining New Plan Excel Realty Trust, Inc. in 2000, Mr. Splain spent five years as Corporate Controller of Grove Property Trust and ten years as a tax manager specializing in real estate with Blum, Shapiro & Co., a certified public accounting firm. Mr. Splain received a B.S. from Southern Connecticut State University.

Carolyn Carter Singh has served as our Executive Vice President, Human Resources & Administration since July 2010. From April 2007 through July 2010, Ms. Singh served as our Senior Vice President, Human Resources & Administration. Until April 2007, she was Senior Vice President, Human Resources & Administration of New Plan Excel Realty Trust, Inc., having joined New Plan Excel Realty Trust, Inc. as Director of Human Resources in 2001. Ms. Singh received a B.A. from Rowan University.

There are no family relationships among any of our directors or executive officers.

Our Corporate Governance

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance include:

•

our Sponsor and members of our management only have voting power in Brixmor Property Group Inc. relating to their shares and, accordingly, our other stockholders have voting power with respect to Brixmor Property Group Inc. in a percentage that is greater than their percentage ownership of the Outstanding Brixmor Interests;

•

our Sponsor has advised us that, when it ceases to own a majority of the shares of Brixmor Property Group Inc., it will ensure that Blackstone employees will no longer constitute a majority of our board of directors;

•

our board of directors is not classified and each of our directors is subject to re-election annually, and we will not classify our board of directors in the future without the approval of the stockholders of Brixmor Property Group Inc.;

•

we have had a fully independent audit committee and independent director representation on our compensation and nominating and governance committees since the consummation of our IPO, and non-management members of our board of directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•	at least one of our directors qualifies as an “audit committee financial expert” as defined by the SEC;

•	we have opted out of the Maryland business combination and control share acquisition statutes, and in the future will not opt in without stockholder approval; and

•	we do not have a stockholder rights plan, and we will not adopt a stockholder rights plan in the future without stockholder approval.

Blackstone has advised us that it does not intend to vote in favor of the classification of our board, an opt-in to the Maryland business combination statute or control share acquisition statute or the adoption of a stockholder rights plan.

Composition of the Board of Directors

Our charter and bylaws provide that our board of directors shall consist of such number of directors as may from time to time be fixed by our board of directors, but may not be more than 15 or fewer than the minimum number permitted by Maryland law, which is one. The stockholders’ agreement provides that so long as Blackstone, Centerbridge Partners, L.P. (together with certain affiliated funds, “Centerbridge”) and members of management who owned shares prior to our IPO (together, our “pre-IPO owners”) and their affiliates together continue to beneficially own at least 5% of the total Outstanding Brixmor Interests, we are required to nominate a certain number of individuals designated by our Sponsor for election as our directors as specified in our stockholders’ agreement and must obtain the prior consent of our Sponsor in order to increase or decrease the size of our board of directors. Pursuant to the stockholders’ agreement, our Sponsor was entitled to designate five individuals for nomination for election at our 2014 Annual Meeting of Stockholders; accordingly, our Sponsor designated, and the Board selected, Messrs. Schreiber, Agarwal, Gray, Meghji and Stein to be nominated for election as directors at the annual meeting. Each director will serve until our next annual meeting and until his or her successor is duly elected and qualifies or until the director’s earlier death, resignation or removal. For a description of our board of directors and our Sponsor’s right to require us to nominate its designees, see “Material Provisions of Maryland Law and of Our Charter and Bylaws—Election and Removal of Directors,” and the “Transactions with Related Persons—Stockholders’ Agreement” section of our definitive proxy statement on Schedule 14A that was filed with the SEC on April 10, 2014 and incorporated by reference in this prospectus.

Background and Experience of Directors

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. In particular, the members of our board of directors considered the following important characteristics, among others:

•

Mr. Carroll—our board of directors considered Mr. Carroll’s extensive familiarity with our business and portfolio and his thorough knowledge of our industry owing to his 21-year history with the Company and its predecessors, serving in various senior and executive capacities.

•

Mr. Schreiber—our board of directors considered Mr. Schreiber’s extensive experience with, and strong record of success in investing in, real estate-related assets, particularly in light of his having co-founded Blackstone Real Estate Advisors, as well as his significant experience in serving as a director of various other companies, including real estate companies.

•

Mr. Agarwal—our board of directors considered Mr. Agarwal’s expertise as a Senior Managing Director in evaluating real estate acquisitions in the North American region and his financial advisory background in the real estate and leisure/lodging sector.

•

Mr. Berman—our board of directors considered Mr. Berman’s extensive experience in the real estate and finance industries, including in the retail property sector in particular, and his familiarity with financial reporting and accounting matters.

•

Mr. Deering—our board of directors considered Mr. Deering’s extensive experience in the real estate industry, including serving as Chairman of the Board and Chief Executive Officer of The Rouse Company, his familiarity with financial reporting and accounting matters and his significant experience in serving as a director of other public companies.

•

Mr. Gray—our board of directors considered Mr. Gray’s depth and breadth of success serving as Blackstone’s global head of real estate, the largest real estate platform in the world, as well as the experience he brings, having served on the boards of a diverse group of entities.

•

Mr. Meghji—our board of directors considered Mr. Meghji’s knowledge and experience based on his transactional and investment advisory background at Blackstone and at a real estate fund, together with his knowledge of the company through his involvement in the acquisition of the Centro portfolio.

•

Mr. Rahm—our board of directors considered Mr. Rahm’s extensive experience resulting from his focus on investments in the real estate, gaming and lodging sector at Centerbridge, his directorship experience and his knowledge of the company.

•

Mr. Stein—our board of directors considered Mr. Stein’s 16-year tenure with Blackstone involving the direct asset management and asset management oversight of Blackstone’s global real estate assets, as well as his prior executive positions at other real estate advisory firms.

Controlled Company Exception

Affiliates of our Sponsor who are party to the stockholders’ agreement own shares representing more than 50% of the voting power of our shares eligible to vote in the election of directors. As a result, we are a “controlled company” within the meaning of the NYSE corporate governance standards. Under the NYSE corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of our board of directors consist of independent directors, (2) that our board of directors have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that our board of directors have a nominating and corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. We currently utilize and presently intend to continue to utilize these exemptions. As a result, the majority of our directors are not independent and we do not have a nominating and corporate governance committee or a compensation committee that is comprised entirely of independent directors. Accordingly, our stockholders do not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements. In the event that we cease to be a “controlled company” and our shares continue to be listed on the NYSE, we will be required to comply with these provisions within the transition periods specified in the NYSE corporate governance rules.

Committees of the Board of Directors

Audit Committee

Our Audit Committee consists of Messrs. Berman, Deering and Rahm. Messrs. Berman, Deering and Rahm qualify as independent directors under NYSE corporate governance standards and the independence requirements of Rule 10A-3 of the Exchange Act. The purpose of the Audit Committee is to assist our board of directors in overseeing and monitoring (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the selection of our independent registered public accounting firm, (4) the independent registered public accounting firm’s qualifications and independence and (5) the performance of the independent registered public accounting firm. The Audit Committee is also responsible for preparing the Audit Committee report that is included in our annual proxy statement.

Compensation Committee

Our Compensation Committee consists of Messrs. Schreiber, Stein and Rahm. Our Compensation Committee is responsible for approving, administering and interpreting our compensation and benefit policies, including our executive officer incentive programs. It reviews our compensation and benefit policies and makes recommendations to our board of directors to ensure that these policies are consistent with our compensation philosophy and corporate governance guidelines. The Compensation Committee is also responsible for establishing the compensation of our executive officers.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Stein, Rahm and Agarwal. The purpose of the Nominating and Corporate Governance Committee is to oversee our governance policies, nominate directors for election by stockholders, recommend committee chairpersons and, in consultation with the committee chairpersons, recommend directors for membership on the committees of the board. In addition, the Nominating and Corporate Governance Committee assists our board of directors with the development of our Corporate Governance Guidelines.

Compensation Committee Interlocks and Insider Participation

During the 2013 fiscal year, the members of the Compensation Committee were Messrs. Rahm, Schreiber and Stein, none of whom was, during the fiscal year, an officer or employee of the Company and none of whom was formerly an officer of the Company. No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) or as a director of another entity, one of whose executive officers served on the compensation committee or as a director of the Company. Messrs. Schreiber and Stein are affiliates of Blackstone and Mr. Rahm is an affiliate of Centerbridge. We are parties to certain transactions with Blackstone and Centerbridge described in the “Transactions with Related Persons” section of our definitive proxy statement on Schedule 14A that was filed with the SEC on April 10, 2014 and incorporated by reference in this prospectus.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and, in general, may be amended and revised from time to time at the discretion of our board of directors without notice to or a vote of our stockholders.

Investment Policies

Investment in Real Estate or Interests in Real Estate

Our investment objectives are to increase cash flow from operations, achieve sustainable long-term growth and maximize stockholder value to allow for stable dividends and stock appreciation. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of our properties and our acquisition and other strategic objectives, see “Item 1. Business” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 which is incorporated by reference in this prospectus.

We have invested and intend to continue to invest primarily in well located, high quality, shopping centers in the United States. Future investment activities will not be limited to any geographic area, product type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market or submarket, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment or development activities in a manner that is consistent with our qualification as a REIT for U.S. federal income tax purposes. We do not have a specific policy to acquire assets primarily for capital gain or primarily for income. In addition, we may purchase or lease income-producing commercial and other types of properties for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

We participate with third parties in property ownership, through joint ventures or other types of co-ownership, and we may engage in such activities in the future if we determine that doing so would be the most effective means of owning or acquiring properties. We do not expect, however, to enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies. We also may acquire real estate or interests in real estate in exchange for the issuance of common stock, preferred stock or options to purchase stock or interests in our subsidiaries, including our Operating Partnership.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these investments. Principal and interest on our debt will have a priority over any dividends with respect to our common stock. Investments are also subject to our policy not to be required to register as an investment company under the Investment Company Act.

Investments in Real Estate Mortgages

Our business objectives emphasize equity investments in retail real estate. Although we do not presently intend to invest in mortgages or deeds of trust, other than in a manner that is ancillary to an equity investment, we may elect, in our discretion, to invest in mortgages and other types of real estate interests, including, without limitation, participating or convertible mortgages; provided, in each case, that such investment is consistent with our qualification as a REIT. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral securing certain mortgages may not be sufficient to enable us to recoup our full investment.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the asset tests and gross income tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We do not currently have any policy limiting the types of entities in which we may invest or the proportion of assets to be so invested, whether through acquisition of an entity’s common stock, limited liability or partnership interests, interests in another REIT or entry into a joint venture. As of December 31, 2013, our investment in marketable securities totaled $22.1 million. Our investments in marketable securities as of December 31, 2012 and 2011 were $24.9 million and $23.0 million, respectively. To the extent we make such investments in the future, we intend to invest primarily in entities that own retail real estate. We have no current plans to make additional investments in entities that are not engaged in real estate activities. Our investment objectives are to maximize the cash flow of our investments, acquire investments with growth potential and provide cash distributions and long-term capital appreciation to our stockholders through increases in the value of our company. We have not established a specific policy regarding the relative priority of these investment objectives.

Investment in Other Securities

Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred stocks or common stock.

Dispositions

We may from time to time dispose of properties if, based upon management’s periodic review of our portfolio, our board of directors determines such action would be in our best interest. In addition, we may elect to enter into joint ventures or other types of co-ownership with respect to properties that we already own, either in connection with acquiring interests in other properties (as discussed above in “—Investment in Real Estate or Interests in Real Estate”) or from investors to raise equity capital.

Financing Policies

We expect to employ leverage in our capital structure in amounts determined from time to time by our board of directors. Although our board of directors has not adopted a policy that limits the total amount of indebtedness that we may incur, it will consider a number of factors in evaluating our level of indebtedness from time to time, as well as the amount of such indebtedness that will be either fixed or variable rate. Our charter and bylaws that will be in effect following this offering will not limit the amount or percentage of indebtedness that we may incur nor will they restrict the form in which our indebtedness will be taken (including recourse or non-recourse debt, cross collateralized debt, etc.). Our board of directors may from time to time modify our debt policy in light of the then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general market conditions for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors.

To the extent our board of directors determines to obtain additional capital, we may, without stockholder approval, issue debt or equity securities, retain earnings (subject to the REIT distribution requirements for U.S. federal income tax purposes) or pursue a combination of these methods.

Conflict of Interest Policies

We have adopted certain policies designed to eliminate or minimize certain potential conflicts of interest. Specifically, we adopted a code of business conduct and ethics that generally prohibits conflicts of interest between our officers and employees on the one hand, and our company on the other hand. Our code of business conduct and ethics will also generally limit our employees and officers from competing with our company or taking for themselves opportunities that are discovered through use of property or information of or position with our company. Waivers of our code of business conduct and ethics may be granted by the board of directors or a committee thereof. However, we cannot assure you these policies or provisions of law will always succeed in eliminating the influence of such conflicts. If they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders. In addition, our charter, to the maximum extent permitted from time to time by Maryland law, renounces any interest or expectancy that we have in, or any right to be offered an opportunity to participate in, any business opportunities that are from time to time presented to or developed by our directors or their affiliates, other than to those directors who are employed by us or our subsidiaries, unless the business opportunity is expressly offered or made known to such person in his or her capacity as a director. See “Material Provisions of Maryland Law and of our Charter and Bylaws—Competing Interests and Activities of Our Non-Employees Directors.”

Policies with Respect to Other Activities

We have authority to offer common stock, preferred stock, options to purchase stock or other securities in exchange for property, repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. Our board of directors has no present intention of causing us to repurchase any common stock, although we may do so in the future. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors without the need for stockholder approval. See “Description of Stock.” We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code or the Treasury Regulations our board of directors determines that it is no longer in our best interest to qualify as a REIT. We may make loans to third parties, including, without limitation, to joint ventures in which we participate. We intend to make investments in such a way that we will not be treated as an investment company under the Investment Company Act.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table and accompanying footnotes set forth information regarding the beneficial ownership of the Outstanding Brixmor Interests as of June 20, 2014, before and after giving effect to this offering (assuming no exercise of the underwriters’ option to purchase additional shares of our common stock from the selling stockholders), by (1) each person known to us to beneficially own more than 5% of any class of the outstanding voting securities of Brixmor Property Group Inc., (2) each of our directors and named executive officers, (3) all of our directors and executive officers as a group and (4) each selling stockholder.

For further information regarding material relationships and transactions between us and the selling stockholders, see the “Transactions with Related Persons” section of our definitive proxy statement on Schedule 14A that was filed with the SEC on April 10, 2014 and is incorporated by reference in this prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC.

	Prior to this Offering						After this Offering
Name of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned	% of All Shares of Common Stock	Number of BPG Subsidiary Shares Beneficially Owned (2)	Number of OP Units Beneficially Owned (2)	% of All Outstanding Brixmor Interests (2)	Number of Shares of Common Stock Offered (3)	Number of Shares of Common Stock Beneficially Owned	% of All Shares of Common Stock	Number of BPG Subsidiary Shares Beneficially Owned (2)(3)	Number of OP Units Beneficially Owned (2)(3)	% of All Outstanding Brixmor Interests (2)(3)
Blackstone (4)	161,494,622	70.31%	57,824,966	15,527,830	77.19%	25,000,000	149,011,775	61.48%	51,669,377	9,166,266	68.98%
Centerbridge (5)	18,147,113	7.90%	—	—	5.96%	—	18,147,133	7.49%	—	—	5.96%
Michael A. Carroll	698,633	*	225,608	86,667	*	—	737,312	*	225,608	47,988	*
John G. Schreiber (6)	—	—	—	—	—	—	—	—	—	—	—
A.J. Agarwal (7)	—	—	—	—	—	—	—	—	—	—	—
Michael Berman	5,000	*	—	—	*	—	5,000	*	—	—	*
Anthony W. Deering	29,750	*	—	—	*		29,750	*	—	—	*
Jonathan D. Gray (7)	—	—	—	—	—	—	—	—	—	—	—
Nadeem Meghji (7)	—	—	—	—	—	—	—	—	—	—	—
William D. Rahm (8)	—	—	—	—	—	—	—	—	—	—	—
William J. Stein (7)	—	—	—	—	—	—	—	—	—	—	—
Michael V. Pappagallo	265,693	*	85,526	36,525	*	—	279,340	*	85,526	22,878	*
Timothy Bruce	192,779	*	62,054	28,837	*	—	202,915	*	62,054	18,701	*
Steven F. Siegel	252,902	*	81,445	26,215	*	—	264,487	*	81,445	14,630	*
Dean Bernstein	192,779	*	62,054	22,938	*	—	202,915	*	62,054	12,802	*
All directors and executive officers as a group (15 persons)	1,975,344	*	625,550	237,228	*	—	2,075,455	*	625,550	137,117	*

*	Less than 1%.
(1)	Our named executive officers for 2013 were Michael A. Carroll, Michael V. Pappagallo, Timothy Bruce, Steven F. Siegel, Dean Bernstein and Tiffanie Fisher. Ms. Fisher, who formerly served as our Executive Vice President and Chief Financial Officer, has been omitted from the table. On May 20, 2013, Michael V. Pappagallo became our President and Chief Financial Officer.
(2)	Subject to certain requirements and restrictions, the BPG Subsidiary Shares are exchangeable for shares of our common stock, on a one-for-one basis, or, at our option, cash and the OP Units are redeemable for cash or, at our option, exchangeable for shares of our common stock, on a one-for-one basis, in each case, from and after the first anniversary date of the closing of our IPO, subject to the ownership limit and other restrictions on ownership and transfer of our stock set forth in our charter. Beneficial ownership of BPG Subsidiary Shares and OP Units reflected in this table are presented separately from the beneficial ownership of the shares of our common stock for which such BPG Subsidiary Shares and OP Units may be exchanged. Notwithstanding the foregoing, our Sponsor and Centerbridge are generally permitted to exchange BPG Subsidiary Shares and redeem their OP Units for shares of our common stock at any time.
(3)	In connection with the consummation of this offering, we will issue to certain holders of BPG Subsidiary Shares and OP Units, including certain selling stockholders, an aggregate of 12,667,946 shares of our common stock in exchange for an equivalent number of outstanding BPG Subsidiary Shares and OP Units, as the case may be, of which 7,808,559 shares will be sold by such selling stockholders in this offering. The issuance of shares of common stock as described in this paragraph will not have an impact on the number of Outstanding Brixmor Interests. More specifically, the number of shares of common stock offered by Blackstone includes: 6,155,589 shares offered for the account of Blackstone Retail Transaction II Holdco L.P. (“Blackstone Retail Transaction II”), 936,828 shares offered for the account of BRE Southeast Retail Holdings LLC (“BRE Southeast Retail”), 155,187 shares offered for the account of BRE Throne JV Member LLC (“BRE Throne JV”) and 560,955 shares offered for the account of BRE Throne REIT Holdco LLC (“BRE Throne REIT Holdco”), which shares will, in each case, be issued to our for the account of such persons in exchange for an equivalent number of Outstanding BPG Subsidiary Shares and Outstanding OP Units, as the case may be, held by such persons.
(4)	Amounts prior to this offering reflect 161,494,622 shares of our common stock directly held by BRE Retail Holdco L.P. (“BRE Retail Holdco”) and 57,824,966 BPG Subsidiary Shares directly held by Blackstone Retail Transaction II. Amounts after this offering reflect 144,303,181 shares of our common stock directly held by BRE Retail Holdco and 51,669,377 BPG Subsidiary Shares directly held by Blackstone Retail Transaction II. The general partner of each of BRE Retail Holdco and Blackstone Retail Transaction II is Blackstone Real Estate Associates VI L.P. The general partner for Blackstone Real Estate Associates VI L.P. is BREA VI L.L.C. The managing member of BREA VI L.L.C. is Blackstone Holdings III L.P.

Amounts after this offering also reflect 4,708,594 shares of our common stock directly held by BRE Throne REIT Holdco pursuant to a distribution of beneficial interests previously indirectly held by BRE Throne REIT Holdco through BRE Throne JV. The sole member of BRE Throne REIT Holdco is

BRE Throne REIT Parent LLC (“BRE Throne REIT Parent”). BRE Throne REIT Parent is owned by a number of affiliated limited partnerships (the “BREP VII Partnerships”) holding a majority membership interest in BRE Throne REIT Parent. The general partner of each of the BREP VII Partnerships is Blackstone Real Estate Associates VII L.P. The general partner of Blackstone Real Estate Associates VII L.P. is BREA VII L.L.C. The managing member of BREA VII L.L.C. is Blackstone Holdings III L.P.

Amounts prior to this offering also reflects 8,800,470 OP Units directly held by BRE Southeast Retail and 6,727,360 OP Units directly held by BRE Throne JV. Amounts after this offering also reflect 7,863,642 OP Units directly held by BRE Southeast Retail and 1,302,624 OP Units directly held by BRE Throne JV. The majority member of BRE Throne JV is BRE Throne Parent LLC. The sole or majority member of each of the members of BRE Throne Parent LLC that together control a majority membership interest therein is BRE Throne Holdings Member LLC. The majority member of BRE Throne Holdings Member LLC is BRE Throne NR Parent LLC (“BRE Throne Parent”). BRE Southeast Retail and BRE Throne Parent are each majority owned by the BREP VII Partnerships. The general partner of each of the BREP VII Partnerships is Blackstone Real Estate Associates VII L.P. The general partner of Blackstone Real Estate Associates VII L.P. is BREA VII L.L.C. The managing member of BREA VII L.L.C. is Blackstone Holdings III L.P.

The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Steven A. Schwarzman. Each of such Blackstone entities (other than BRE Retail Holdco, Blackstone Retail Transaction II, BRE Throne REIT Holdco, BRE Southeast Retail and BRE Throne JV to the extent of their direct holdings) and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by BRE Retail Holdco, Blackstone Retail Transaction II, BRE Throne REIT Holdco, BRE Southeast Retail and BRE Throne JV directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such shares. The address of each of Mr. Schwarzman and each of the other entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

Blackstone entities may pledge, hypothecate or grant security interests in any or all of the shares of our common stock, BPG Subsidiary Shares and/or OP Units held by such Blackstone entities, including to banks or financial institutions as collateral or security for loans, advances or extensions of credit.

(5)	Amounts prior to and after this offering reflect 4,733,858 shares of our common stock held directly by Centerbridge Credit Partners, L.P., 6,213,100 shares of our common stock held directly by Centerbridge Credit Partners TE Intermediate I, L.P., 2,042,508 shares of our common stock held directly by Centerbridge Credit Partners Offshore Intermediate III, L.P. and 5,157,647 shares of our common stock held directly by Centerbridge Special Credit Partners, L.P. Centerbridge Credit Partners General Partner, L.P. is the general partner of Centerbridge Credit Partners, L.P. and Centerbridge Credit Partners TE Intermediate I, L.P. Centerbridge Credit GP Investors, L.L.C. is the general partner of Centerbridge Credit Partners General Partner, L.P. Centerbridge Special Credit Partners General Partner, L.P. is the general partner of Centerbridge Special Credit Partners, L.P. Centerbridge Special GP Investors, L.L.C. is the general partner of Centerbridge Special Credit Partners General Partner, L.P. Centerbridge Credit Partners Offshore General Partner, L.P. is the general partner of Centerbridge Credit Partners Offshore Intermediate III, L.P. Centerbridge Credit Offshore GP Investors, L.L.C. is the general partner of Centerbridge Credit Partners Offshore General Partner, L.P. Mark. T. Gallogly and Jeffrey H. Aronson are the managing members of Centerbridge Credit GP Investors, L.L.C., Centerbridge Special GP Investors, L.L.C. and Centerbridge Credit Offshore GP Investors, L.L.C. The address of Mr. Gallogly, Mr. Aronson and each entity or individual described in this footnote (5) is c/o Centerbridge Partners, L.P., 375 Park Avenue, 12th Floor, New York, New York 10152.
(6)	Mr. Schreiber is a partner and co-founder of Blackstone Real Estate Advisors, which is affiliated with Blackstone. Mr. Schreiber disclaims beneficial ownership of the shares beneficially owned by Blackstone.
(7)	Messrs. Agarwal, Gray, Meghji and Stein are each employees of Blackstone, but each disclaims beneficial ownership of the shares beneficially owned by Blackstone. The address for Messrs. Agarwal, Gray, Meghji and Stein is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.
(8)	Mr. Rahm is an employee of Centerbridge, but disclaims beneficial ownership of the shares beneficially owned by Centerbridge.

DESCRIPTION OF STOCK

The following summary of the terms of our common stock is a summary and is qualified in its entirety by reference to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part, and the Maryland General Corporation Law, or “MGCL.” See “Where You Can Find More Information.”

General

Our charter authorizes us to issue up to 3,000,000,000 shares of common stock, $0.01 par value per share, and up to 300,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors, without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock that we are authorized to issue or the number of authorized shares of any class or series. Under Maryland law, a stockholder generally is not liable for a corporation’s debts or obligations solely as a result of the stockholder’s status as a stockholder.

Common Stock

Subject to the restrictions on ownership and transfer of our stock discussed below under the caption “—Restrictions on Ownership and Transfer” and the voting rights of holders of outstanding shares of any other class or series of our stock, holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our common stock do not have cumulative voting rights in the election of directors.

Holders of our common stock are entitled to receive dividends as and when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of outstanding shares of any other class or series of our stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. There are no sinking fund provisions applicable to the common stock. Holders of our common stock generally have no appraisal rights. All shares of our common stock outstanding at the time of the completion of this offering are fully paid and nonassessable and have equal dividend and liquidation rights. The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of our common stock are subject to those of the holders of any shares of our preferred stock or any other class or series of stock we may authorize and issue in the future.

Under Maryland law, a Maryland corporation generally cannot amend its charter, consolidate, merge, convert, sell all or substantially all of its assets, engage in a statutory share exchange or dissolve unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. As permitted by Maryland law, our charter provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter, although, for so long as the stockholders’ agreement remains in effect, certain amendments to our charter inconsistent with the rights of our Sponsor or Centerbridge under the stockholders’ agreement or our charter or bylaws also require our Sponsor’s consent and, in certain cases, Centerbridge’s consent. See “Material Provisions of Maryland Law and of our Charter and Bylaws.” In addition, because many of our operating assets are held by our subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Power to Reclassify and Issue Stock

Our board of directors may, without approval of holders of our common stock, classify and reclassify any unissued shares of our stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to dividends or upon liquidation, or have voting rights and other rights that differ from the rights of the common stock, and authorize us to issue the newly-classified shares. Before authorizing the issuance of shares of any new class or series, our board of directors must set, subject to the provisions in our charter relating to the restrictions on ownership and transfer of our stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series of stock. These actions may be taken without the approval of holders of our common stock unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT for U.S. federal income tax purposes, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our stock. Subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or by number of shares, whichever is more restrictive) of our outstanding common stock or 9.8% in value of our outstanding stock. We refer to these restrictions, collectively, as the “ownership limit.” Our board of directors has granted an exemption from the ownership limit to our Sponsor and its affiliates.

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our outstanding common stock or 9.8% of our outstanding stock, or the acquisition of an interest in an entity that owns our stock, could, nevertheless, cause the acquiror or another individual or entity to own our stock in excess of the ownership limit.

Our board of directors may, upon receipt of certain representations and agreements and in its sole discretion, prospectively or retroactively, waive the ownership limit and may establish or increase a different limit on ownership, or excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limit would not result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT. As a condition of granting a waiver of the ownership limit or creating an excepted holder limit, our board of directors may, but is not required to, require an opinion of counsel or IRS ruling satisfactory to our board of directors as it may deem necessary or advisable to determine or ensure our status as a REIT and may impose such other conditions or restrictions as it deems appropriate.

In connection with granting a waiver of the ownership limit or creating or modifying an excepted holder limit, or at any other time, our board of directors may increase or decrease the ownership limit unless, after giving effect to any increased or decreased ownership limit, five or fewer persons could beneficially own, in the aggregate, more than 49.9% in value of the shares of our stock then outstanding or we would otherwise fail to qualify as a REIT. A decreased ownership limit will not apply to any person or entity whose percentage of ownership of our stock is in excess of the decreased ownership limit until the person or entity’s ownership of our stock equals or falls below the decreased ownership limit, but any further acquisition of our stock will be subject to the decreased ownership limit.

Our charter also prohibits:

•

any person from beneficially or constructively owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons; and

•

any person from beneficially owning shares of our stock to the extent such ownership would result in our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any of the other restrictions on ownership and transfer of our stock, and any person who is the intended transferee of shares of our stock that are transferred to a trust for the benefit of one or more charitable beneficiaries described below, must give immediate written notice to us of such an event or, in the case of a proposed or attempted transfer, give at least 15 days’ prior written notice to us and must provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The provisions of our charter relating to the restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, or that compliance is no longer required in order for us to qualify as a REIT.

Any attempted transfer of our stock that, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void. Any attempted transfer of our stock that, if effective, would result in a violation of the ownership limit (or other limit established by our charter or our board of directors), our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify as a REIT or as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code will cause the number of shares causing the violation (rounded up to the nearest whole share) to be transferred automatically to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be effective as of the close of business on the business day before the date of the attempted transfer or other event that resulted in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent a violation of the applicable restrictions on ownership and transfer of our stock, then the attempted transfer that, if effective, would have resulted in a violation of the ownership limit (or other limit established by our charter or our board of directors), our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify as a REIT or as a “domestically controlled qualified investment entity,” will be null and void.

Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of our stock held in the trust and will have no rights to dividends and no rights to vote or other rights attributable to the shares of our stock held in the trust. The trustee of the trust will exercise all voting rights and receive all dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid before we discover that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by a proposed transferee before our discovery that the shares have been transferred to the trust and to recast the vote in the sole discretion of the trustee. However, if we have already taken irreversible corporate action, then the trustee may not rescind or recast the vote.

Within 20 days of receiving notice from us of a transfer of shares to the trust, the trustee must sell the shares to a person that would be permitted to own the shares without violating the ownership limit or the other restrictions on ownership and transfer of our stock in our charter. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the proposed transferee an amount equal to the lesser of:

•

the price paid by the proposed transferee for the shares or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares at market price, which will generally be the last sales price reported on the NYSE, the market price on the last trading day before the day of the event that resulted in the transfer of such shares to the trust; and

•	the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares.

The trustee must distribute any remaining funds held by the trust with respect to the shares to the charitable beneficiary. If the shares are sold by the proposed transferee before we discover that they have been transferred to the trust, the shares will be deemed to have been sold on behalf of the trust and the proposed transferee must pay to the trustee, upon demand, the amount, if any, that the proposed transferee received in excess of the amount that the proposed transferee would have received had the shares been sold by the trustee.

Shares of our stock held in the trust will be deemed to be offered for sale to us, or our designee, at a price per share equal to the lesser of:

•

the price per share in the transaction that resulted in the transfer to the trust or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares at market price, the market price on the last trading day before the day of the event that resulted in the transfer of such shares to the trust; and

•	the market price on the date we accept, or our designee accepts, such offer.

We may accept the offer until the trustee has otherwise sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute the net proceeds of the sale to the proposed transferee and distribute any dividends or other distributions held by the trustee with respect to the shares to the charitable beneficiary.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice stating the person’s name and address, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limit. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must, on request, disclose to us in writing such information as we may request in order to determine our status as a REIT or to comply, or determine our compliance, with the requirements of any governmental or taxing authority.

If our board of directors authorizes any of our shares to be represented by certificates, the certificates will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer of our stock could delay, defer or prevent a transaction or a change of control of us that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

MATERIAL PROVISIONS OF MARYLAND LAW

AND OF OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and of our charter and bylaws is a summary and is qualified in its entirety by reference to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part, and by the MGCL. See “Where You Can Find More Information.” Under “Material Provisions of Maryland Law and of Our Charter and Bylaws,” “we,” “us,” “our” and “our company” refer to Brixmor Property Group Inc. and not to any of its subsidiaries.

Election and Removal of Directors

Our charter and bylaws provide that the number of our directors may be established only by our board of directors but may not be more than 15 or fewer than the minimum number permitted by Maryland law, which is one. As provided in the stockholders’ agreement and our bylaws, for so long as the stockholders’ agreement remains in effect, any action by our board of directors to increase or decrease the size of our board of directors generally requires the consent of our Sponsor and our Sponsor must consent to any amendment to our bylaws to modify this consent requirement. For so long as the stockholders’ agreement remains in effect, our bylaws require that, in order for an individual to qualify to be nominated or to serve as a director of our company, the individual must have been nominated in accordance with the stockholders’ agreement, including the requirement that we must nominate a certain number of directors designated by our Sponsor from time to time described in the “Transactions with Related Persons—Stockholders’ Agreement” section of our definitive proxy statement on Schedule 14A that was filed with the SEC on April 10, 2014 and is incorporated by reference in this prospectus, and our Sponsor must consent to any amendment to our bylaws to eliminate these director qualifications. There will be no cumulative voting in the election of directors, and a director will be elected by a plurality of the votes cast in the election of directors.

Our charter provides that any vacancy on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum of the board of directors.

Our charter provides that a director may be removed with or without cause by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast generally in the election of directors, except that, for so long as the stockholders’ agreement remains in effect, the removal of a director who was nominated at the direction of our Sponsor, or a “Sponsor Director,” requires the consent of our Sponsor and our Sponsor must consent to any amendment to our charter to amend or modify this consent requirement.

Amendment to Charter and Bylaws

Except as described below and as provided in the MGCL, amendments to our charter must be advised by our board of directors and approved by the affirmative vote of our stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter and our board of directors has the exclusive power to amend our bylaws. Certain amendments to the provisions of our charter and bylaws requiring our Sponsor’s consent to certain actions (including amendments to such provisions of our charter or bylaws), or otherwise modifying our Sponsor’s or Centerbridge’s rights under the stockholders’ agreement or our charter or bylaws (such as our Sponsor’s right to call a special meeting of our stockholders and the requirement that, to be qualified to be nominated and to serve as a director, an individual must be nominated in accordance with the stockholders’ agreement), in either case, as described under “Material Provisions of Maryland Law and our Charter and Bylaws,” require the consent of our Sponsor and, in certain cases, Centerbridge. In addition, the provisions of our bylaws prohibiting our board of directors from revoking, altering or amending its resolution exempting any business combination from the “business combination” provisions of the MGCL or exempting any acquisition of our stock from the “control share” provisions of the MGCL without the approval of our stockholders must be approved by the affirmative vote of a majority of the votes cast on the matter by our stockholders.

Business Combinations

Under the MGCL, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange, and, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the corporation’s then outstanding voting stock.

A person is not an interested stockholder under the MGCL if the corporation’s board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. In approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and the interested stockholder generally must be recommended by the corporation’s board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The MGCL permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has adopted a resolution exempting any transactions between us and any other person. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations involving us. Our bylaws provide that this resolution or any other resolution of our board of directors exempting any business combination from the business combination provisions of the MGCL may only be revoked, altered or amended, and our board of directors may only adopt any resolution inconsistent with this resolution, with the affirmative vote of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors. In the event that our board of directors amends or revokes this resolution, business combinations between us and an interested stockholder or an affiliate of an interested stockholder that are not exempted by our board of directors would be subject to the five-year prohibition and the super-majority vote requirements.

Control Share Acquisitions

The MGCL provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiror does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain limitations and conditions, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority of the voting power, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting any acquisition of our stock by any person from the foregoing provisions on control shares, and this provision of our bylaws cannot be amended without the affirmative vote of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors. In the event that our bylaws are amended to modify or eliminate this provision, acquisitions of our common stock may constitute a control share acquisition.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of five provisions, including:

•	a classified board;

•	a two-thirds vote of outstanding shares to remove a director;

•	a requirement that the number of directors be fixed only by vote of the board of directors;

•

a requirement that a vacancy on the board of directors be filled only by the affirmative vote of a majority of the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; and

•

a provision that a special meeting of stockholders must be called upon stockholder request only on the written request of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting.

We have elected in our charter to be subject to the provision of Subtitle 8 that provides that vacancies on our board of directors may be filled only by the remaining directors. We have not elected to be subject to any of the other provisions of Subtitle 8, including the provisions that would permit us to classify our board of directors or increase the vote required to remove a director without stockholder approval. Moreover, our charter provides that, without the affirmative vote of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors, we may not elect to be subject to any of these additional provisions of Subtitle 8. We do not currently have a classified board and, subject to the right of our Sponsor to consent to the removal of any Sponsor Director, a director may be removed with or without cause by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we (1) vest in our board of directors the exclusive power to fix the number of directors, subject to our Sponsor’s right to consent to any change in the number of directors, and (2) require the request of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting to call a special meeting (unless the special meeting is called either by our board of directors, the chairman of our board of directors or our president, chief executive officer or secretary or at the request of our Sponsor as described below under the caption “—Special Meetings of Stockholders”).

Special Meetings of Stockholders

Our board of directors, the chairman of our board of directors or our president, chief executive officer or secretary may call a special meeting of our stockholders. Our bylaws provide that a special meeting of our stockholders to act on any matter that may properly be considered at a meeting of our stockholders must also be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by our bylaws, or, for so long as our Sponsor and its affiliates together continue to beneficially own at least 40% of the total Outstanding Brixmor Interests, our Sponsor, and, for so long as the stockholders’ agreement remains in effect, a special meeting to act on the removal of one or more Sponsor Directors must be called by our secretary upon written request by our Sponsor. For so long as the stockholders’ agreement remains in effect, our Sponsor’s consent is required for any amendment to this provision of our bylaws.

Stockholder Action by Written Consent

The MGCL generally provides that, unless the charter of the corporation authorizes stockholder action by less than unanimous consent, stockholder action may be taken by consent in lieu of a meeting only if it is given by all stockholders entitled to vote on the matter. Our charter permits stockholder action by consent in lieu of a meeting to the extent permitted by our bylaws. Our bylaws provide that, so long as our pre-IPO owners and their affiliates together continue to beneficially own at least 40% of the total Outstanding Brixmor Interests, stockholder action may be taken without a meeting if a consent, setting forth the action so taken, is given by the stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted. For so long as our pre-IPO owners and their affiliates together continue to beneficially own at least 40% of the total Outstanding Brixmor Interests, our Sponsor’s consent is required for any amendment to these provisions of our charter and bylaws.

Competing Interests and Activities of Our Non-Employee Directors

Our charter, to the maximum extent permitted from time to time by Maryland law, renounces any interest or expectancy that we have in, or any right to be offered an opportunity to participate in, any business opportunities that are from time to time presented to or developed by our directors or their affiliates, other than to those directors who are employed by us or our subsidiaries, unless the business opportunity is expressly offered or made known to such person in his or her capacity as a director.

Our charter provides that, to the maximum extent permitted from time to time by Maryland law, none of our Sponsor, Centerbridge or any of their respective affiliates, or any director who is not employed by us or any of his or her affiliates, will have any duty to refrain from (1) engaging in similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates, and our Sponsor, Centerbridge and each of our non-employee directors (including those designated by our Sponsor), and any of their respective affiliates, may (a) acquire, hold and dispose of shares of our stock, BPG Subsidiary Shares or OP Units for his, her or its own account or for the account of others, and exercise all of the rights of a stockholder of us or BPG Subsidiary, or a limited partner of our Operating Partnership, to the same extent and in the same manner as if he, she or it were not our director or stockholder, and (b) in his, her or its personal capacity, or in his or her capacity as a director, officer, trustee, stockholder, partner, member, equity owner, manager, advisor or employee of any other person, have business interests and engage, directly or indirectly, in business activities that are similar to ours or compete with us, that we could seize and develop or that include the acquisition, syndication, holding, management, development, operation or disposition of interests in mortgages, real property or persons engaged in the real estate business. In addition, our charter provides that, to the maximum extent permitted from time to time by Maryland law, in the event that our Sponsor, Centerbridge, any non-employee director or any of their respective affiliates acquires knowledge of a potential transaction or other business opportunity, no such person will have any duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and such person may take any such opportunity for himself, herself or itself or offer it to another person or entity unless the business opportunity is expressly offered to such person in his or her capacity as our director. Furthermore, our charter contains a provision intended to eliminate the liability of our Sponsor, Centerbridge, any director who is not employed by us or any of their affiliates to us or our stockholders for money damages in connection with any benefit received, directly or indirectly, from any transaction or business opportunity that we have renounced in our charter or otherwise and permit our directors and officers to be indemnified and advanced expenses, notwithstanding his, her or its receipt, directly or indirectly, of a personal benefit from any such transaction or opportunity. Our charter provides that, for so long as the stockholders’ agreement remains in effect, this provision of our charter may not be amended without the consent of our Sponsor and Centerbridge.

Advance Notice of Director Nomination and New Business

Our bylaws provide that nominations of individuals for election as directors and proposals of business to be considered by stockholders at any annual meeting may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or any duly authorized committee of our board of directors or (3) by any stockholder who was a stockholder of record at the time of provision of notice and at the time of the meeting, who is entitled to vote at the meeting in the election of the individuals so nominated or on such other proposed business and who has complied with the advance notice procedures of our bylaws. Stockholders generally must provide notice to our secretary not earlier than the 150th day or later than the close of business on the 120th day before the first anniversary of the date of our proxy statement for the preceding year’s annual meeting.

Only the business specified in the notice of the meeting may be brought before a special meeting of our stockholders. Nominations of individuals for election as directors at a special meeting of stockholders may be made only (1) by or at the direction of our board of directors or any duly authorized committee of our board of directors or (2) if the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of provision of notice and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of our bylaws. Stockholders generally must provide notice to our secretary not earlier than the 120th day before such special meeting and or later than the later of the close of business on the 90th day before the special meeting or the tenth day after the first public announcement of the date of the special meeting and the nominees of our board of directors to be elected at the meeting.

A stockholder’s notice must contain certain information specified by our bylaws about the stockholder, its affiliates and any proposed business or nominee for election as a director, including information about the economic interest of the stockholder, its affiliates and any proposed nominee in us.

Effect of Certain Provisions of Maryland Law and our Charter and Bylaws

The restrictions on ownership and transfer of our stock discussed under the caption “Description of Stock—Restrictions on Ownership and Transfer” prevent any person from acquiring more than 9.8% (in value or by number of shares, whichever is more restrictive) of our outstanding common stock or 9.8% in value of our outstanding stock without the approval of our board of directors. These provisions, as well as our Sponsor’s right to designate certain individuals whom we must nominate for election as directors, may delay, defer or prevent a change in control of us. Further, our board of directors has the power to increase the aggregate number of authorized shares and classify and reclassify any unissued shares of our stock into other classes or series of stock, and to authorize us to issue the newly-classified shares, as discussed under the captions “Description of Stock—Common Stock” and “—Power to Reclassify and Issue Stock,” and could authorize the issuance of shares of common stock or another class or series of stock, including a class or series of preferred stock, that could have the effect of delaying, deferring or preventing a change in control of us. We believe that the power to increase the aggregate number of authorized shares and to classify or reclassify unissued shares of common or preferred stock, without approval of holders of our common stock, provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

Our charter and bylaws also provide that the number of directors may be established only by our board of directors (subject to our Sponsor’s right to consent to changes in the number of our directors for so long as the stockholders’ agreement remains in effect), which prevents our stockholders from increasing the number of our directors and filling any vacancies created by such increase with their own nominees. The provisions of our bylaws discussed above under the captions “—Special Meetings of Stockholders” and “—Advance Notice of Director Nomination and New Business” require stockholders (other than our Sponsor, to the extent described above) seeking to call a special meeting, nominate an individual for election as a director or propose other business at an annual meeting to comply with certain notice and information requirements. We believe that these provisions will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors and promote good corporate governance by providing us with clear procedures for calling special meetings, information about a stockholder proponent’s interest in us and adequate time to consider stockholder nominees and other business proposals. However, these provisions, alone or in combination, could make it more difficult for our stockholders to remove incumbent directors or fill vacancies on our board of directors with their own nominees and could delay, defer or prevent a change in control, including a proxy contest or tender offer that might involve a premium price for our common stockholders or otherwise be in the best interest of our stockholders.

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (c) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (d) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our stock will be deemed to have notice of and consented to the provisions of our charter and bylaws, including the exclusive forum provisions in our bylaws. For so long as the stockholders’ agreement remains in effect, our Sponsor’s consent is required for any amendment to this provision of our bylaws.

Limitation of Liability and Indemnification of Directors and Officers

Maryland law permits us to include a provision in our charter eliminating the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates our directors’ and officers’ liability to us and our stockholders for money damages to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter were to provide otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or certain other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The MGCL prohibits us from indemnifying a director or officer who has been adjudged liable in a suit by us or on our behalf or in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received; however, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

To the maximum extent permitted by Maryland law, our charter authorizes us to indemnify any person who serves or has served, and our bylaws obligate us to indemnify any individual who is made or threatened to be made a party to or witness in a proceeding by reason of his or her service:

•	as our director or officer; or

•

while a director or officer and at our request, as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, from and against any claim or liability to which he or she may become subject or that he or she may incur by reason of his or her service in any of these capacities, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served any of our predecessors in any of the capacities described above and any employee or agent of us or any of our predecessors.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF BRIXMOR OPERATING PARTNERSHIP LP

The following summary of the terms of the agreement of limited partnership of our Operating Partnership does not purport to be complete and is subject to and qualified in its entirety by reference to the Amended and Restated Agreement of Limited Partnership of Brixmor Operating Partnership LP, a copy of which is an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

All of our assets are held by, and all of our operations are conducted through, our Operating Partnership, either directly or through subsidiaries. Brixmor OP GP LLC, a wholly-owned subsidiary of BPG Subsidiary, is the sole general partner of our Operating Partnership.

In the future some of our property acquisitions could be financed by issuing OP Units in exchange for property owned by third parties. Such third parties would then be entitled to share in cash distributions from, and in the profits and losses of, our Operating Partnership in proportion to their respective percentage interests in our Operating Partnership if and to the extent authorized by the general partner of our Operating Partnership. Holders of Outstanding OP Units will, from and after November 4, 2014, the first anniversary of the date of the closing of our IPO (subject to the terms of the partnership agreement), have the right to elect to redeem their OP Units for cash, based upon the value of an equivalent number of shares of our common stock at the time of the election to redeem, subject to our right to acquire the OP Units tendered for redemption in exchange for an equivalent number of shares of our common stock, subject to the restrictions on ownership and transfer of our stock to be set forth in our charter. Notwithstanding the foregoing, our Sponsor and Centerbridge are generally permitted to elect to have their OP Units redeemed for shares of our common stock or cash as described above, at any time. The OP Units will not be listed on any securities exchange or quoted on any inter-dealer quotation system.

Provisions in the partnership agreement may delay or make more difficult unsolicited acquisitions of us or changes in our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some stockholders might consider such proposals, if made, desirable. These provisions also make it more difficult for third parties to alter the management structure of our Operating Partnership without the concurrence of our board of directors. These provisions include, among others:

•	redemption rights of limited partners and certain assignees of OP Units or other operating partnership interests;

•	transfer restrictions on OP Units and restrictions on admission of partners;

•	a requirement that Brixmor OP GP LLC may not be removed as the general partner of our Operating Partnership without its consent;

•

the ability of the general partner in some cases to amend the partnership agreement and to cause our Operating Partnership to issue preferred partnership interests in our Operating Partnership with terms that it may determine, in either case, without the approval or consent of any limited partner; and

•

the right of any future limited partners to consent to transfers of units of other Operating Partnership interests except under specified circumstances, including in connection with mergers, consolidations and other business combinations involving us.

Purpose, Business and Management

Our Operating Partnership is formed for the purpose of conducting any business, enterprise or activity permitted by or under the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) including (1) to conduct the business of ownership, construction, reconstruction, development, redevelopment, alteration, improvement, maintenance, operation, sale, leasing, transfer, encumbrance, financing, refinancing, conveyance and exchange of any asset or property of the Operating Partnership, (2) to acquire and invest in any securities and/or loans relating to such properties, (3) to enter into any partnership, joint venture, business or statutory trust arrangement, limited liability company or other similar arrangement to engage in any business permitted by or under the DRULPA, or to own interests in any entity engaged in any business permitted by or under the DRULPA, (4) to conduct the business of providing property and asset management and brokerage services, and (5) to do anything necessary or incidental to the foregoing. However, our Operating Partnership may not, without the general partner’s specific consent, which it may give or withhold in its sole and absolute discretion, take, or refrain from taking, any action that, in its judgment, in its sole and absolute discretion:

•	could adversely affect our ability or the ability of BPG Subsidiary to continue to qualify as a REIT;

•	could subject us or BPG Subsidiary to any taxes under Code Section 857 or Code Section 4981 or any other related or successor provision under the Code; or

•	could violate any law or regulation of any governmental body or agency having jurisdiction over us or BPG Subsidiary, our or their securities or our Operating Partnership.

The general partner is accountable to a limited partnership as a fiduciary and consequently must exercise good faith and integrity in handling partnership affairs. If there is a conflict between our interests or the interests of us, BPG Subsidiary or our or BPG Subsidiary’s stockholders, on one hand, and the Operating Partnership or any current or future limited partners on the other, the general partner will endeavor in good faith to resolve the conflict in a manner not adverse to either us, BPG Subsidiary or our or BPG Subsidiary’s stockholders or any limited partners; provided, however, that for so long as BPG Subsidiary owns a controlling interest in our Operating Partnership and we own a controlling interest in BPG Subsidiary, any conflict that cannot be resolved in a manner not adverse to either us, BPG Subsidiary or our or BPG Subsidiary’s stockholders or any limited partners shall be resolved in favor of us, BPG Subsidiary and our and BPG Subsidiary’s stockholders. The partnership agreement also provides that the general partner will not be liable to our Operating Partnership, its partners or any other person bound by the partnership agreement for monetary damages for losses sustained, liabilities incurred or benefits not derived by our Operating Partnership or any limited partner, except for any such losses sustained, liabilities incurred or benefits not derived as a result of: (i) an act or omission on the part of the general partner that was committed in bad faith or was the result of active and deliberate dishonesty; (ii) in the case of any criminal proceeding, an act or omission on the part of the general partner that it had reasonable cause to believe was unlawful; or (iii) for any loss resulting from any transaction for which the general partner actually received an improper personal benefit in money, property or services in violation or breach of any provision of the partnership agreement. Moreover, the partnership agreement provides that our Operating Partnership is required to indemnify the general partner and its members, managers, managing members, officers, employees, agents and designees from and against any and all claims that relate to the operations of our Operating Partnership, except (1) if the act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active or deliberate dishonesty, (2) for any transaction for which the indemnified party received an improper personal benefit, in money, property or services in violation or breach of any provision of the partnership agreement or (3) in the case of a criminal proceeding, if the indemnified person had reasonable cause to believe that the act or omission was unlawful.

Except as otherwise expressly provided in the partnership agreement and subject to the rights of future holders of any class or series of partnership interest, all management powers over the business and affairs of our Operating Partnership are exclusively vested in Brixmor OP GP LLC, in its capacity as the sole general partner of our Operating Partnership. No limited partner, in its capacity as a limited partner, has any right to participate in or exercise management power over the business and affairs of our Operating Partnership (provided, however, that BPG Subsidiary, in its capacity as the sole member of the general partner and not in its capacity as a limited partner of the Operating Partnership, may have the power to direct the actions of the general partner with respect to the Operating Partnership). Brixmor OP GP LLC may not be removed as the general partner of our Operating Partnership, with or without cause, without its consent, which it may give or withhold in its sole and absolute discretion. In addition to the powers granted to the general partner under applicable law or any provision of the partnership agreement, but subject to certain other provisions of the partnership agreement and the rights of future holders of any class or series of partnership interest, Brixmor OP GP LLC, in its capacity as the general partner of our Operating Partnership, has the full and exclusive power and authority to do all things that it deems necessary or desirable to conduct the business and affairs of our Operating Partnership, to exercise or direct the exercise of all of the powers of our operating partnership and to effectuate the purposes of our Operating Partnership without the approval or consent of any limited partner. The general partner may authorize our Operating Partnership to incur debt and enter into credit, guarantee, financing or refinancing arrangements for any purpose, including, without limitation, in connection with any acquisition of properties, on such terms as it determines to be appropriate, and to acquire or dispose of any, all or substantially all of its assets (including goodwill), dissolve, merge, consolidate, reorganize or otherwise combine with another entity, without the approval or consent of any limited partner. With limited exceptions, the general partner may execute, deliver and perform agreements and transactions on behalf of our Operating Partnership without the approval or consent of any limited partner.

Additional Limited Partners

The general partner of our Operating Partnership may cause our Operating Partnership to issue additional OP Units or other partnership interests and to admit additional limited partners to our Operating Partnership from time to time, on such terms and conditions and for such capital contributions as it may establish in its sole and absolute discretion, without the approval or consent of any limited partner, including:

•	upon the conversion, redemption or exchange of any debt, OP Units or other partnership interests or securities issued by our Operating Partnership;

•	for less than fair market value; or

•	in connection with any merger of any other entity into our Operating Partnership.

The net capital contribution need not be equal for all limited partners. Each person admitted as an additional limited partner must make certain representations to each other partner relating to, among other matters, such person’s ownership of any tenant of Brixmor Property Group Inc., BPG Subsidiary or our Operating Partnership. No person may be admitted as an additional limited partner without our consent, which we may give or withhold in our sole and absolute discretion, and no approval or consent of any limited partner will be required in connection with the admission of any additional limited partner.

Our Operating Partnership may issue additional partnership interests in one or more classes, or one or more series of any of such classes, with such designations, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption (including, without limitation, terms that may be senior or otherwise entitled to preference over the units) as we may determine, in our sole and absolute discretion, without the approval of any limited partner or any other person. Without limiting the generality of the foregoing, we may specify, as to any such class or series of partnership interest:

•	the allocations of items of partnership income, gain, loss, deduction and credit to each such class or series of partnership interest;

•	the right of each such class or series of partnership interest to share, on a junior, senior or pari passu basis, in distributions;

•	the rights of each such class or series of partnership interest upon dissolution and liquidation of our Operating Partnership;

•	the voting rights, if any, of each such class or series of partnership interest; and

•	the conversion, redemption or exchange rights applicable to each such class or series of partnership interest.

LTIP Units

On March 11, 2014, the partnership agreement was amended to enable the Operating Partnership to issue a new class of partnership interests, known as long-term incentive plan units (“LTIP Units”) pursuant to the 2013 Omnibus Incentive Plan to certain of our officers and employees as an alternative type of award grant under the 2013 Omnibus Incentive Plan. LTIP Units are a class of partnership units that are intended to qualify as “profits interests” in the Operating Partnership for federal income tax purposes that, subject to certain conditions, including vesting, are convertible by the holder into OP Units. LTIP Units initially will not have full parity, on a per unit basis, with OP Units with respect to ordinary and liquidating distributions. Upon the occurrence of specified events, LTIP Units can over time achieve full parity with OP Units, at which time vested LTIP Units may be converted into OP Units on a one-for-one basis. Holders of OP Units (other than the Company, BPG Subsidiary Inc. or the general partner of the Operating Partnership) may, in turn, redeem their OP Units for cash based upon the market value of an equivalent number of shares of our common stock or, at the general partner’s election, exchange their OP Units for shares our common stock on a one-for-one basis subject to customary conversion rate adjustments for splits, unit distributions and reclassifications.

In connection with the foregoing, the provisions of the partnership agreement of our Operating Partnership for allocating net income and net loss were amended to provide that, upon a sale of all or substantially all of the assets of the Operating Partnership, holders of LTIP Units will receive a priority allocation of income. The priority allocation will be made to the holders of LTIP Units until the capital account of each LTIP Unit equals the capital account of an OP Unit. In addition, the capital accounts of the LTIP Units will be increased in priority to the OP Units when the Operating Partnership revalues its properties. After the capital account balances of the LTIP Units have been increased such that each LTIP Unit has a capital account balance equal to that of an OP Unit, allocations of net income and net loss are made on a per-unit basis. The effect of this change to the allocation provisions is to enable LTIP Units, which are issued with lower capital account balances than the OP Units, to participate in liquidating distributions of the Operating Partnership on the same basis as OP Units, assuming there is sufficient profit to allocate to the LTIP Units.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material United States federal income tax considerations relating to the ownership of our common stock as of the date hereof by United States holders and non-United States holders, each as defined below. Except where noted, this summary deals only with common stock held as a capital asset and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, regulated investment companies, tax-exempt entities (except as described in “—Taxation of Tax-Exempt Holders of Our Common Stock” below), insurance companies, persons holding common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax, investors in pass-through entities or United States holders of common stock whose “functional currency” is not the United States dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. The summary is also based upon the assumption that we and our subsidiaries and affiliated entities will operate in accordance with our and their applicable organizational documents.

The United States federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of United States federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder’s particular tax circumstances. You are urged to consult your own tax advisors concerning the United States federal income tax consequences in light of your particular situation as well as consequences arising under the laws of any other taxing jurisdiction.

Our Taxation as a REIT

We elected to be taxed as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 2011. We believe that we have been organized and have operated and will continue to operate in such a manner as to qualify for taxation as a REIT under the applicable provisions of the Internal Revenue Code. Substantially all of our assets consist of the common stock of BPG Subsidiary, an entity that has elected to be taxed as a REIT commencing with its taxable year ended December 31, 2007. As described further below, our ability to qualify for taxation as a REIT depends on BPG Subsidiary qualifying for taxation as a REIT by satisfying the requirements under the applicable provisions of the Code.

In connection with this offering, Simpson Thacher & Bartlett LLP will render an opinion that, commencing with our initial taxable year ended December 31, 2011, we have been organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and our actual and proposed method of operation has enabled and will enable us to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. Investors should be aware that the opinion of Simpson Thacher & Bartlett LLP will be based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets, income, organizational documents, stockholder ownership, and the present and future conduct of our business and will not be binding upon the IRS or any court. We have not received, and do not intend to seek, any rulings from the IRS regarding our status as a REIT or our satisfaction of the REIT requirements. The IRS may challenge our status a REIT, and a court could sustain any such challenge. In addition, the opinion of Simpson Thacher & Bartlett LLP will be based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the United States federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of the ownership of our shares, and the percentage of our taxable income that we distribute. Simpson Thacher & Bartlett LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

The sections of the Internal Revenue Code and the corresponding regulations that govern the United States federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative interpretations thereof.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “—Requirements for Qualification as a REIT.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to United States federal corporate income tax on our net taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from an investment in a C corporation. A “C corporation” is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.

If we qualify as a REIT, we will nonetheless be subject to United States federal tax in the following circumstances:

•

We will pay United States federal income tax on our taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time after, the calendar year in which the income is earned.

•	Under some circumstances, we may be subject to the “alternative minimum tax” due to our undistributed items of tax preference and alternative minimum tax adjustments.

•

If we have net income from “prohibited transactions,” which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax.

•

If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to United States corporate income tax at the highest applicable rate (currently 35%).

•

If due to reasonable cause and not willful neglect we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied in either case by a fraction intended to reflect our profitability.

•

If we fail to satisfy the asset tests (other than a de minimis failure of the 5% asset test or the 10% vote or value test, as described below under “—Asset Tests”) as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets that caused such failure, we will pay a tax equal to the greater of $50,000 or the net income from the nonqualifying assets during the period in which we failed to satisfy such asset tests multiplied by the highest corporate tax rate (currently 35%).

•

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and the failure was due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification as a REIT.”

•	If we fail to distribute during each calendar year at least the sum of:

•	85% of our ordinary income for such calendar year;

•	95% of our capital gain net income for such calendar year; and

•	any undistributed taxable income from prior taxable years,

we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a United States stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, and would receive a credit or a refund for its proportionate share of the tax we paid.

•

We will be subject to a 100% excise tax on amounts received by us from a taxable REIT subsidiary (or on certain expenses deducted by a taxable REIT subsidiary) if certain arrangements between us and a taxable REIT subsidiary of ours, as further described below, are not comparable to similar arrangements among unrelated parties.

•

If we acquire any assets from a non-REIT C corporation in a carry-over basis transaction, we could be liable for specified tax liabilities inherited from that non-REIT C corporation with respect to that corporation’s “built-in gain” in its assets. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset. Applicable Treasury regulations, however, allow us to avoid the recognition of gain and the imposition of corporate level tax with respect to a built-in gain asset acquired in a carry-over basis transaction from a non-REIT C corporation unless and until we dispose of that built-in gain asset during the 10-year period following its acquisition, at which time we would recognize, and would be subject to tax at the highest regular corporate rate on, the built-in gain.

In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for United States federal income tax purposes. Moreover, as further described below, any domestic taxable REIT subsidiary in which we own an interest will be subject to United States federal corporate income tax on its net income.

Requirements for Qualification as a REIT. The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation, but for its election to be subject to tax as a REIT;

(4)	that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	of which not more than 50% in value of the outstanding shares are owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) after applying certain attribution rules;

(7)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year, which has not been terminated or revoked; and

(8)	that meets other tests, described below, regarding the nature of its income and assets.

Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months other than the first taxable year for which an election to become a REIT is made. Condition (6) must be met during the last half of each taxable year but neither conditions (5) nor (6) apply to the first taxable year for which an election to become a REIT is made. We believe that we have maintained and will maintain sufficient diversity of ownership to allow us to continue to satisfy conditions (5) and (6) above. In addition, our charter contains restrictions regarding the transfer of our stock that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. The provisions of our charter restricting the ownership and transfer of our stock are described in “Description of Stock—Restrictions on Ownership and Transfer.” These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our stock requesting information regarding the actual ownership of our stock (as discussed below), and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (6) above, we will be treated as having met the requirement.

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by United States Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information. In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the record keeping requirements of the Internal Revenue Code and regulations promulgated thereunder.

Ownership of Partnership Interests. In the case of a REIT that is a partner in an entity that is treated as a partnership for United States federal income tax purposes, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below (see “—Asset Tests”), the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Internal Revenue Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.

Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for United States federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the stock of which is owned directly or indirectly by the REIT. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for United States federal income tax purposes, are also generally disregarded as separate entities for United States federal income tax purposes, including for purposes of the REIT income and asset tests. All assets, liabilities and items of income, deduction and credit of qualified REIT subsidiaries and disregarded subsidiaries will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours is not subject to United States federal corporate income taxation, although it may be subject to state and local taxation in some states.

In the event that a qualified REIT subsidiary or a disregarded subsidiary ceases to be wholly-owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us), the subsidiary’s separate existence would no longer be disregarded for United States federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable REIT Subsidiaries. A “taxable REIT subsidiary” is an entity that is taxable as a corporation in which we directly or indirectly own stock and that elects with us to be treated as a taxable REIT subsidiary. The separate existence of a taxable REIT subsidiary is not ignored for United States federal income tax purposes. Accordingly, a taxable REIT subsidiary generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders. In addition, if a taxable REIT subsidiary owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary. However, an entity will not qualify as a taxable REIT subsidiary if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. We generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a qualified REIT subsidiary, unless we and such corporation elect to treat such corporation as a taxable REIT subsidiary. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more taxable REIT subsidiaries.

Income earned by a taxable REIT subsidiary is not attributable to the REIT. Rather, the stock issued by a taxable REIT subsidiary to us is an asset in our hands, and we treat dividends paid to us from such taxable REIT subsidiary, if any, as income. This income can affect our income and asset tests calculations, as described below. As a result, income that might not be qualifying income for purposes of the income tests applicable to REITs could be earned by a taxable REIT subsidiary without affecting our status as a REIT. For example, we may use taxable REIT subsidiaries to perform services or conduct activities that give rise to certain categories of income such as management fees, or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.

Several provisions of the Internal Revenue Code regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of United States federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to affiliated REITs. In addition, we would be obligated to pay a 100% penalty tax on some payments that we receive from, or on certain expenses deducted by, a taxable REIT subsidiary if the IRS were to assert successfully that the economic arrangements between us and a taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

Income Tests

To qualify as a REIT, we must satisfy two gross income requirements, each of which is applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, for each taxable year generally must be derived directly or indirectly from:

•	Rents from real property;

•	Interest on debt secured by mortgages on real property or on interests in real property;

•	Dividends or other distributions on, and gain from the sale of, stock in other REITs;

•	Gain from the sale of real property or mortgage loans;

•	Abatements and refunds of taxes on real property;

•	Income and gain derived from foreclosure property (as described below);

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Amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property); and

•

Interest or dividend income from investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term.

Second, at least 95% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% test, and from (i) dividends, (ii) interest and (iii) gain from the sale or disposition of stock or securities, which need not have any relation to real property.

If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Internal Revenue Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, and we attach a schedule of the sources of our income to our United States federal income tax return. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally recognize exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances, we will fail to qualify as a REIT. Even if these relief provisions apply, a penalty tax would be imposed based on the amount of nonqualifying income. See “—Our Taxation as a REIT.”

Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from hedging transactions that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of both gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. We will monitor the amount of our non-qualifying income and we will manage our portfolio to comply at all times with the gross income tests. The following paragraphs discuss some of the specific applications of the gross income tests to us.

Dividends. We may directly or indirectly receive distributions from taxable REIT subsidiaries or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of earnings and profits of the distributing corporation. Our dividend income from stock in any corporation (other than any REIT) and from any taxable REIT subsidiary will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. The dividends that we receive from BPG Subsidiary and any other REITs in which we own stock and our gain on the sale of the stock in those REITs will be qualifying income for purposes of both gross income tests. However, if a REIT in which we own stock fails to qualify as a REIT in any year, our income from such REIT would be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

Interest. The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person, however, it generally includes the following: (i) an amount that is received or accrued based on a fixed percentage or percentages of receipts or sales, and (ii) an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

Interest on debt secured by mortgages on real property or on interests in real property, including, for this purpose, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

Hedging Transactions. We and our subsidiaries may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as a hedge along with the risk that it hedges within prescribed time periods specified in Treasury Regulations, or (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as a hedge along with the risk that it hedges within prescribed time periods, will be excluded from gross income for purposes of both the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. Moreover, to the extent that a position in a hedging transaction has positive value at any particular point in time, it may be treated as an asset that does not qualify for purposes of the asset tests described below. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. No assurance can be given, however, that our hedging activities will not give rise to income or assets that do not qualify for purposes of the REIT tests, or that our hedging will not adversely affect our ability to satisfy the REIT qualification requirements.

We may conduct some or all of our hedging activities through a taxable REIT subsidiary or other corporate entity, the income of which may be subject to United States federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries.

Fee Income. Any fee income that we earn will generally not be qualifying income for purposes of either gross income test. Any fees earned by a taxable REIT subsidiary will not be included for purposes of the gross income tests.

Rents from Real Property. Rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions described below are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants, the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space and the rent is not attributable to an increase in rent due to a modification of a lease with a “controlled taxable REIT subsidiary” (i.e., a taxable REIT subsidiary in which we own directly or indirectly more than 50% of the voting power or value of the stock). A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, or modified, if such modification increases the rents due under such lease. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. Finally, for rents to qualify as “rents from real property” for purposes of the gross income tests, we are only allowed to provide services that are both usually or “customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant” of the property. Examples of these permitted services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. We may, however, render services to our tenants through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. We may also own a taxable REIT subsidiary which provides non-customary services to tenants without tainting our rental income from the related properties.

Even if a REIT furnishes or renders services that are non-customary with respect to a property, if the greater of (i) the amounts received or accrued, directly or indirectly, or deemed received by the REIT with respect to such services, or (ii) 150% of our direct cost in furnishing or rendering the services during a taxable year is not more than 1% of all amounts received or accrued, directly or indirectly by the REIT with respect to the property during the same taxable year, then only the amounts with respect to such non-customary services are not treated as rent for purposes of the REIT gross income tests.

We intend to cause any services that are not “usually or customarily rendered,” or that are for the benefit of a particular tenant in connection with the rental of real property, to be provided through a taxable REIT subsidiary or through an “independent contractor” who is adequately compensated and from which we do not derive revenue. However, no assurance can be given that the IRS will concur with our determination as to whether a particular service is usual or customary, or otherwise in this regard.

Prohibited Transactions Tax. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds as primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset as primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. We cannot assure you that we will comply with certain safe harbor provisions or that we will avoid owning property that may be characterized as property that we hold primarily for sale to customers in the ordinary course of a trade or business. The 100% tax will not apply to gains from the sale of property that is held through a taxable REIT subsidiary or other taxable corporation, although such income will be subject to tax in the hands of such corporation at regular corporate income tax rates. We intend to structure our activities to avoid prohibited transaction characterization.

Foreclosure Property. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

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That is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	For which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	For which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor.

Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

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On which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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On which any construction takes place on the property, other than completion of a building or any other improvement, if more than 10% of the construction was completed before default became imminent; or

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Which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, including gain from the disposition of the foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, income from foreclosure property, including gain from the sale of foreclosure property held for sale in the ordinary course of a trade or business, will qualify for purposes of the 75% and 95% gross income tests. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property.

Asset Tests

At the close of each quarter of our taxable year, we must satisfy the following tests relating to the nature of our assets.

•	At least 75% of the value of our total assets must be represented by the following:

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs;

•	cash and cash items;

•	government securities; and

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investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term.

•	Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

•

Except for securities in taxable REIT subsidiaries and the securities in the 75% asset class described in the first bullet point above, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

•

Except for securities in taxable REIT subsidiaries and the securities in the 75% asset class described in the first bullet point above, we may not own more than 10% of any one issuer’s outstanding voting securities.

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Except for securities of taxable REIT subsidiaries and the securities in the 75% asset class described in the first bullet point above, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the “straight debt” exception discussed below.

•	Not more than 25% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (although such debt will not be treated as “securities” for purposes of the 10% asset test, as explained below).

Securities, for the purposes of the asset tests, may include debt we hold from other issuers. However, debt we hold in an issuer that does not qualify for purposes of the 75% asset test will not be taken into account for purposes of the 10% value test if the debt securities meet the straight debt safe harbor. Debt will meet the “straight debt” safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, the debt is not convertible, directly or indirectly, into stock, and the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors. In the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer that (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset test. Such securities include (i) any loan made to an individual or an estate, (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (iii) any obligation to pay rents from real property, (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (v) any security (including debt securities) issued by another REIT and (vi) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% asset test, a debt security issued by a partnership (other than straight debt or any other excluded security) is not taken into account to the extent, if any, of the REIT’s proportionate interest as a partner in that partnership.

We believe the stock that we hold in BPG Subsidiary and any stock that we acquire in other REITs will be a qualifying asset for purposes of the 75% asset test. However, if a REIT in which we own stock fails to qualify as a REIT in any year, the stock in such REIT will not be a qualifying asset for purposes of the 75% asset test. Instead, we would be subject to the second, third, fourth, and fifth assets tests described above with respect to our investment in such a disqualified REIT. We will also be subject to those assets tests with respect to our investments in any non-REIT C corporations for which we do not make a taxable REIT subsidiary election. If BPG Subsidiary fails to qualify as a REIT and were instead treated as a non-REIT C corporation, we would not be able to satisfy the above asset tests and would also fail to qualify as a REIT.

We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for United States federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. For example, if we should fail to satisfy the asset tests at the end of a calendar quarter such a failure would not cause us to lose our REIT qualification if we (i) satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the relative market values of our assets. If the condition described in (ii) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of the relief provisions described above.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000 and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Even if we did not qualify for the foregoing relief provisions, one additional provision allows a REIT which fails one or more of the asset requirements for a particular tax quarter to nevertheless maintain its REIT qualification if (i) the REIT provides the IRS with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%) and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

Annual Distribution Requirements Applicable to REITs

To qualify as a REIT, we generally must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to:

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the sum of (i) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain and (ii) 90% of our net income after tax, if any, from foreclosure property; minus

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the excess of the sum of specified items of non-cash income (including original issue discount on our mortgage loans) over 5% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain.

Distributions generally must be made during the taxable year to which they relate. Distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. Second, distributions may be made in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement. To the extent that we do not distribute all of our net capital gain or we distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates.

To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the tax treatment to our stockholders of any distributions that are actually made.

In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro-rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

If we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed taxable income from prior years, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior years) and (y) the amounts of income retained on which we have paid corporate income tax.

We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock by the difference between (i) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (ii) the tax that we paid on their behalf with respect to that income. For purposes of the 4% excise tax described above, any retained amounts for which we elect this treatment would be treated as having been distributed.

We intend to make timely distributions sufficient to satisfy the distribution requirements and we expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of items of income and deduction of expenses by us for United States federal income tax purposes. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt, acquire assets or for other reasons. In the event that such timing differences occur, and in other circumstances, it may be necessary in order to satisfy the distribution requirements to arrange for short-term, or possibly long-term, borrowings, or to pay the dividends in the form of other property (including, for example, shares of our own stock).

Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may not have sufficient cash to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common stock or preferred stock.

If our taxable income for a particular year is subsequently determined to have been understated, under some circumstances we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Internal Revenue Code. Such like-kind exchanges are intended to result in the deferral of gain for United States federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Penalty Tax

Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a taxable REIT subsidiary, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents that we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

From time to time, a taxable REIT subsidiary of ours may provide services to our tenants. We intend to set any fees paid to our taxable REIT subsidiary for such services at arm’s length rates, although the fees paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.

Record Keeping Requirements

We are required to comply with applicable record keeping requirements. Failure to comply could result in monetary fines. For example, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding common stock.

Failure to Qualify

If we fail to satisfy one or more requirements of REIT qualification, other than the income tests or asset requirements, then we may still retain REIT qualification if the failure is due to reasonable cause and not willful neglect, and we pay a penalty of $50,000 for each failure.

If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. This would significantly reduce both our cash available for distribution to our stockholders and our earnings. If we fail to qualify as a REIT, we will not be required to make any distributions to stockholders and any distributions that are made will not be deductible by us. Moreover, all distributions to stockholders would be taxable as dividends to the extent of our current and accumulated earnings and profits, whether or not attributable to capital gains of ours. Subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction with respect to those distributions, and individual, trust and estate distributees may be eligible for reduced income tax rates on such dividends. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost.

Tax Aspects of BPG Subsidiary’s Operating Partnership and any Subsidiary Partnerships

General. All of the investments of BPG Subsidiary are held through its Operating Partnership. In addition, the Operating Partnership holds certain investments indirectly through subsidiary partnerships and limited liability companies which are treated as partnerships or disregarded entities for United States federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for United States federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. A partner in such entities that is a REIT will include in its income its share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of its REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, it will include its pro rata share of assets held by its Operating Partnership, including its share of its subsidiary partnerships and limited liability companies, based on its capital interest in each such entity.

Entity Classification. BPG Subsidiary’s interests in its Operating Partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships (or disregarded entities), as opposed to associations taxable as corporations for United States federal income tax purposes. For example, an entity that would otherwise be classified as a partnership for federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. If BPG Subsidiary’s Operating Partnership or a subsidiary partnership or limited liability company were treated as an association rather than as a partnership, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of BPG Subsidiary’s assets and items of gross income would change and could prevent it from satisfying the REIT asset tests and possibly the REIT income tests. See “—Asset Tests” and “—Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of BPG Subsidiary’s Operating Partnership, a subsidiary partnership or limited liability company might be treated as a taxable event. If so, BPG Subsidiary, and in turn we, might incur a tax liability without any related cash distributions. We do not anticipate that the Operating Partnership or any subsidiary partnership or limited liability company will be treated as a publicly traded partnership which is taxable as a corporation.

Allocations of Income, Gain, Loss and Deduction. A partnership agreement (or, in the case of a limited liability company treated as a partnership for United States federal income tax purposes, the limited liability company agreement) will generally determine the allocation of partnership income and loss among partners. Generally, Section 704(b) of the Code and the Treasury regulations thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. BPG Subsidiary’s Operating Partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder.

Tax Allocations with Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership (including a limited liability company treated as a partnership for United States federal income tax purposes) in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain, or benefits from the unrealized loss, associated with the property at the time of the contribution, as adjusted from time to time. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. These allocations are solely for United States federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Appreciated property was contributed to BPG Subsidiary’s Operating Partnership in exchange for interests in the Operating Partnership in connection with the IPO Property Transfers. The partnership agreement requires that allocations be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. BPG Subsidiary and its Operating Partnership have agreed to use the “traditional method” for accounting for book-tax differences for the properties initially contributed to the Operating Partnership.

Under the traditional method, the carryover basis of contributed interests in the properties in the hands of the Operating Partnership (i) will or could cause BPG Subsidiary to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to it if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) could cause BPG Subsidiary to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to it as a result of such sale, with a corresponding benefit to the other partners in the Operating Partnership. An allocation described in (ii) above might cause BPG Subsidiary or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect BPG Subsidiary’s ability to comply with the REIT distribution requirements. See “—Taxation of REITs in General—Requirements for Qualification as a Real Estate Investment Trust” and “—Annual Distribution Requirements Applicable to REITs.” With respect to properties contributed to the Operating Partnership subsequent to the contribution of the initial properties, it is expected that any book-tax differences shall be accounted for using any method approved under Section 704(c) of the Code and the applicable Treasury

Regulations as chosen by the general partner under the partnership agreement. Any property acquired by the Operating Partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

Taxation of United States Holders of Our Common Stock

United States Holder. As used in the remainder of this discussion, the term “United States holder” means a beneficial owner of our common stock that is for United States federal income tax purposes:

•	A citizen or resident of the United States;

•	A corporation (or an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	An estate the income of which is subject to United States federal income taxation regardless of its source; or

•

A trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

If a partnership (or an entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding common stock, you should consult your advisors. A “non-United States holder” is a beneficial owner of our common stock that is neither a United States holder nor a partnership (or an entity treated as a partnership for United States federal income tax purposes).

Distributions Generally. As long as we qualify as a REIT, distributions made by us to our taxable United States holders out of current or accumulated earnings and profits that are not designated as capital gain dividends or “qualified dividend income” will be taken into account by them as ordinary income taxable at ordinary income tax rates and will not qualify for the reduced capital gains rates that currently generally apply to distributions by non-REIT C corporations to certain non-corporate United States holders. In determining the extent to which a distribution constitutes a dividend for tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Corporate stockholders will not be eligible for the dividends received deduction with respect to these distributions.

Distributions in excess of both current and accumulated earnings and profits will not be taxable to a United States holder to the extent that the distributions do not exceed the adjusted basis of the holder’s stock. Rather, such distributions will reduce the adjusted basis of the stock. To the extent that distributions exceed the adjusted basis of a United States holder’s stock, the United States holder generally must include such distributions in income as long-term capital gain if the shares have been held for more than one year, or short-term capital gain if the shares have been held for one year or less.

Distributions will generally be taxable, if at all, in the year of the distribution. However, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the stockholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution we pay up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any “deficiency dividend” will be treated as an ordinary or capital gain dividend, as the case may be, regardless of our earnings and profits. As a result, United States holders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends.

Capital Gain Dividends. We may elect to designate distributions of our net capital gain as “capital gain dividends” to the extent that such distributions do not exceed our actual net capital gain for the taxable year. Capital gain dividends are taxed to United States holders of our stock as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the stockholders have held their stock. If we designate any portion of a dividend as a capital gain dividend, the amount that will be taxable to the stockholder as capital gain will be indicated to United States holders on IRS Form 1099-DIV. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

Instead of paying capital gain dividends, we may elect to require stockholders to include our undistributed net capital gains in their income. If we make such an election, United States holders (i) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund to the extent that the tax paid by us exceeds the United States holder’s tax liability on the undistributed capital gain. A United States holder of our stock will increase the basis in its stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. A United States holder that is a corporation will appropriately adjust its earnings and profits for the retained capital gain in accordance with Treasury regulations to be prescribed by the IRS. Our earnings and profits will be adjusted appropriately.

We must classify portions of our designated capital gain dividend into the following categories:

•	A 20% gain distribution, which would be taxable to non-corporate United States holders of our stock at a rate of up to 20%; or

•	An unrecaptured Section 1250 gain distribution, which would be taxable to non-corporate United States holders of our stock at a maximum rate of 25%.

We must determine the maximum amounts that we may designate as 20% and 25% capital gain dividends by performing the computation required by the Internal Revenue Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. The IRS currently requires that distributions made to different classes of stock be comprised proportionately of dividends of a particular type.

Passive Activity Loss and Investment Interest Limitation. Distributions that we make and gains arising from the disposition of our common stock by a United States holder will not be treated as passive activity income, and therefore United States holders will not be able to apply any “passive activity losses” against such income. Dividends paid by us, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of the investment income limitation on the deduction of the investment interest.

Qualified Dividend Income. Distributions that are treated as dividends may be taxed at capital gains rates, rather than ordinary income rates, if they are distributed to an individual, trust or estate, are properly designated by us as qualified dividend income and certain other requirements are satisfied. Dividends are eligible to be designated by us as qualified dividend income up to an amount equal to the sum of the qualified dividend income received by us during the year of the distribution from other C corporations such as taxable REIT subsidiaries, our “undistributed” REIT taxable income from the immediately preceding year, and any income attributable to the sale of a built-in gain asset from the immediately preceding year (reduced by any federal income taxes that we paid with respect to such REIT taxable income and built-in gain).

Dividends that we receive will be treated as qualified dividend income to us if certain criteria are met. The dividends must be received from a domestic corporation (other than a REIT or a regulated investment company) or a qualifying foreign corporation. A foreign corporation generally will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States which the Secretary of Treasury determines is satisfactory, or the stock on which the dividend is paid is readily tradable on an established securities market in the United States. However, if a foreign corporation is a foreign personal holding company, a foreign investment company or a passive foreign investment company, then it will not be treated as a qualifying foreign corporation and the dividends we receive from such an entity would not constitute qualified dividend income.

Furthermore, certain exceptions and special rules apply to determine whether dividends may be treated as qualified dividend income to us. These rules include certain holding requirements that we would have to satisfy with respect to the stock on which the dividend is paid, and special rules with regard to dividends received from regulated investment companies and other REITs.

In addition, even if we designate certain dividends as qualified dividend income to our stockholders, the stockholder will have to meet certain other requirements for the dividend to qualify for taxation at capital gains rates. For example, the stockholder will only be eligible to treat the dividend as qualifying dividend income if the stockholder is taxed at individual rates and meets certain holding requirements. In general, in order to treat a particular dividend as qualified dividend income, a stockholder will be required to hold our stock for more than 60 days during the 121-day period beginning on the date which is 60 days before the date on which the stock becomes ex-dividend.

Other Tax Considerations. To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

Sales of Our Common Stock. Upon any taxable sale or other disposition of our common stock, a United States holder of our common stock will recognize gain or loss for federal income tax purposes on the disposition of our common stock in an amount equal to the difference between:

•	The amount of cash and the fair market value of any property received on such disposition; and

•	The United States holder’s adjusted basis in such common stock for tax purposes.

Gain or loss will be capital gain or loss if the common stock has been held by the United States holder as a capital asset. The applicable tax rate will depend on the holder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the holder’s tax bracket.

In general, any loss upon a sale or exchange of our common stock by a United States holder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions from us received by such United States holder that are required to be treated by such United States holder as long-term capital gains.

Medicare Tax. Certain United States holders, including individuals and estates and trusts, are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which includes net gain from a sale or exchange of common stock and income from dividends paid on common stock. United States holders are urged to consult their own tax advisors regarding the Medicare tax.

Taxation of Non-United States Holders of Our Common Stock

The rules governing United States federal income taxation of non-United States holders are complex. This section is only a summary of such rules. We urge non-United States holders to consult their own tax advisors to determine the impact of federal, state and local income tax laws on ownership of the common stock, including any reporting requirements.

Distributions. Distributions by us to a non-United States holder of our common stock that are neither attributable to gain from sales or exchanges by us of “United States real property interests” nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to United States federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-United States holder of a United States trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Further, reduced treaty rates are not available to the extent the income allocated to the non-United States stockholder is excess inclusion income. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as United States holders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-United States holder that is engaged in a United States trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. We expect to withhold United States income tax at the rate of 30% on any dividend distributions, not designated as (or deemed to be) capital gain dividends, made to a non-United States holder unless:

•	A lower treaty rate applies and the non-United States holder files an IRS Form W-8BEN with us evidencing eligibility for that reduced rate is filed with us; or

•	The non-United States holder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-United States holder’s trade or business.

Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-United States holder in its common stock will reduce the non-United States holder’s adjusted basis in its common stock and will not be subject to United States federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-United States holder in its common stock will be treated as gain from the sale of its stock, the tax treatment of which is described below. See “—Taxation of Non-United States Holders of Our Common Stock—Sales of Our Common Stock.” Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend.

We would be required to withhold at least 10% of any distribution to a non-United States holder in excess of our current and accumulated earnings and profits if our common stock constitutes a United States real property interest with respect to such non-United States holder, as described below under “—Taxation of Non-United States Holders of Our Common Stock—Sales of Our Common Stock.” This withholding would apply even if a lower treaty rate applies or the non-United States holder is not liable for tax on the receipt of that distribution. However, a non-United States holder may seek a refund of these amounts from the IRS if the non-United States holder’s United States tax liability with respect to the distribution is less than the amount withheld.

Distributions to a non-United States holder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to United States federal income taxation unless:

•

The investment in the common stock is effectively connected with the non-United States holder’s trade or business, in which case the non-United States holder will be subject to the same treatment as United States holders with respect to any gain, except that a holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or

•

The non-United States holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) distributions to a non-United States holder that are attributable to gain from sales or exchanges by us of United States real property interests, whether or not designated as a capital gain dividend, will cause the non-United States holder to be treated as recognizing gain that is income effectively connected with a United States trade or business. Non-United States holders will be taxed on this gain at the same rates applicable to United States holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a non-United States holder that is a corporation. A distribution is not attributable to a United States real property interest if we held an interest in the underlying asset solely as a creditor.

We will be required to withhold and remit to the IRS 35% of any distributions to non-United States holders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend, whether or not attributable to sales of United States real property interests. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld, which for individual non-United States holders may exceed the actual tax liability, is creditable against the non-United States holder’s United States federal income tax liability.

However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the United States if the non-United States stockholder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of such dividend. Instead, any capital gain dividend will be treated as a distribution subject to the rules discussed above under “—Taxation of Non-United States Stockholders of Our Common Stock—Distributions.” Also, the branch profits tax will not apply to such a distribution. We expect that our common stock will be “regularly traded” on an established securities exchange.

Although the law is not clear on the matter, it appears that amounts we designate as undistributed capital gains in respect of the stock held by United States holders generally should be treated with respect to non-United States holders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-United States holders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the IRS a refund to the extent that their proportionate share of this tax paid by us were to exceed their actual United States federal income tax liability. If we were to designate a portion of our net capital gain as undistributed capital gain, a non-United States stockholder is urged to consult its tax advisor regarding the taxation of such undistributed capital gain.

Sales of Our Common Stock. Gain recognized by a non-United States holder upon the sale or exchange of our stock generally would not be subject to United States taxation unless:

•

The investment in our common stock is effectively connected with the non-United States holder’s United States trade or business, in which case the non-United States holder will be subject to the same treatment as domestic holders with respect to any gain;

•

The non-United States holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

•	Our common stock constitutes a United States real property interest within the meaning of FIRPTA, as described below.

Our common stock will constitute a United States real property interest unless we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-United States holders.

As described above, our charter contains restrictions designed to protect our status as a domestically-controlled REIT, and we believe that we will be and will remain a domestically-controlled REIT, and that a sale of our common stock should not be subject to taxation under FIRPTA. However, because our stock is publicly traded, no assurance can be given that we are or will be a domestically-controlled REIT. Even if we were not a domestically-controlled REIT, a sale of common stock by a non-United States holder would nevertheless not be subject to taxation under FIRPTA as a sale of a United States real property interest if:

•	Our common stock were “regularly traded” on an established securities market within the meaning of applicable Treasury regulations; and

•

The non-United States holder did not actually, or constructively under specified attribution rules under the Internal Revenue Code, own more than 5% of our common stock at any time during the shorter of the five-year period preceding the disposition or the holder’s holding period.

We expect that our common stock will be regularly traded on an established securities market. If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, the non-United States holder would be subject to regular United States income tax with respect to any gain in the same manner as a taxable United States holder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals. In such case, under FIRPTA the purchaser of common stock may be required to withhold 10% of the purchase price and remit this amount to the IRS. In addition, distributions that are treated as gain from the disposition of common stock and are subject to tax under FIRPTA also may be subject to a 30% branch profits tax when made to a corporate non-United States holder that is not entitled to a treaty exemption.

U.S. Federal Income Tax Returns

If a non-United States holder is subject to taxation under FIRPTA on proceeds from the sale of our common stock or on capital gain distributions, the non-United States holder will be required to file a United States federal income tax return. Prospective non-United States holders are urged to consult their tax advisors to determine the impact of United States federal, state, local and foreign income tax laws on their ownership of our common stock, including any reporting requirements.

Taxation of Tax-Exempt Holders of Our Common Stock

Provided that a tax-exempt holder has not held its common stock as “debt-financed property” within the meaning of the Internal Revenue Code and our shares of stock are not being used in an unrelated trade or business, the dividend income from us generally will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt holder. Similarly, income from the sale of our common stock will not constitute UBTI unless the tax-exempt holder has held its common stock as debt-financed property within the meaning of the Internal Revenue Code or has used the common stock in a trade or business.

Further, for a tax-exempt holder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust or qualified group legal services plan exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in our common stock will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt holders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” are treated as UBTI as to any trust which is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as “pension trusts.”

A REIT is a “pension-held REIT” if it meets the following two tests:

•

It would not have qualified as a REIT but for Section 856(h)(3) of the Internal Revenue Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

•

Either (i) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (ii) a group of pension trusts each individually holding more than 10% of the value of the REIT’s stock, collectively owns more than 50% of the value of the REIT’s stock.

The percentage of any REIT dividend from a “pension-held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is not a “pension-held REIT” (for example, if the REIT is able to satisfy the “not closely held requirement” without relying on the “look through” exception with respect to pension trusts).

Backup Withholding Tax and Information Reporting

United States Holders of Common Stock. In general, information-reporting requirements will apply to payments of dividends and interest on and payments of the proceeds of the sale of our common stock held by United States holders, unless an exception applies. The payor is required to withhold tax on such payments if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect. In addition, a payor of the dividends or interest on our common stock is required to withhold tax if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code. A United States holder that does not provide us with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any United States holders who fail to certify their United States status to us. Some United States holders of our common stock, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder’s United States federal income tax and may entitle the stockholder to a refund, provided that the required information is furnished to the IRS. The payor will be required to furnish annually to the IRS and to holders of our common stock information relating to the amount of dividends and interest paid on our common stock, and that information reporting may also apply to payments of proceeds from the sale of our common stock. Some holders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

Non-United States Holders of Our Common Stock. Generally, information reporting will apply to payments of interest and dividends on our common stock, and backup withholding described above for a United States holder will apply, unless the payee certifies that it is not a United States person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our common stock to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding as described above for United States holders unless the non-United States holder satisfies the requirements necessary to be an exempt non-United States holder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-United States holder of our common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a United States trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are United States persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment was made through a United States office of a United States or foreign broker.

Applicable Treasury regulations provide presumptions regarding the status of a holder of our common stock when payments to such holder cannot be reliably associated with appropriate documentation provided to the payer. Because the application of these Treasury regulations varies depending on the stockholder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

Legislative or Other Actions Affecting REITs

The present United States federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the Treasury which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the United States federal tax laws and interpretations thereof could adversely affect an investment in our common stock.

State and Local Taxes

We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. Our state and local tax treatment and that of our stockholders may not conform to the federal income tax treatment discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

Tax Shelter Reporting

If a stockholder recognizes a loss with respect to stock of $2 million or more for an individual stockholder or $10 million or more for a corporate stockholder, the stockholder must file a disclosure statement with the IRS on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Additional Withholding Requirements

Under certain provisions of the Hiring Incentives to Restore Employment Act, which was enacted in March 2010, and administrative guidance thereto, the relevant withholding agent may be required to withhold 30% of any dividends paid after June 30, 2014 and the proceeds of a sale or other disposition of our common stock occurring after December 31, 2016 paid to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its United States accountholders and meets certain other specified requirements, or otherwise complies with Foreign Account Tax Compliance Act of 2009 or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements. Non-United States holders should consult their tax advisors to determine the applicability of this legislation in light of their individual circumstances.

UNDERWRITING

Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and the selling stockholders have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC
Barclays Capital Inc.
Deutsche Bank Securities Inc.
RBC Capital Markets, LLC
UBS Securities LLC
PNC Capital Markets LLC
Mitsubishi UFJ Securities (USA), Inc.
SunTrust Robinson Humphrey, Inc.
Robert W Baird & Co. Incorporated
Piper Jaffray & Co.
KeyBanc Capital Markets Inc.
Evercore Group L.L.C.
Telsey Advisory Group LLC

Total	25,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the option to purchase additional shares described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $         per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 3,750,000 additional shares at the public offering price less the underwriting discount. To the extent the option to purchase additional shares is exercised, each underwriter must purchase from us a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option to purchase additional shares will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We, our officers and directors, and each of Blackstone and Centerbridge have agreed that, for a period of 90 days from the date of this prospectus, we and they will not, subject to specified exceptions, without the prior written consent of the representatives, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. Among other things, the specified exceptions permit Blackstone and Centerbridge entities to pledge their shares of our common stock and securities convertible into or exchangeable for our common stock to banks or financial institutions as collateral or security for loans, advances or extensions of credit and any transfer upon foreclosure thereupon. The representatives of the underwriters, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time.

The 90-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our common stock is listed on the NYSE under the symbol “BRX.”

The following table shows the underwriting discounts and commissions that the selling stockholders to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

We have agreed to reimburse the underwriters for certain expenses (including fees of counsel for FINRA-related matters) incurred in this offering up to a maximum of $35,000.

Pursuant to the registration rights agreement entered into in connection with the IPO, we will pay all of the expenses, incurred by us and the selling stockholders, in connection with this offering (other than the underwriting discount and commissions), which we estimate to be $        .

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the option to purchase additional shares, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ option to purchase additional shares.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ option to purchase additional shares.

•	Covering transactions involve purchases of shares either pursuant to the underwriters’ option to purchase additional shares or in the open market in order to cover short positions.

•

To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase shares in the open market or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking (including serving as underwriters in our initial public offering in November 2013) and advisory services for us and our affiliates, including our Sponsor, from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us and our affiliates, including our Sponsor, in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Most recently, Citigroup Global Markets Inc. acted as the sole bookrunner in two secondary equity offerings in which our Sponsor sold a portion of its equity interest in one of its portfolio companies; J.P. Morgan Securities LLC or its affiliates acted as financial advisor and underwriter to our Sponsor or its affiliates in a variety of transactions including financings and loan originations, loan syndications, initial public offerings, secondary equity offerings, debt offerings and mergers and acquisitions; Merrill Lynch, Pierce, Fenner & Smith Incorporated or its affiliates provided financing and advisory services to our Sponsor or its affiliates and acted as underwriter on the sale by our Sponsor or its affiliates of their respective interests in certain other portfolio companies of our Sponsor; Wells Fargo Securities, LLC acted as financial advisor to affiliates of our Sponsor in twelve transactions, which consisted of financings, property sales, joint ventures or recapitalizations. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, affiliates of some of the underwriters, including Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Barclays Capital Inc., Deutsche Bank Securities Inc., RBC Capital Markets, LLC, KeyBanc Capital Markets Inc., Mitsubishi UFJ Securities (USA), Inc., PNC Capital Markets LLC and SunTrust Robinson Humphrey, Inc., are lenders, and in some cases agents or managers for the lenders, under our Unsecured Credit Facility and our Term Loan Facility.

Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Advisory Services

We have engaged Blackstone Advisory Partners L.P., an affiliate of Blackstone, to provide certain financial consulting services in connection with this offering. We have agreed to pay Blackstone Advisory Partners L.P. a fee, only upon successful completion of this offering. The underwriters have agreed to reimburse us for such fee.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “relevant member state”), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

Each person in a relevant member state who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that relevant member state implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a relevant member state to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale. We, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

This prospectus has been prepared on the basis that any offer of shares in any relevant member state will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that relevant member state of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the shares being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The shares may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

LEGAL MATTERS

Certain legal and tax matters will be passed upon for us and the selling stockholders by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Venable LLP, Baltimore, Maryland has issued an opinion to us regarding certain matters of Maryland law, including the validity of the common stock offered hereby. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitments of funds affiliated with The Blackstone Group L.P. Skadden, Arps, Slate, Meagher & Flom LLP has in the past performed, and may in the future perform, legal services for us and our affiliates.

EXPERTS

The consolidated financial statements of Brixmor Property Group Inc. as of December 31, 2013 and 2012 and for each of the three years ended December 31, 2013, that have been incorporated by reference into this prospectus by reference to Brixmor Property Group Inc.’s Current Report on Form 8-K, filed with the SEC on May 27, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, and any document incorporated by reference into this prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and shares of our common stock, we refer you to the registration statement and to its exhibits. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and in each instance we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, which each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

We are subject to the informational requirements of the Exchange Act, and we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You may also obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website. We also make available to our common stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

INFORMATION INCORPORATED BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2014;

•

our Definitive Proxy Statement on Schedule 14A, filed on April 10, 2014 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2013);

•	our Current Reports on Form 8-K, filed on March 14, 2014, March 18, 2014, April 3, 2014, May 27, 2014 and June 16, 2014; and

•

the description of our common stock contained in our Registration Statement on Form 8-A filed on October 30, 2013, including all amendments and reports filed for the purpose of updating such description.

Any statement made in this prospectus or in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:

Brixmor Property Group, Inc.

420 Lexington Avenue

New York, New York 10170

Attn: Investor Relations

(212) 869-3000

Our reports and documents incorporated by reference herein may also be found in the “Investors” section of our website at http://www.brixmor.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus or any registration statement of which it forms a part.

BED BATH & BEYOND
SUPER
STOP&SHOP
DELI
PRODUCE
SEAFOOD
MEAT
VONS
FOOD
DRUG
Marshalls

BRIXMOR™
Property Group

25,000,000 Shares

Brixmor Property Group Inc.

Common Stock

PROSPECTUS

BofA Merrill Lynch

Citigroup

J.P. Morgan

Wells Fargo Securities

Barclays

Deutsche Bank Securities

RBC Capital Markets

UBS Investment Bank

PNC Capital Markets LLC

Mitsubishi UFJ Securities

SunTrust Robinson Humphrey

Baird

Piper Jaffray

KeyBanc Capital Markets

Evercore

Telsey Advisory Group

                    , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses payable by us in connection with the sale of the shares of common stock being registered hereby. All amounts shown are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority filing fee.

Filing Fee—Securities and Exchange Commission	$82,540
Fee—Financial Industry Regulatory Authority	96,626
Fees and Expenses of Counsel	650,000
Printing Expenses	62,500
Fees and Expenses of Accountants	200,000
Miscellaneous Expenses	250,000

Total	$1,341,666

Item 32. Sales to Special Parties.

Not applicable.

Item 33. Recent Sales of Unregistered Equity Securities.

Not applicable.

Item 34. Indemnification of Directors and Officers.

Maryland law permits us to include a provision in our charter eliminating the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires us (unless our charter were to provide otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or certain other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Maryland law prohibits us from indemnifying a director or officer who has been adjudged liable in a suit by us or on our behalf or in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received; however, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon our receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

To the maximum extent permitted by Maryland law, our charter authorizes us to indemnify any person who serves or has served, and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any individual who is made or threatened to be made a party to or witness in a proceeding by reason of his or her service:

•	as our director or officer; or

•

while a director or officer and at our request, as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, from and against any claim or liability to which he or she may become subject or that he or she may incur by reason of his or her service in any of these capacities, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served any of our predecessors in any of the capacities described above and any employee or agent of us or any of our predecessors.

Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See “Underwriting.”

We are party to indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Maryland law and our charter against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore unenforceable.

In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the organizational documents of certain of our subsidiaries.

Item 35. Treatment of Proceeds from Stock Being Registered.

Not applicable.

Item 36. Financial Statements and Exhibits.

(a) See Part II, Item 8 and Part IV, Item 15 of our Annual Report, as filed with our Current Report on Form 8-K, filed with the SEC on May 27, 2014 and Part I, Item 1 of our Quarterly Report on Form 10-Q, both of which are incorporated in this registration statement by reference.

(b) Following is a list of exhibits being filed as part of, or incorporated by reference into, this registration statement on Form S-11.

Exhibit number	Description

1.1	Form of Underwriting Agreement

3.1	Articles of Incorporation of Brixmor Property Group Inc. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of Brixmor Property Group Inc. (File No. 001-36160) filed on November 4, 2013)

3.2	Bylaws of Brixmor Property Group Inc. (incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K of Brixmor Property Group Inc. (File No. 001-36160) filed on November 4, 2013)

4.1	Indenture, dated as of March 29, 1995, between New Plan Realty Trust and The First National Bank of Boston, as Trustee (the “1995 Indenture”) (incorporated herein by reference to Exhibit 4.2 to the New Plan Realty Trust’s Registration Statement on Form S-3 (File No. 33-61383) filed on July 28, 1995)

4.2	First Supplemental Indenture to the 1995 Indenture, dated as of August 5, 1999, by and among New Plan Realty Trust, New Plan Excel Realty Trust, Inc. and State Street Bank and Trust Company (incorporated herein by reference to Exhibit 10.2 to New Plan Excel Realty Trust, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 001-12244) filed on November 12, 1999)

4.3	Successor Supplemental Indenture to the 1995 Indenture, dated as of April 20, 2007, by and among Super IntermediateCo LLC and U.S. Bank Trust National Association (incorporated herein by reference to Exhibit 4.2 to Centro NP LLC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (File No. 001-12244) filed on August 9, 2007)

4.4	Third Supplemental Indenture to the 1995 Indenture, dated as of October 30, 2009, by and among Centro NP LLC and U.S. Bank Trust National Association (incorporated herein by reference to Exhibit 4.4 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

4.5	Indenture, dated as of February 3, 1999, among the New Plan Excel Realty Trust, Inc., as Primary Obligor, New Plan Realty Trust, as Guarantor, and State Street Bank and Trust Company, as Trustee (the “1999 Indenture”) (incorporated herein by reference to Exhibit 4.1 to New Plan Excel Realty Trust, Inc.’s Current Report on Form 8-K dated February 3, 1999 (File No. 001-12244))

4.6	Form of Officers’ Certificate relating to the terms of the Company’s 3.75% Convertible Senior Notes due 2023 (incorporated herein by reference to Exhibit 4.2 to New Plan Excel Realty Trust, Inc.’s Current Report on Form 8-K dated May 19, 2003 (File No. 001-12244))

4.7	Supplemental Indenture to the 1999 Indenture, dated as of December 17, 2004, by and between New Plan Excel Realty Trust, Inc., as Primary Obligor, New Plan Realty Trust, as Guarantor, and U.S. Bank Trust National Association (as successor to State Street Bank and Trust Company) (incorporated herein by reference to Exhibit 4.1 to New Plan Excel Realty Trust, Inc.’s Current Report on Form 8-K dated December 22, 2004 (File No. 001-12244))

4.8	Successor Supplemental Indenture to the 1999 Indenture, dated as of April 20, 2007, by and among Super IntermediateCo LLC and U.S. Bank Trust National Association (incorporated herein by reference to Exhibit 4.3 to Centro NP LLC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (File No. 001-12244) filed on August 9, 2007)

Exhibit number	Description

4.9	Supplemental Indenture to the 1999 Indenture, dated as of May 4, 2007, by and between Centro NP LLC and U.S. Bank Trust National Association (incorporated herein by reference to Exhibit 4.3 to Centro NP LLC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (File No. 001-12244) filed on August 9, 2007)

4.10	Indenture, dated as of January 30, 2004, by and between New Plan Excel Realty Trust, Inc. as Primary Obligor, and U.S. Bank Trust National Association, as Trustee (the “2004 Indenture”) (incorporated herein by reference to Exhibit 4.1 to New Plan Excel Realty Trust, Inc.’s Current Report on Form 8-K dated February 5, 2004 (File No. 001-12244))

4.11	First Supplemental Indenture to the 2004 Indenture, dated as of September 19, 2006, between New Plan Excel Realty Trust and U.S. Bank Trust National Association, as trustee (incorporated herein by reference to Exhibit 4.1 to New Plan Excel Realty Trust, Inc.’s Current Report on Form 8-K, dated September 13, 2006 (File No. 001-12244))

4.12	Successor Supplemental Indenture to the 2004 Indenture, dated as of April 20, 2007, by and among Super IntermediateCo LLC and U.S. Bank Trust National Association (incorporated herein by reference to Exhibit 4.3 to Centro NP LLC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (File No. 001-12244) filed on August 9, 2007)

4.13	Supplemental Indenture to the 2004 Indenture, dated as of May 4, 2007, by and between Centro NP LLC and U.S. Bank Trust National Association (incorporated herein by reference to Exhibit 4.3 to Centro NP LLC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (File No. 001-12244) filed on August 9, 2007)

5.1	Opinion of Venable LLP regarding validity of the shares registered*

8.1	Opinion of Simpson Thacher & Bartlett LLP regarding certain tax matters*

10.1	Amended and Restated Agreement of Limited Partnership of Brixmor Operating Partnership LP, dated as of October 29, 2013, by and between Brixmor OP GP LLC, as General Partner, BPG Subsidiary Inc., as Special Limited Partner, and the other limited partners from time to time party thereto (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of Brixmor Property Group Inc. (File No. 001-36160) filed on November 4, 2013)

10.2	Amendment No. 1 to the Amended and Restated Limited Partnership Agreement of Brixmor Operating Partnership LP, dated as of October 29, 2013, by and between Brixmor OP GP LLC, as General Partner, and the limited partners from time to time party thereto (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K of Brixmor Property Group Inc. (File No. 001-36160) filed on November 4, 2013)

10.3	Amendment No. 2 to the Amended and Restated Limited Partnership Agreement of Brixmor Operating Partnership LP, dated as of October 29, 2013, by and between Brixmor OP GP LLC, as General Partner, and the limited partners from time to time party thereto (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of Brixmor Property Group Inc. (File No. 001-36160) filed on March 14, 2014)

10.4	Amendment No. 3 to the Amended and Restated Limited Partnership Agreement of Brixmor Operating Partnership LP, dated as of October 29, 2013, by and between Brixmor OP GP LLC, as General Partner, and the limited partners from time to time party thereto (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of Brixmor Property Group Inc. (File No. 001-36160) filed on March 28, 2014)

Exhibit number	Description

10.5	Separate Series Agreement by and among BRE Non-Core Assets Inc., as a limited partner associated with Series A, Non-Core Series GP, LLC, as the general partner associated with Series A, and Brixmor OP GP LLC, as the general partner of the Partnership on behalf of Brixmor Operating Partnership LP (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K of Brixmor Property Group Inc. (File No. 001-36160) filed on November 4, 2013)

10.6	Registration Rights Agreement, dated as of October 29, 2013, by and among the Company and the equity holders named therein (incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K of Brixmor Property Group Inc. (File No. 001-36160) filed on November 4, 2013)

10.7	Stockholders’ Agreement, dated as of October 29, 2013, by and between the Company and BRE Retail Holdco LP (incorporated herein by reference to Exhibit 10.5 to the Current Report on Form 8-K of Brixmor Property Group Inc. (File No. 001-36160) filed on November 4, 2013)

10.8	Exchange Agreement, dated as of October 29, 2013, by and among the Company and the other holders of BPG Subsidiary Inc. common stock from time to time party thereto (incorporated herein by reference to Exhibit 10.6 to the Current Report on Form 8-K of Brixmor Property Group Inc. (File No. 001-36160) filed on November 4, 2013)

10.9	Amended and Restated Certificate of Limited Partnership of Brixmor Operating Partnership LP (incorporated herein by reference to Exhibit 10.7 to the Annual Report on Form 10-K of Brixmor Property Group Inc. (File No. 001-36160) filed on March 12, 2014)

10.10	Form of Contribution Agreement (incorporated herein by reference to Exhibit 10.2 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.11	Non-Core Property Management Agreement, dated as of October 29, 2013 (incorporated herein by reference to Exhibit 10.9 to the Annual Report on Form 10-K of Brixmor Property Group Inc. (File No. 001-36160) filed on March 12, 2014)

10.12	Term Loan Agreement, dated as of March 18, 2014, among Brixmor Operating Partnership LP, as borrower, JP Morgan Chase Bank, N.A., as administrative agent, and the lenders from time to time party thereto (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of Brixmor Property Group Inc. (File No. 001-36160) filed on March 18, 2014)

10.13	Parent Guaranty, dated as of March 18, 2014, made by BPG Subsidiary Inc. and Brixmor OP GP LLC for the benefit of JP Morgan Chase, N.A., as administrative agent (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K of Brixmor Property Group Inc. (File No. 001-36160) filed on March 18, 2014)

10.14	Revolving Credit and Term Loan Agreement, dated as of July 16, 2013, among Brixmor Operating Partnership LP, as borrower, JP Morgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. and Wells Fargo Bank, National Association as syndication agents, Barclays Bank PLC, Citibank, N.A., Deutsche Bank Securities Inc. and Royal Bank of Canada as documentation agents and the other Lenders party thereto (incorporated herein by reference to Exhibit 10.6 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.15	Parent Guaranty, dated as of July 16, 2013, made by BPG Subsidiary Inc. and Brixmor OP GP LLC for the benefit of JP Morgan Chase Bank, N.A., as administrative agent (incorporated herein by reference to Exhibit 10.7 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

Exhibit number	Description

10.16	Loan Agreement, dated as of July 28, 2010, by and among Centro NP New Garden SC Owner, LLC, Centro NP Clark, LLC, Centro NP Hamilton Plaza Owner, LLC, Centro NP Holdings 11 SPE, LLC, Centro NP Holdings 12 SPE, LLC, Centro NP Atlantic Plaza, LLC, Centro NP 23rd Street Station Owner, LLC, Centro NP Coconut Creek Owner, LLC, Centro NP Seminole Plaza Owner, LLC, Centro NP Ventura Downs Owner, LLC, Centro NP Augusta West Plaza, LLC, Centro NP Banks Station, LLC, Centro NP Laurel Square Owner, LLC, Centro NP Middletown Plaza Owner, LLC, Centro NP Miracle Mile, LLC, Centro NP Ridgeview, LLC, Centro NP Surrey Square Mall, LLC, Centro NP Covington Gallery Owner, LLC, Centro NP Stone Mountain, LLC, Centro NP Greentree SC, LLC, Centro NP Arbor Faire Owner, LP, Centro NP Holdings 10 SPE, LLC, HK New Plan Festival Center (IL), LLC and JPMorgan Chase Bank, N.A., as lender (incorporated herein by reference to Exhibit 10.9 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.17	Guaranty, dated as of July 28, 2010, made by Centro NP LLC for the benefit of JPMorgan Chase Bank, N.A., as lender (regarding Loan Agreement with Centro NP New Garden SC Owner, LLC, et al.) (incorporated herein by reference to Exhibit 10.10 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.18	Senior Mezzanine Loan Agreement, dated as of July 28, 2010, by and among Centro NP New Garden Mezz 1, LLC, Centro NP Senior Mezz Holding, LLC and JP Morgan Chase Bank, N.A., as lender (incorporated herein by reference to Exhibit 10.11 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.19	Senior Mezzanine Guaranty, dated as of July 28, 2010, made by Centro NP LLC for the benefit of JP Morgan Chase Bank, N.A., as lender (incorporated herein by reference to Exhibit 10.12 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.20	Omnibus Amendment to the Mezzanine Loan Documents, dated as of September 1, 2010, by and among Centro NP New Garden Mezz 2, LLC, Centro NP Junior Mezz Holding, LLC and JP Morgan Chase Bank, N.A., as lender (incorporated herein by reference to Exhibit 10.13 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.21	Loan Agreement, dated as of July 28, 2010, by and between Centro NP Roosevelt Mall Owner, LLC and JP Morgan Chase Bank, N.A., as lender (incorporated herein by reference to Exhibit 10.14 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.22	Guaranty, dated as of July 28, 2010, made by Centro NP LLC for the benefit of JPMorgan Chase Bank, N.A., as lender (regarding Loan Agreement with Centro NP Roosevelt Mall Owner, LLC) (incorporated herein by reference to Exhibit 10.15 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.23†	2013 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.18 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.24†	Form of Director and Officer Indemnification Agreement (incorporated herein by reference to Exhibit 10.19 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.25†	Employment Agreement, dated November 1, 2011, between BPG Subsidiary Inc. and Michael A. Carroll (incorporated herein by reference to Exhibit 10.20 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

Exhibit number	Description

10.26†	Employment Agreement, dated June 24, 2013, between BPG Subsidiary Inc. and Michael V. Pappagallo (incorporated herein by reference to Exhibit 10.21 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.27†	Employment Agreement, dated November 1, 2011, between BPG Subsidiary Inc. and Timothy Bruce (incorporated herein by reference to Exhibit 10.22 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.28†	Employment Agreement, dated November 1, 2011, between BPG Subsidiary Inc. and Steven F. Siegel (incorporated herein by reference to Exhibit 10.23 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.29†	Employment Agreement, dated November 1, 2011, between BPG Subsidiary Inc. and Dean Bernstein (incorporated herein by reference to Exhibit 10.24 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.30†	Employment Agreement, dated November 1, 2011, between BPG Subsidiary Inc. and Tiffanie Fisher (incorporated herein by reference to Exhibit 10.25 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.31†	Form of Brixmor Property Group Inc. Restricted Stock Unit Agreement (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K of Brixmor Property Group Inc. (File No. 001-36160) filed on March 14, 2014)

10.32†	Form of Brixmor Operating Partnership LP LTIP Unit Agreement (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K of Brixmor Property Group Inc. (File No. 001-36160) filed on March 14, 2014)

10.33†	Form of Brixmor Property Group Inc. Restricted Stock Grant and Acknowledgment (incorporated herein by reference to Exhibit 10.26 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.34†	Form of BPG Subsidiary Inc. Restricted Stock Grant and Acknowledgment (incorporated herein by reference to Exhibit 10.27 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.35†	Separation Agreement, dated as of September 4, 2013, between Brixmor Property Group Inc. and Tiffanie Fisher (incorporated herein by reference to Exhibit 10.28 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.36†	Form of Director Restricted Stock Award Agreement (incorporated herein by reference to Exhibit 10.30 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

21.1	Subsidiaries of the Registrant (incorporated herein by reference to Exhibit 21.1 to the Annual Report on Form 10-K of Brixmor Property Group Inc. (File No. 001-36160) filed on March 12, 2014)

23.1	Consent of Ernst & Young LLP

23.2	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1)*

23.3	Consent of Simpson Thacher & Bartlett LLP (included in the opinion filed as Exhibit 8.1)*

*	Previously filed.
†	This document has been identified as a management contract or compensatory plan or arrangement.

Item 37. Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, New York, on June 23, 2014.

BRIXMOR PROPERTY GROUP INC.

By:	/s/ Michael A. Carroll
Name: Michael A. Carroll
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and power of attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael A. Carroll Michael A. Carroll	Director, Chief Executive Officer (Principal Executive Officer)	June 23, 2014

/s/ Michael V. Pappagallo Michael V. Pappagallo	President and Chief Financial Officer (Principal Financial Officer)	June 23, 2014

/s/ Steven A. Splain Steven A. Splain	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)	June 23, 2014

* A.J. Agarwal	Director	June 23, 2014

* Michael Berman	Director	June 23, 2014

* Anthony W. Deering	Director	June 23, 2014

* Jonathan D. Gray	Director	June 23, 2014

* Nadeem Meghji	Director	June 23, 2014

* William D. Rahm	Director	June 23, 2014

* John G. Schreiber	Chairman of the Board of Directors	June 23, 2014

Signature	Title	Date

* William J. Stein	Director	June 23, 2014

*By:	/s/ Michael A. Carroll

Name: Michael A. Carroll Title: Attorney-in-fact

EXHIBIT INDEX

Exhibit number	Description

1.1	Form of Underwriting Agreement

3.1	Articles of Incorporation of Brixmor Property Group Inc. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of Brixmor Property Group Inc. (File No. 001-36160) filed on November 4, 2013)

3.2	Bylaws of Brixmor Property Group Inc. (incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K of Brixmor Property Group Inc. (File No. 001-36160) filed on November 4, 2013)

4.1	Indenture, dated as of March 29, 1995, between New Plan Realty Trust and The First National Bank of Boston, as Trustee (the “1995 Indenture”) (incorporated herein by reference to Exhibit 4.2 to the New Plan Realty Trust’s Registration Statement on Form S-3 (File No. 33-61383) filed on July 28, 1995)

4.2	First Supplemental Indenture to the 1995 Indenture, dated as of August 5, 1999, by and among New Plan Realty Trust, New Plan Excel Realty Trust, Inc. and State Street Bank and Trust Company (incorporated herein by reference to Exhibit 10.2 to New Plan Excel Realty Trust, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 001-12244) filed on November 12, 1999)

4.3	Successor Supplemental Indenture to the 1995 Indenture, dated as of April 20, 2007, by and among Super IntermediateCo LLC and U.S. Bank Trust National Association (incorporated herein by reference to Exhibit 4.2 to Centro NP LLC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (File No. 001-12244) filed on August 9, 2007)

4.4	Third Supplemental Indenture to the 1995 Indenture, dated as of October 30, 2009, by and among Centro NP LLC and U.S. Bank Trust National Association (incorporated herein by reference to Exhibit 4.4 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

4.5	Indenture, dated as of February 3, 1999, among the New Plan Excel Realty Trust, Inc., as Primary Obligor, New Plan Realty Trust, as Guarantor, and State Street Bank and Trust Company, as Trustee (the “1999 Indenture”) (incorporated herein by reference to Exhibit 4.1 to New Plan Excel Realty Trust, Inc.’s Current Report on Form 8-K dated February 3, 1999 (File No. 001-12244))

4.6	Form of Officers’ Certificate relating to the terms of the Company’s 3.75% Convertible Senior Notes due 2023 (incorporated herein by reference to Exhibit 4.2 to New Plan Excel Realty Trust, Inc.’s Current Report on Form 8-K dated May 19, 2003 (File No. 001-12244))

4.7	Supplemental Indenture to the 1999 Indenture, dated as of December 17, 2004, by and between New Plan Excel Realty Trust, Inc., as Primary Obligor, New Plan Realty Trust, as Guarantor, and U.S. Bank Trust National Association (as successor to State Street Bank and Trust Company) (incorporated herein by reference to Exhibit 4.1 to New Plan Excel Realty Trust, Inc.’s Current Report on Form 8-K dated December 22, 2004 (File No. 001-12244))

4.8	Successor Supplemental Indenture to the 1999 Indenture, dated as of April 20, 2007, by and among Super IntermediateCo LLC and U.S. Bank Trust National Association (incorporated herein by reference to Exhibit 4.3 to Centro NP LLC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (File No. 001-12244) filed on August 9, 2007)

4.9	Supplemental Indenture to the 1999 Indenture, dated as of May 4, 2007, by and between Centro NP LLC and U.S. Bank Trust National Association (incorporated herein by reference to Exhibit 4.3 to Centro NP LLC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (File No. 001-12244) filed on August 9, 2007)

Exhibit number	Description

4.10	Indenture, dated as of January 30, 2004, by and between New Plan Excel Realty Trust, Inc. as Primary Obligor, and U.S. Bank Trust National Association, as Trustee (the “2004 Indenture”) (incorporated herein by reference to Exhibit 4.1 to New Plan Excel Realty Trust, Inc.’s Current Report on Form 8-K dated February 5, 2004 (File No. 001-12244))

4.11	First Supplemental Indenture to the 2004 Indenture, dated as of September 19, 2006, between New Plan Excel Realty Trust and U.S. Bank Trust National Association, as trustee (incorporated herein by reference to Exhibit 4.1 to New Plan Excel Realty Trust, Inc.’s Current Report on Form 8-K, dated September 13, 2006 (File No. 001-12244))

4.12	Successor Supplemental Indenture to the 2004 Indenture, dated as of April 20, 2007, by and among Super IntermediateCo LLC and U.S. Bank Trust National Association (incorporated herein by reference to Exhibit 4.3 to Centro NP LLC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (File No. 001-12244) filed on August 9, 2007)

4.13	Supplemental Indenture to the 2004 Indenture, dated as of May 4, 2007, by and between Centro NP LLC and U.S. Bank Trust National Association (incorporated herein by reference to Exhibit 4.3 to Centro NP LLC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (File No. 001-12244) filed on August 9, 2007)

5.1	Opinion of Venable LLP regarding validity of the shares registered*

8.1	Opinion of Simpson Thacher & Bartlett LLP regarding certain tax matters*

10.1	Amended and Restated Agreement of Limited Partnership of Brixmor Operating Partnership LP, dated as of October 29, 2013, by and between Brixmor OP GP LLC, as General Partner, BPG Subsidiary Inc., as Special Limited Partner, and the other limited partners from time to time party thereto (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of Brixmor Property Group Inc. (File No. 001-36160) filed on November 4, 2013)

10.2	Amendment No. 1 to the Amended and Restated Limited Partnership Agreement of Brixmor Operating Partnership LP, dated as of October 29, 2013, by and between Brixmor OP GP LLC, as General Partner, and the limited partners from time to time party thereto (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K of Brixmor Property Group Inc. (File No. 001-36160) filed on November 4, 2013)

10.3	Amendment No. 2 to the Amended and Restated Limited Partnership Agreement of Brixmor Operating Partnership LP, dated as of October 29, 2013, by and between Brixmor OP GP LLC, as General Partner, and the limited partners from time to time party thereto (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of Brixmor Property Group Inc. (File No. 001-36160) filed on March 14, 2014)

10.4	Amendment No. 3 to the Amended and Restated Limited Partnership Agreement of Brixmor Operating Partnership LP, dated as of October 29, 2013, by and between Brixmor OP GP LLC, as General Partner, and the limited partners from time to time party thereto (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of Brixmor Property Group Inc. (File No. 001-36160) filed on March 28, 2014)

10.5	Separate Series Agreement by and among BRE Non-Core Assets Inc., as a limited partner associated with Series A, Non-Core Series GP, LLC, as the general partner associated with Series A, and Brixmor OP GP LLC, as the general partner of the Partnership on behalf of Brixmor Operating Partnership LP (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K of Brixmor Property Group Inc. (File No. 001-36160) filed on November 4, 2013)

10.6	Registration Rights Agreement, dated as of October 29, 2013, by and among the Company and the equity holders named therein (incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K of Brixmor Property Group Inc. (File No. 001-36160) filed on November 4, 2013)

Exhibit number	Description

10.7	Stockholders’ Agreement, dated as of October 29, 2013, by and between the Company and BRE Retail Holdco LP (incorporated herein by reference to Exhibit 10.5 to the Current Report on Form 8-K of Brixmor Property Group Inc. (File No. 001-36160) filed on November 4, 2013)

10.8	Exchange Agreement, dated as of October 29, 2013, by and among the Company and the other holders of BPG Subsidiary Inc. common stock from time to time party thereto (incorporated herein by reference to Exhibit 10.6 to the Current Report on Form 8-K of Brixmor Property Group Inc. (File No. 001-36160) filed on November 4, 2013)

10.9	Amended and Restated Certificate of Limited Partnership of Brixmor Operating Partnership LP (incorporated herein by reference to Exhibit 10.7 to the Annual Report on Form 10-K of Brixmor Property Group Inc. (File No. 001-36160) filed on March 12, 2014)

10.10	Form of Contribution Agreement (incorporated herein by reference to Exhibit 10.2 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.11	Non-Core Property Management Agreement, dated as of October 29, 2013 (incorporated herein by reference to Exhibit 10.9 to the Annual Report on Form 10-K of Brixmor Property Group Inc. (File No. 001-36160) filed on March 12, 2014)

10.12	Term Loan Agreement, dated as of March 18, 2014, among Brixmor Operating Partnership LP, as borrower, JP Morgan Chase Bank, N.A., as administrative agent, and the lenders from time to time party thereto (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of Brixmor Property Group Inc. (File No. 001-36160) filed on March 18, 2014)

10.13	Parent Guaranty, dated as of March 18, 2014, made by BPG Subsidiary Inc. and Brixmor OP GP LLC for the benefit of JP Morgan Chase, N.A., as administrative agent (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K of Brixmor Property Group Inc. (File No. 001-36160) filed on March 18, 2014)

10.14	Revolving Credit and Term Loan Agreement, dated as of July 16, 2013, among Brixmor Operating Partnership LP, as borrower, JP Morgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. and Wells Fargo Bank, National Association as syndication agents, Barclays Bank PLC, Citibank, N.A., Deutsche Bank Securities Inc. and Royal Bank of Canada as documentation agents and the other Lenders party thereto (incorporated herein by reference to Exhibit 10.6 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.15	Parent Guaranty, dated as of July 16, 2013, made by BPG Subsidiary Inc. and Brixmor OP GP LLC for the benefit of JP Morgan Chase Bank, N.A., as administrative agent (incorporated herein by reference to Exhibit 10.7 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.16	Loan Agreement, dated as of July 28, 2010, by and among Centro NP New Garden SC Owner, LLC, Centro NP Clark, LLC, Centro NP Hamilton Plaza Owner, LLC, Centro NP Holdings 11 SPE, LLC, Centro NP Holdings 12 SPE, LLC, Centro NP Atlantic Plaza, LLC, Centro NP 23rd Street Station Owner, LLC, Centro NP Coconut Creek Owner, LLC, Centro NP Seminole Plaza Owner, LLC, Centro NP Ventura Downs Owner, LLC, Centro NP Augusta West Plaza, LLC, Centro NP Banks Station, LLC, Centro NP Laurel Square Owner, LLC, Centro NP Middletown Plaza Owner, LLC, Centro NP Miracle Mile, LLC, Centro NP Ridgeview, LLC, Centro NP Surrey Square Mall, LLC, Centro NP Covington Gallery Owner, LLC, Centro NP Stone Mountain, LLC, Centro NP Greentree SC, LLC, Centro NP Arbor Faire Owner, LP, Centro NP Holdings 10 SPE, LLC, HK New Plan Festival Center (IL), LLC and JPMorgan Chase Bank, N.A., as lender (incorporated herein by reference to Exhibit 10.9 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

Exhibit number	Description

10.17	Guaranty, dated as of July 28, 2010, made by Centro NP LLC for the benefit of JPMorgan Chase Bank, N.A., as lender (regarding Loan Agreement with Centro NP New Garden SC Owner, LLC, et al.) (incorporated herein by reference to Exhibit 10.10 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.18	Senior Mezzanine Loan Agreement, dated as of July 28, 2010, by and among Centro NP New Garden Mezz 1, LLC, Centro NP Senior Mezz Holding, LLC and JP Morgan Chase Bank, N.A., as lender (incorporated herein by reference to Exhibit 10.11 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.19	Senior Mezzanine Guaranty, dated as of July 28, 2010, made by Centro NP LLC for the benefit of JP Morgan Chase Bank, N.A., as lender (incorporated herein by reference to Exhibit 10.12 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.20	Omnibus Amendment to the Mezzanine Loan Documents, dated as of September 1, 2010, by and among Centro NP New Garden Mezz 2, LLC, Centro NP Junior Mezz Holding, LLC and JP Morgan Chase Bank, N.A., as lender (incorporated herein by reference to Exhibit 10.13 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.21	Loan Agreement, dated as of July 28, 2010, by and between Centro NP Roosevelt Mall Owner, LLC and JP Morgan Chase Bank, N.A., as lender (incorporated herein by reference to Exhibit 10.14 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.22	Guaranty, dated as of July 28, 2010, made by Centro NP LLC for the benefit of JPMorgan Chase Bank, N.A., as lender (regarding Loan Agreement with Centro NP Roosevelt Mall Owner, LLC) (incorporated herein by reference to Exhibit 10.15 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.23†	2013 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.18 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.24†	Form of Director and Officer Indemnification Agreement (incorporated herein by reference to Exhibit 10.19 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.25†	Employment Agreement, dated November 1, 2011, between BPG Subsidiary Inc. and Michael A. Carroll (incorporated herein by reference to Exhibit 10.20 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.26†	Employment Agreement, dated June 24, 2013, between BPG Subsidiary Inc. and Michael V. Pappagallo (incorporated herein by reference to Exhibit 10.21 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.27†	Employment Agreement, dated November 1, 2011, between BPG Subsidiary Inc. and Timothy Bruce (incorporated herein by reference to Exhibit 10.22 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.28†	Employment Agreement, dated November 1, 2011, between BPG Subsidiary Inc. and Steven F. Siegel (incorporated herein by reference to Exhibit 10.23 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.29†	Employment Agreement, dated November 1, 2011, between BPG Subsidiary Inc. and Dean Bernstein (incorporated herein by reference to Exhibit 10.24 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

Exhibit number	Description

10.30†	Employment Agreement, dated November 1, 2011, between BPG Subsidiary Inc. and Tiffanie Fisher (incorporated herein by reference to Exhibit 10.25 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.31†	Form of Brixmor Property Group Inc. Restricted Stock Unit Agreement (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K of Brixmor Property Group Inc. (File No. 001-36160) filed on March 14, 2014)

10.32†	Form of Brixmor Operating Partnership LP LTIP Unit Agreement (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K of Brixmor Property Group Inc. (File No. 001-36160) filed on March 14, 2014)

10.33†	Form of Brixmor Property Group Inc. Restricted Stock Grant and Acknowledgment (incorporated herein by reference to Exhibit 10.26 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.34†	Form of BPG Subsidiary Inc. Restricted Stock Grant and Acknowledgment (incorporated herein by reference to Exhibit 10.27 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.35†	Separation Agreement, dated as of September 4, 2013, between Brixmor Property Group Inc. and Tiffanie Fisher (incorporated herein by reference to Exhibit 10.28 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

10.36†	Form of Director Restricted Stock Award Agreement (incorporated herein by reference to Exhibit 10.30 to the Registration Statement on Form S-11 of Brixmor Property Group Inc. (File No. 333-190002) filed on October 29, 2013)

21.1	Subsidiaries of the Registrant (incorporated herein by reference to Exhibit 21.1 to the Annual Report on Form 10-K of Brixmor Property Group Inc. (File No. 001-36160) filed on March 12, 2014)

23.1	Consent of Ernst & Young LLP

23.2	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1)*

23.3	Consent of Simpson Thacher & Bartlett LLP (included in the opinion filed as Exhibit 8.1)*

*	Previously filed
†	This document has been identified as a management contract or compensatory plan or arrangement.